Form 10-K, Exhibit 13
period 1998-12-31
HICKORY TECH CORP
filed 1999-03-31
CIK 766561

                                                                Exhibit 13(a)

FINANCIAL SECTION INDEX

Management's Discussion and Analysis ................................... 21-28

Report of Management and Report of Independent Accountants .............    29

Statements of Income ...................................................    30

Balance Sheets .........................................................    31

Statements of Cash Flows ...............................................    32

Statements of Shareholders' Equity .....................................    33

Business Segment Data ..................................................    34

Notes to Financial Statements .......................................... 35-42

Selected Financial and Operating Data ..................................    43

LINE OF BUSINESS
Hickory Tech Corporation (the Company) is a holding company with subsidiaries operating predominantly in a single industry - telecommunications. Among the participants in the industry, local exchange companies (LECs) generate the largest share of total telecommunications revenues. The Company's core business is the operation of four LECs. This consists of connecting customers to the telephone network, providing switched service and dedicated private lines, connecting customers to long distance service providers, and many other services associated with local telephone companies. The Company also provides data processing services to the telecommunications industry and installs and maintains telephone systems. During 1998, the Company acquired a wireless telecommunications business which encompasses its existing LEC service territory in southern Minnesota, it sold its telecommunications product development business in Texas, and it entered into an agreement to acquire a wireless telecommunications business in metropolitan Minneapolis/St. Paul. In addition, the Company undertook business startup initiatives in long distance, internet access and competitive local exchange carrier (CLEC) businesses.

THE COMPANY
Hickory Tech Corporation is diversified into four operating business sectors, encompassing nine operating companies. The TELEPHONE SECTOR provides service to its franchised territories in south central Minnesota, east central Iowa and northwestern Iowa. The COMMUNICATIONS SERVICES SECTOR provides cellular telephone service in south central Minnesota, resells long distance service in southern Minnesota and northwestern Iowa and offers an alternative choice for telecommunications service on a local service basis to customers in southern Minnesota and Iowa who are not currently in the Telephone Sector's service area. The BILLING/DATA SERVICES SECTOR provides data processing service to independent telephone companies, national long distance service providers, CLEC's, municipalities and utilities. The COMMUNICATIONS PRODUCTS SECTOR sells and services telecommunication equipment primarily in Minneapolis/St. Paul, Minnesota.

TELEPHONE
   Mankato Citizens Telephone Company
   Mid-Communications, Inc.
   Amana Colonies Telephone Company

   Heartland Telecommunications Company of Iowa, Inc.
   Cable Network, Inc.

COMMUNICATIONS SERVICES
   Minnesota Southern Wireless Company
   Crystal Communications, Inc.

BILLING/DATA SERVICES
   National Independent Billing, Inc.

COMMUNICATIONS PRODUCTS
   Collins Communications Systems Co.


CORPORATE DEVELOPMENTS
1998 In January, initiated long distance and internet services and established Crystal Communications as a startup company to offer competitive telephone service as a CLEC.

         In May, acquired 16,000 customer, 230,000 Pop., cellular business, Minnesota RSA 10.

         In September, sold Digital Techniques Inc. subsidiary.

         In December, announced purchase agreement for additional 200,000 Pop. cellular business in metropolitan Minneapolis/St. Paul area, to be acquired second quarter 1999.

1997 In April, acquired 13,000 access lines from U.S. West in Iowa, Heartland Telecommunications.

         In July, sold DBS- DirecTV rights in seven Minnesota counties.

         In November, acquired data equipment sales business (Datacomm Products) in metropolitan Minneapolis/St. Paul.

FORWARD-LOOKING STATEMENTS
THIS MANAGEMENT'S DISCUSSION AND ANALYSIS AND OTHER SECTIONS OF THIS ANNUAL REPORT, CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE INDUSTRY IN WHICH THE COMPANY OPERATES, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY COMPANY MANAGEMENT. WORDS SUCH AS EXPECTS, ANTICIPATES, INTENDS, PLANS, BELIEVES, SEEKS, ESTIMATES, AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD LOOKING STATEMENTS ARE SUBJECT TO UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S FUTURE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS, UNCERTAINTIES AND PROBABILITIES WHICH ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECASTED IN SUCH FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY WERE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY OF ITS FORWARD LOOKING STATEMENTS FOR ANY REASON.

                       CONSOLIDATED RESULTS OF OPERATIONS

- 1998 Consolidated Revenues were $94.6 million, compared with $76.5 million in 1997, an increase of $18.1 million or 23.7%. The Communications Services Sector provided $9.5 million of the increase with the acquisition in 1998 of Minnesota Southern Wireless Company and the activity of the new start-up company, Crystal Communications. The acquisition of Datacomm Products in November 1997 provided another $5.6 million of the increase. The Telephone Sector provided an additional $3.3 million of the increase, based on the full year impact of the Heartland acquisition in April 1997. The sale of Digital Techniques, Inc. in September 1998 caused a decline in revenues of $2.5 million from the Communications Products Sector in 1998 versus 1997. The overall increase in Consolidated Revenues would have been 4.6% without the effects of these acquisitions and disposition.

- 1998 Consolidated Net Income of $13.5 million (including $12.7 million before gains and $0.8 million from gain on sale of DTI and unrelated securities) compared with $15.5 million (including $11.8 million before gains and $3.7 million from gain on sale of DirecTV assets) in 1997. The increase before gains was $941,000, or 8.0%.

- 1998 Consolidated Earnings Per Share were $0.99 (including $0.93 before gains and $0.06 from sale of DTI and unrelated securities) compared with $1.12 (including $0.85 before gains and $0.27 from sale of DirecTV assets) in 1997. The increase in Earnings Per Share before gains of $0.08 or 9.4% reflects the increase in Net Income before gains of 8.0%.

- The 1998 Gain on Sale of Assets resulted from the sale of HTC's 100% ownership in Digital Techniques, Inc. (DTI) of Texas in September. Proceeds of the sale were $4.25 million, and the pre-tax gain was $320,000. HTC also sold its stock investment in Illuminet Holdings, Inc. A pre-tax gain of $1,043,000 was recorded on the sale from cash proceeds of $1,486,000.

- 1997 (the prior year) Consolidated Revenues increased $9.9 million or 14.9% over 1996. The increase was primarily in the Telephone Sector, with the Heartland acquisition providing $6,431,000 of the increase.
     Without the effects of Heartland, the increase would have been 5.2%.

- 1997 (the prior year) Consolidated Net Income of $15.5 million (including $11.8 before gains and $3.7 from sale of DirecTV assets) compared with $10.4 million Net Income in 1996. The increase before gains was $1,355,000, or 13.0%. All operating Sectors experienced increased profitability in 1997 versus 1996.

- 1997 (the prior year) Consolidated Earnings Per Share before gains increased $0.15 or 21.4% over 1996. This reflected 13.0% Net Income increase and 7.6% decrease in weighted average shares outstanding.

In the Sector operation discussions which follow, specific explanations for year-to-year changes are given. An overall review of the year-to-year changes in Company operations is provided in the following table.

                          OVERALL SUMMARY OF OPERATIONS

Year Ended December 31,                                          1998            1997            1996
----------------------------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Income

      Telephone                                              $     22,274    $     19,203     $    16,044
      Communications Services                                         258              --              --
      Billing/Data Services                                         1,776           1,795             658
      Communications Products                                       2,396           2,198           1,072
      Corporate                                                   (2,012)         (2,540)         (1,001)
                                                         -------------------------------------------------
                                                                   24,692          20,656          16,773
Other Income                                                        1,445           1,762             655
Interest Expense                                                  (4,596)         (2,292)           (143)
Income Taxes                                                      (8,826)         (8,352)         (6,866)
                                                         -------------------------------------------------
Net Income Before Gains *                                     $    12,715     $    11,774     $    10,419
                                                         =================================================
Earnings Per Share Before Gains                               $      0.93     $      0.85     $      0.70
                                                         =================================================
Earnings Per Share from Gain on Sale of Assets                $      0.06     $      0.27     $        --
                                                         =================================================
Weighted Average Shares Outstanding                            13,637,058      13,811,871      14,940,018
                                                         =================================================

* Not including gains from sale of assets, $811,000 net of tax in 1998 and $3,705,000 in 1997.

Net income adjusted for acquisitions, asset dispositions and non-recurring items is summarized in the following table.

                              NORMALIZED NET INCOME

(DOLLARS IN THOUSANDS)                                            1998              1997            1996
                                                            ---------------------------------------------------
Net Income, as reported                                             $  13,526        $  15,479       $  10,419
Addition of Heartland                                                 (1,676)          (1,185)             ---
Addition of Datacomm                                                     (91)             (41)             ---
Addition of wireless business                                         (1,085)              ---             ---
Start-up Activity of Crystal                                              922              ---             ---
Disposition of DTI                                                      (347)            (356)             288
Gain on Sale of Assets, net of tax                                      (811)          (3,705)             ---
Interest Expense, Senior Notes, net of tax                              1,686            1,216             ---
Interest Expense, Revolving Credit Facility, net of tax                   916              ---             ---
                                                            ---------------------------------------------------
Net Income, as adjusted                                             $  13,040        $  11,408       $  10,707
                                                            ===================================================

The net income impact of these unique changes has been presented as supplemental information only. The individual components of these changes are discussed in the following Sector operation discussions

TELEPHONE OPERATIONS
Telephone revenues represent 51% of 1998 consolidated operating revenues after eliminations. They are earned primarily by providing customers access to the Company's 61,000 access line local network, and in providing interexchange access for long-distance network carriers. The Telephone Sector also earns revenue through use of its fiber optic transport network, network tandem switching and directory advertising. Total Telephone Sector consolidated revenues after eliminations have grown 12.9% compounded annually over a five year period from 1993 to 1998. Without the acquisition of Heartland in 1997, the five year compound annual growth rate would have been 7.9%.

                                           TELEPHONE OPERATIONS

                    (Dollars in Thousands)                      1998            1997            1996
                                                         -------------------------------------------------
Revenues Before Eliminations

      Local Service                                             $  11,460        $  8,817        $  6,670
      Network Access                                               28,696          25,594          19,459
      Other                                                         8,939           8,501           8,350
                                                         -------------------------------------------------
                                                                   49,095          42,912          34,479
                                                         -------------------------------------------------
Cash Operating Expenses                                            19,237          17,025          13,864
Non-Cash Operating Expenses                                         7,584           6,684           4,571
                                                         -------------------------------------------------
                                                                   26,821          23,709          18,435
                                                         -------------------------------------------------
Operating Income                                                $  22,274       $  19,203        $ 16,044

Net Income                                                      $  13,790       $  11,879        $  9,885

Earnings Before Interest, Taxes, Depreciation
     and Amortization (EBITDA) (1)                              $  29,858       $  25,887        $ 20,615

Capital Expenditures                                            $   7,572       $  11,431        $  9,536

From the table above, Telephone Revenues Before Eliminations increased 14.4% in 1998 and 24.5% in 1997. The Heartland acquisition in April 1997 added $6.4 million to Revenues in 1997 and an additional $3.3 million in 1998. Without the effect of Heartland, the Telephone Revenue increase would have been 6.7% in 1998 and 5.8% increase in 1997.

Local Service revenue increased in the Telephone Sector by 30.0% for 1998 over 1997 and 32.2% for 1997 over 1996. The Heartland effect on Local Service revenue was $2,627,000 in 1998 and $1,780,000 in 1997. After removing the effect of the Heartland acquisition, the Local Service revenue increase for 1998 was 25.5%, and 5.5% in 1997. The increases are significant considering they exceeded the growth in access lines served. The revenue increases were accomplished with promotion and packaging of vertical services to supplement basic line charges. Access line growth was 3.6% in 1998 and 3.9% (without the 12,900 access lines acquired in the Heartland transaction) in 1997. Over a five year period since 1993, total access line growth (outside of the Heartland acquisition) has been approximately 4.6%, compounded annually. A Local Service rate increase beginning in February 1998 provided $1,328,000 in additional local revenues in 1998, and contributed to the higher revenue increase.

Network Access revenue increased 12.1% in 1998 and 31.5% in 1997. The Heartland effect on Network Access revenue was $6,307,000 in 1998 and $4,176,000 in 1997. After removing the effect of the Heartland acquisition, Network Access revenue would have increased 4.5% in 1998 and 10.1% in 1997. Access minutes in 1998 (without the effect of the 75,000,000 minutes of use from Heartland in 1998 and 48,000,000 in 1997) increased by 3.2% over 1997 and 1997 increased 6.5% over 1996. The negative effects of Network Access pricing, a common industry trend, will erode the increases in volume of switched minutes of use, minimizing future increases in Network Access revenue.

Cash Operating Expenses increased 13.0% in 1998 and 22.8% in 1997. The Heartland effect on Cash Operating Expenses was $4,317,000 in 1998 and $2,667,000 in 1997. After removing the effect of the Heartland acquisition, Cash Operating Expenses would have increased 3.9% in 1998 and 3.6% in 1997. The Company is striving for cost efficiencies and technological improvements to maintain its operating margins in the Telephone Sector.

The Telephone Sector Capital Expenditures for 1998 are more reflective of a typical year. In 1997 and in 1996 the Telephone Sector had building projects which added $1,400,000 in 1997 and $3,000,000 in 1996. Additionally, 1997
Capital Expenditures had approximately $3,500,000 for new Heartland central office switching equipment.

(1) - EBITDA represents operating income plus depreciation and amortization expense. EBITDA, which is not a measure of financial performance or liquidity under generally accepted accounting principles, is provided because the Company understands that such information is used by certain investors when analyzing the financial position and performance of the Company. Because of the variety of methods used by companies and analysts to calculate EBITDA, and the fact that EBITDA calculations may not accurately measure a company's ability to meet debt service requirements, caution should be used in relying on any EBITDA presentation. The Company sees value in disclosing its calculation of EBITDA for the financial community and in displaying the change in EBITDA. The Company believes an increasing EBITDA depicts increased ability to attract financing and increased valuation of the Company's business.

(1) COMMUNICATIONS SERVICES
This Sector is new in 1998. Communications Services Sector revenues represent approximately 10% of 1998 consolidated operating revenues after eliminations. They are earned primarily by providing cellular telephone service to seven counties in south central Minnesota, from reselling long distance service and providing competitive local telephone service. The wireless business was acquired in May of 1998 while the competitive local service and long distance business was initiated in 1998 as a new business startup.

The Company is investing in new business development in this Sector. Its Local Service and Long Distance business operated at negative EBITDA (1) of $1,550,000 in 1998 and utilized $2,207,000 in capital expenditures. The Company plans to continue this investment to a larger degree over the next several years. Likewise, in the wireless business the Company sees a unique opportunity to increase customer penetration levels and deploy new digital service options to its customers. While the customer acquisition costs may be high for the initial years of this aggressive growth plan, the long-term benefits should be substantial.

In 1998, the Communications Services Sector spent $3,994,000 in capital expenditures for its competitive local exchange and its cellular businesses. In 1999, this Sector's capital expenditures are expected to be between $20 and $24 million, with 25% of this going to cellular digital upgrades and towers, and the remainder for switching and transport routes for the competitive local exchange business.

                                    COMMUNICATIONS SERVICES

                    (Dollars in Thousands)              1998                 This Sector is
                                                  -----------------          new in 1998.
Revenues Before Eliminations
      Wireless                                            $  7,907
      Long Distance                                          1,271
      Local Service                                            360
                                                  -----------------
                                                             9,538
                                                  -----------------
Cash Operating Expenses                                      7,959
Non-Cash Operating Expenses                                  1,321
                                                  -----------------
                                                             9,280
                                                  -----------------
Operating Income                                          $    258

Net Income                                                $    177

Earnings Before Interest, Taxes, Depreciation
      and Amortization (EBITDA) (1)                       $  1,579

Capital Expenditures                                      $  3,994

BILLING/DATA SERVICES
Billing/Data Services represent approximately 9% of 1998 consolidated operating revenues after eliminations. Revenues are earned primarily by providing information management solutions to local telephone companies, CLEC's, interexchange network carriers (IXCs), municipalities and utilities.

Computer data processing, the core service of this Sector, is primarily a service bureau type of business, and also involves standard programming services, and occasional turnkey software sales. National Independent Billing, Inc. (NIBI) works with a base of existing customers, comprised mostly of local telephone companies. However, there is turnover in this base. New customers and services to existing customers are continually being sought to offset the attrition of customers who establish in-house systems. Most of NIBI's new business has been established with IXC's and CLEC's. The batch processing service to long distance resellers has become a high growth market, representing 28% of NIBI's Operating Revenue after eliminations in 1998.

                                          BILLING/DATA SERVICES

                    (Dollars in Thousands)                      1998            1997            1996
                                                         -------------------------------------------------
Revenues Before Eliminations                                    $  10,533       $  11,821        $ 11,769
                                                         -------------------------------------------------
Cash Operating Expenses                                             8,494           9,163           9,172
Non-Cash Operating Expenses                                           263             863           1,939
                                                         -------------------------------------------------
                                                                    8,757          10,026          11,111
                                                         -------------------------------------------------
Operating Income                                                $   1,776       $   1,795        $    658

Net Income                                                      $   1,184       $   1,208        $    496

Earnings Before Interest, Taxes, Depreciation
      and Amortization (EBITDA) (1)                             $   2,039       $   2,658        $   2,597

Capital Expenditures                                            $     247       $     258        $     62

From the table above, Billing/Data Services Revenues Before Eliminations decreased 10.9% in 1998 after being relatively equal in 1997 and 1996. Unique telephone industry data processing service to large, nationally based communications companies has become this Sector's largest business. NIBI's contracts represent specialized services to long distance communications providers (IXCs). In 1995, NIBI entered into new contracts with a large IXC which provided for the sale and development of software as well as consulting and processing services in the new competitive local service market. The fluctuations of revenue in this Sector are more pronounced because of the size and quantity of IXC contracts. In 1998 the service to this large IXC began to decline, and after 1998, this IXC plans to take its service inhouse and not utilize the company's services. The amount of Revenues attributable to this customer was $3,241,000 in 1998.

Non-Cash Operating Expenses in the Billing/Data Services Sector have declined significantly in 1998 and in 1997 due to the completion of amortization of previously capitalized software development costs. There are no capitalized development costs on the Company balance sheet in 1998, and the Non-Cash Operating Expense in 1998 is made up exclusively of depreciation of buildings and equipment.

NIBI made a $750,000 payment to Sepro Telecom Int. Ltd. of Dublin, Ireland in 1997 in formation of a joint software development agreement which was a direct charge to earnings in 1997.

COMMUNICATIONS PRODUCTS
Communications Products represent approximately 30% of 1998 consolidated operating revenues after eliminations. Revenues are earned primarily by sales, installation and service of business telephone systems and data communications equipment in metropolitan Minneapolis/St. Paul, Minnesota. The customers in this Sector's market are the individual commercial/business end users of telecommunications service with ongoing service needs. This Sector's products consist of telecommunication platforms such as Nortel and Octel on the voice side of its business, and Cisco and Bay (Nortel) equipment on the data side of its business. This Sector's expertise is the quality installation, and maintenance of wide area networking, local networking and transport solutions in telecommunications to end user customers.

                                         COMMUNICATIONS PRODUCTS

                    (Dollars in Thousands)                       1998            1997            1996
                                                         -------------------------------------------------
Revenues Before Eliminations
      Installation                                              $  13,543        $  5,362        $  5,212
      Service                                                       9,598          10,672          10,941
      DTI                                                           5,580           8,119           6,502
                                                         -------------------------------------------------
                                                                   28,721          24,153          22,655
                                                         -------------------------------------------------
Cash Operating Expenses                                            25,975          21,702          21,413
Non-Cash Operating Expenses                                           350             253             170
                                                         -------------------------------------------------
                                                                   26,325          21,955          21,583
                                                         -------------------------------------------------
Operating Income                                                $   2,396        $  2,198        $  1,072

Net Income                                                      $   1,323        $  1,235        $    530

Earnings Before Interest, Taxes, Depreciation
      and Amortization (EBITDA) (1)                             $   2,746        $  2,451        $  1,242

Capital Expenditures                                            $     345        $    363        $    301

From the table above, Revenues for 1998 increased 18.9% over 1997. The acquisition of Datacomm Products in 1997 provided an additional $6,160,000 in revenue in 1998 and $609,000 in 1997. The Digital Techniques, Inc. (DTI) operations were sold in September 1998. After removing the effect of the acquisition of Datacomm Products and the sale of DTI, Revenue for this Sector would have increased 10.1% in 1998 and decreased 4.5% in 1997. The operating margin (Operating Income as a percentage of Revenues) for the Communications Products Sector was 8.3% in 1998 compared with 9.1% in 1997. In 1998, the Sector had more large installations of new systems, which are at a lower gross profit margin than the recurring business with existing customers. In 1996, the operating margin was 4.7% primarily due to losses at Digital Techniques, Inc. which was sold in September 1998.

Cash Operating Expenses from this Sector increased 19.7% in 1998 after being approximately equal in 1997 and 1996. After removing the effect of the acquisition of Datacomm Products and the sale of DTI, the increase in Cash Operating Expenses in 1998 was 10.1%.

TOTAL COSTS AND EXPENSES
Total Consolidated Costs and Expenses after eliminations increased 25.2% in 1998. Depreciation and Amortization increased $1,735,000 in 1998 and $1,132,000 in 1997 due primarily to acquisitions. Costs and Expenses other than Depreciation and Amortization were $60,156,000 in 1998, compared with $47,816,000 in 1997. The primary reasons for the changes, as explained in the earlier Sector discussions, were the additions of Heartland and Datacomm in 1997 and the addition of cellular telephone and the internal startup of Crystal in 1998. These effects were offset by the divestiture of Digital Techniques in September 1998.

OTHER INCOME AND INTEREST EXPENSE
Other Income (primarily interest and equity in LLC income) was $317,000 lower in 1998 than 1997. Included in other income is the Company's 6.4% equity interest in Midwest Wireless Communications LLC. In 1998, this LLC income was $1,026,000, an increase of $139,000 over 1997. In 1997, LLC income increased $507,000 over 1996. The overall decrease in Other Income in 1998 resulted from gains on sales of certain assets of $580,000 during 1997.

Interest Expense increased by $2,304,000 in 1998 due to the new $45 million revolving credit facility obtained in April 1998 and the full year impact of the $40 million senior indebtedness initiated in April 1997. The revolving credit facility had a weighted average interest rate of 6.75% in 1998 and was used for the acquisition of the Minnesota cellular property. The revolving credit facility's weighted average interest rate is variable and was 6.18% at December 31, 1998. The senior indebtedness accrues interest at a fixed rate of 7.11% and was used for the Heartland acquisition and for working capital uses.

GAIN ON SALE OF ASSETS
The 1998 Gain on Sale of Assets is recognition of two separate transactions. In September 1998, the Company received proceeds of $4.25 million from selling 100% of its ownership in DTI, resulting in a pre-tax gain of $0.3 million. Also in September 1998, the Company recorded a pre-tax gain of $1.0 million on proceeds of $1.5 million from the sale of its stock investment in Illuminet Holdings, Inc. The 1997 gain on sale of assets of $6.3 million is recognition of the $7.2 million proceeds from selling the Company's DirecTV DBS assets in July 1997, when its amortized book value was $0.9 million.

INCOME TAXES
The effective tax rate in 1998 was 40.7%, versus 41.5% in 1997 and 39.7% in 1996. For additional information, see Note 8 of Notes to Consolidated Financial Statements.

                 FINANCIAL CONDITION, RESOURCES AND COMMITMENTS

REVIEW OF CASH FLOWS
The Company's net working capital of $8,981,000 at December 31, 1998, is an increase of $530,000 from 1997. The Company operates in capital intensive businesses. Additions to Property, Plant and Equipment are the Company's largest investing activity, using $33,769,000 of working capital in the three years ended 1998. For cash flows from financing activities, aside from the routine payment of shareholder dividends and the new levels of indebtedness in 1997 and 1998 (see "Liquidity and Capital Resources" below), the Company used $7,716,000 to purchase outstanding shares of its common stock in 1997, and $10,786,000 in 1996, as part of its publicly announced share acquisition program. The Company has not purchased its own stock since October, 1997. Additionally, the Company completed the acquisition of cellular property in southern Minnesota from Frontier Corporation for $40,300,000. The acquisition was funded by a revolving credit facility with a bank syndication. In 1997, the Company also completed the purchase of assets of eleven rural telephone exchanges in the State of Iowa from US West Communications, Inc. for $35,271,000. The acquisition was funded by long-term debt instruments, which the Company secured from institutional sources in a private placement. The Company's largest source of working capital has been its operations, primarily the Telephone Sector. The Company's financial strength continues to be supported by its 1998 current ratio (1.59 to 1), its EBITDA(1) and its proven access to debt markets.

DIVIDENDS
The Company paid dividends of $6,001,000 in 1998. This was a dividend of $0.44 per share, a 10.0% increase over the $0.40 per share in 1997. The Company's reinvested growth in equity has come about while increasing dividends to shareholders consistently. The annual dividend per share has increased at a compound annual rate of 10.4% in the ten year period since 1988. The Company has made no announcements or plans to increase the dividend in 1999. Paying at the existing level of dividends is not expected to negatively impact the liquidity of the Company.

LIQUIDITY AND CAPITAL RESOURCES
The Company's acquisition of cellular property in southern Minnesota from Frontier Corporation was funded by a $45 million revolving credit facility. The financing transaction for this acquisition closed in April 1998.

The Company's purchase of assets of eleven rural telephone exchanges in the State of Iowa from US West Communications, Inc. was funded by new long-term debt instruments, which the Company secured from institutional sources in a private placement. The financing transaction for this US West acquisition closed in April 1997.

Cash provided from operations and access to new debt continue to be the Company's primary sources of funds. Cash Provided from Operations (before changes in assets and liabilities) increased $4,475,000 in 1998. Proceeds from non-recurring sales of assets also provided $5,483,000 in 1998 and $8,320,000 in 1997. In 1997, the Company received proceeds of $42,512,000 in debt and in 1998 it received another $34,538,000 in debt. As of December 31, 1998, after payments, total debt was $76,042,000. This relationship to Company EBITDA (1) for 1998 is within the 3 to 1 terms of the Company's debt covenants.

The Company uses a combination of variable rate short-term and fixed rate long-term financial instruments as of December 31, 1998. The Company continually monitors the interest rates on its short-term bank loans and long-term senior indebtedness.

The Company has received debt commitments from bank sources to expand its revolving credit line to finance its announced acquisition of additional cellular property in 1999. This expanded revolving credit facility will also be used for the capital expenditures of the Communications Services Sector. A higher level of interest expense is likely to occur in 1999 because of expanded use of the revolving credit facility and higher weighted average rates. Based on the Company's banking relationships and the level of financing activity taking place in the Company's industry, no difficulty in corporate finance is anticipated by the Company.

The Company has not conducted a public equity offering. It operates with original equity capital, retained earnings and recent additions to indebtedness in the form of senior debt and bank lines of credit. The Company will consider use of the public equity markets to fund its future growth plans. The Company is comfortable with debt to total capital proportions of 55 to 65 percent.

SHARE REPURCHASE PROGRAM
The Company's Board of Directors authorized management to repurchase shares of Company common stock in the open market or through private transactions. During 1997, pursuant to this authorization, the Company repurchased 809,016 shares for $7.7 million, and in 1996 the Company repurchased 1,099,098 shares for $10.8 million. No shares were repurchased during 1998. Management has the authority to repurchase approximately 1,110,000 additional shares, with no definite timetable.

REGULATORY
The Company's Minnesota telephone subsidiaries increased local rates, effective February, 1998, adding approximately $1,328,000 of revenues in 1998. The Minnesota Department of Public Service has the authority to investigate rates and profits of telephone companies in Minnesota. The Minnesota state telephone industry is regulated by law so that companies with less than 50,000 customers have their prices regulated instead of their profits. The Company's two Minnesota telephone subsidiaries fall under this reduced level of regulation. The Company's telephone subsidiaries' local service rates are lower than most neighboring telephone companies. This relieves the Company of substantial regulatory oversight. In the state of Iowa, the Company's operations fall below the 15,000 access line minimum level for regulation by the Iowa Utilities Board. No regulatory matters in Iowa affect the Company's current operation.

In 1994, all LECs in Minnesota agreed on a three-year intrastate access charge limitation on their composite access rates. The Company's two Minnesota telephone subsidiaries are incurring declines in access revenue resulting from this limitation. This Minnesota access charge agreement is due for reconsideration in 1999. At this time, management is not able to predict the outcome, if any, of access charge reform in Minnesota.

In March 1998, the Company received approval of the Federal Communications Commission to transfer the license of the Minnesota rural cellular property known as RSA 10. The Company completed its acquisition of this property and started operations in May, 1998.

In December 1998, the Company made application with the Federal Communications Commission to transfer the license of the Minnesota cellular property which is part of the Minneapolis/St. Paul metropolitan service area. The Company has entered into a definitive agreement with McElroy Electronics to acquire the assets of this business, which presently is in the build-out phase for this cellular "A-side" license. Approval of this license transfer is expected in March 1999. No state regulatory approvals are needed for this cellular transfer.

In 1997 the FCC adopted orders on access charge reform and a new universal service program. The access charge reform order generally removed from minute-of-use rates the costs which are not incurred on a per-minute-of-use basis. The order also adopted changes to the interstate rate structure for transport services which are designed to move the charges for these services to more cost-based levels. The universal service order reformed the existing system of universal service in a manner that will permit local telephone markets to move to a competitive arena. The order provides continued support to low income consumers and will help to connect eligible schools, libraries and rural health care providers to the global telecommunications network. Several parties have filed cases with the Courts on various issues within these two orders. Some of the decisions of the Courts have upheld the FCC's directives, and some of the decisions have asked the FCC to conduct further study. Given the ongoing regulatory and judicial developments in these areas, it is not yet possible to determine fully the impact of FCC regulatory changes. The Telephone Sector's four local exchange telephone companies have their interstate access rates established through nationwide average service costs of other telephone companies in a nationwide pool of companies known as National Exchange Carriers Association (NECA). These "average schedules" implement the FCC rules and changes in regulation as they apply to the other companies which are in the NECA pools, and ultimately establish the prices which the Telephone Sector can charge for interstate access. There has been a decline in the level of interstate access charges for several years, and the Company foresees a continuation of this trend. None of the Telephone Sector's four local exchange telephone companies receives any payments from the FCC Universal Service Fund. They do participate in the funding of this Universal Service Fund by the access charges they collect from interexchange carriers and contribute part of these access charges to pools designed for reimbursing high cost telecommunications areas.

COMPETITION
Regulatory, legislative and judicial decisions, new technologies and the convergence of other industries with the telecommunications industry are causes of increasing competition in the telecommunications industry. The 1996 Telecommunications Act opened up the local network to competition and required all incumbent LECs to take steps in making it feasible for new entrants to compete. It also removed restrictions prohibiting electric utilities from providing telecommunications services. Competition is less likely to be a factor in rural areas because population densities are much lower and rural LECs such as the Company's telephone subsidiaries are very advanced in terms of digital switching, fiber optic networks and advanced services. The Telephone Sector has already begun to respond with active programs to market products and engineer its infrastructure to be an active participant in the new environment. In the Telephone Sector's service territories, although other competitive telephone service providers have petitioned for the right to serve in the Sector's territories, none have delivered service yet. The Company's Communications Services Sector is evaluating future avenues of growth including developing competitive local exchange company operations in areas where the Company's telephone subsidiaries are not the incumbents. Industry analysts agree that the FCC's order and interpretations create a more favorable scenario for new entrants than for incumbent LECs. The Company has unique advantages in its existing host switching network, its customer service systems, its existing account relationships, its billing and data management expertise, and its experience in telephone system engineering and interconnection negotiation. The Company's endeavors in this newly competitive market will complement its existing business.

The Company operates businesses in several different markets. Each of the businesses has fluctuations in revenues and operating earnings as the result of the overall level, timing and terms of many contracts. The Company monitors the technological changes and competitive and regulatory environment of the telecommunications business and develops strategies to address these changes. The Company evaluates the way it conducts business in order to further improve customer responsiveness and quality. Also, the Company evaluates productivity improvement programs that could involve retraining of employees, re-engineering of systems and restructuring of its resource levels and operating costs.

ACCOUNTING PRONOUNCEMENTS
In 1998, the Company adopted the provisions of Financial Accounting Standards
(FAS) No. 132, "Employers' Disclosures about Pensions and Other
Postretirement Benefits." The Company has presented its postretirement benefit plan disclosures in accordance with FAS No. 132 for all periods reported.

In 1998, the Company also adopted the provisions of FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has retroactively restated business segment data and disclosures for all periods reported. Also in 1998, FAS No. 130, "Reporting Comprehensive Income," was required to be adopted. The adoption of this standard had no impact on the Company's results of operations, financial position or cash flows.

YEAR 2000 COMPLIANCE
The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year. If the Company's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations. These disruptions may include a temporary inability to process transactions, send invoices or engage in similar normal business activities.

Each of the Company's business sectors has organized a committee to analyze Year 2000 compliance.

TELEPHONE The Telephone Sector has identified 146 software and hardware products used in its operations and is in the process of contacting the vendors to verify Year 2000 compliance. Responses have been received on 74% of the products. The Telephone Sector has identified which software upgrades for its predominant Nortel switching and transport network are necessary to become Year 2000 compliant and has ordered all upgrades. The switching upgrades are part of an ongoing contract that is entered into every three years to keep the network up to current standards. The Telephone Sector would normally be entering into these contracts in 1999 and will not need to accelerate any upgrades to become Year 2000 compliant.

The Telephone Sector's internal business software consists of a proprietary software package created and maintained by the Company's Billing/Data Services Sector. This software package (Intelesystem) is not currently Year 2000 compliant and was in the process of being replaced as part of a planned business software replacement. The Telephone Sector is scheduled to be converted to WRITE2k (billing software being co-developed by the Billing/Data Services Sector) prior to the end of 1999. The WRITE2k software is Year 2000 compliant. As a precaution, the Intelesystem software package is being made Year 2000 compliant. This will be completed by July 1999. In addition, the Telephone Sector will be converting to Great Plains software for accounting and financial reporting purposes in 1999. The conversion to Great Plains is part of a three-year migration the Company has been performing for all its sectors beginning in 1996. The Great Plains software is Year 2000 compliant. For the remainder of the Telephone Sector's business software needs, various Year 2000 compliant software will be integrated with WRITE2k and Great Plains in 1999.

The Year 2000 compliance specific expenditures associated with the Telephone Sector are estimated to be less than $500,000 since the majority of the upgrades are normal course-of-business expenses.

COMMUNICATIONS SERVICES Minnesota Southern Wireless Company will be converting to the Billing/Data Services Sector's wireless billing software version of WRITE2k by third quarter 1999. Crystal Communications will continue to use the Billing/Data Services Sector's billing software package called EasyTel2000, which will be Year 2000 compliant by mid-1999. The Communications Services Sector is already using Great Plains for accounting and financial reporting responsibilities.

The wireless operations will be updating its Nortel switch in the second quarter 1999 to ensure Year 2000 compliance. The switch upgrade is included in the ongoing revenue and network enhancements in order to keep the switch and wireless services state of the art. The wireless operations voicemail system will also be enhanced in the first quarter 1999 in order to bring it into compliance.

The Communications Services Sector's specific expenses associated with Year 2000 compliance are estimated at $100,000.

BILLING/DATA SERVICES NIBI utilizes Great Plains software, which is Year 2000 compliant, as its internal business software. No upgrades are needed to this Sector's internal business software. All of NIBI's billing platforms for its customers will be Year 2000 compliant by July 1999.

The costs of internal resources potentially dedicated to Year 2000 compliant remediation are estimated to be less than $200,000 for the Billing/Data Services Sector.

COMMUNICATIONS PRODUCTS Collins is currently using a UNIX-based system for its internal business software. Plans were made in 1997 to convert Collins to Great Plains software, with the actual conversion scheduled to take place in the first quarter 1999. This conversion is taking place in the normal course of business and was not influenced by the Year 2000 issue.

YEAR 2000 SUMMARY To date, the Company's business sectors have incurred less than $100,000 for expenses associated with Year 2000 compliance.

The information presented above sets forth the key steps taken by the Company to address the Year 2000 issue. There can be no absolute assurance that third parties will convert their systems in a timely manner and in a way that is compatible with the Company's systems. The Company believes that its actions with vendors and customers will minimize these risks and that the cost of Year 2000 compliance for its information and operation systems will not be material to its consolidated results of operations and financial position. The information presented above also represents management's best estimates at the present time, and could change. The estimates are based upon assumptions as to future events. There can be no guarantee that these assumptions will prove accurate, and actual results could differ from those estimated if these assumptions prove inaccurate.

BUSINESS OUTLOOK
The Company operates in several different markets, primarily in the service business. Management reacts to the competitive market forces of its customers which have fluctuations in their own volume of telecommunications services required, and this translates into fluctuations in volume of business for the Company. The Company monitors the technological changes and competitive and regulatory environment of the telecommunications business and develops strategies to address these changes in ways unique to the telecommunications business.

The Company has consistently maintained high EBITDA(1) margins by running its telephone operations efficiently while prudently diversifying into other profitable niches in telecommunications. The diversification into sectors other than the Telephone Sector provides greater opportunities for dynamic internal growth. The diversification of the Company reduces the dependence of the Company on any one market, business, economy or regulatory environment. In order to achieve the Company's continuous growth objectives, it will rely on the maturation of the business plans for its existing four Sectors and continued research of the many telephone industry acquisition candidates to find those that are strategic to the Company.

                              REPORT OF MANAGEMENT

Management of Hickory Tech Corporation (HTC) is responsible for the consolidated financial statements and the other financial information contained in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. They are considered by management to present fairly the company's financial position, results of operations and cash flows. In preparing the financial statements, management is required to include amounts based on estimates and judgments that it believes are reasonable under the circumstances.

To provide reasonable assurance that assets are safeguarded against loss and that accounting records are reliable for preparing financial statements, HTC management maintains a system of internal controls. The Audit Committee of the Board of Directors, which is composed of directors who are not officers or employees, meets periodically with the independent accountants and management to review the scope of internal controls, the manner in which they perform their responsibilities, audit activities and financial reporting. The Audit Committee provides a direct method of access from the Board of Directors to the independent accountants and assures the objectivity of this report's financial information.

The Company's financial statements have been examined by PricewaterhouseCoopers LLP, independent accountants, whose appointment was approved by the Company's shareholders. Management has made available to the independent accountants all Company financial records and related data. Their examinations, which included consideration of the internal controls, culminated in their report which appears on this page.


Robert D. Alton                         David A. Christensen
Chairman, President and Chief           President and Chief Financial Officer
Executive Officer



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Hickory Tech Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows and shareholders' equity present fairly, in all material respects, the financial position of Hickory Tech Corporation and subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated balance sheet of Hickory Tech Corporation and subsidiaries as of December 31, 1997 and the consolidated statements of income, cash flows and shareholders' equity for the years ended December 31, 1997 and 1996, were audited by other independent accountants whose report dated January 30, 1998 expressed an unqualified opinion on those statements.

                                                  PricewaterhouseCoopers LLP

Minneapolis, Minnesota
January 29, 1999

                        CONSOLIDATED STATEMENTS OF INCOME
                             YEARS ENDED DECEMBER 31

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    1998            1997            1996
                                             ----------------  -------------   --------------
 OPERATING REVENUES:
   Local Exchange Telephone                      $    48,352    $    42,835      $     34,334
   Communications Services                             9,538              -                 -
   Billing/Data Services                               7,962          9,474             9,573
   Communications Products                            28,721         24,153            22,655
                                                 ---------------- -------------- -----------------

       TOTAL OPERATING REVENUES                       94,573         76,462            66,562

 COSTS AND EXPENSES:
   Cost of Sales                                      24,268         16,503            15,792
   Operating Expenses                                 35,888         31,313            27,139
   Depreciation                                        8,021          6,761             5,055
   Amortization of Intangibles                         1,704          1,229             1,803
                                             ---------------- -------------- -----------------

       TOTAL COSTS AND EXPENSES                       69,881         55,806            49,789
                                             ---------------- -------------- -----------------

 OPERATING INCOME                                     24,692         20,656            16,773
 OTHER INCOME                                          1,445          1,762               655
 GAIN ON SALE OF ASSETS                                1,278          6,345                 -
 INTEREST EXPENSE                                    (4,596)        (2,292)             (143)
                                             ---------------- -------------- -----------------

 INCOME BEFORE INCOME TAXES                           22,819         26,471            17,285

 INCOME TAXES                                          9,293         10,992             6,866
                                             ---------------- -------------- -----------------

 NET INCOME                                      $    13,526    $    15,479      $    10,419
                                             ================ ============== =================


 ---------------------------------------------------------------------------------------------
 Basic Earnings Per Share                        $      0.99    $      1.12      $      0.70
                                             ================ ============== =================
 Dividends Per Share                             $      0.44         $ 0.40      $      0.37
                                             ================ ============== =================
 Weighted Average Common Shares Outstanding       13,637,058     13,811,871       14,940,018
                                             ================ ============== =================

 ---------------------------------------------------------------------------------------------
 Diluted Earnings Per Share                      $      0.99    $      1.12      $      0.70
                                             ================ ============== =================
 Weighted Average Common and Equivalent
      Shares Outstanding                          13,686,185     13,844,850       14,960,448
                                             ================ ============== =================

                      The accompanying notes are an integral part of the consolidated financial statements.

                             CONSOLIDATED BALANCE SHEETS
                                  AS OF DECEMBER 31

                                (DOLLARS IN THOUSANDS)

                                      ASSETS
                                                                                          1998             1997
                                                                                      --------------  ---------------
   CURRENT ASSETS:
     Cash and Cash Equivalents                                                             $  1,133         $  1,219
     Receivables, Net of Allowance for Doubtful Accounts of $618 and $461                    18,345           12,609
     Taxes Receivable                                                                           310                -
     Inventories                                                                              2,302            3,131
     Deferred Tax Benefit and Other                                                           2,094            1,314
                                                                                      --------------  ---------------
          TOTAL CURRENT ASSETS                                                               24,184           18,273

   INVESTMENTS                                                                                4,007            3,657

   NET PROPERTY, PLANT AND EQUIPMENT                                                         64,464           57,769

   OTHER ASSETS:
     Intangible Assets                                                                       65,337           32,135
     Deposit on Pending Acquisition                                                           2,812                -
     Miscellaneous                                                                              625              550
                                                                                      --------------  ---------------
          TOTAL OTHER ASSETS                                                                 68,744           32,685

   TOTAL ASSETS                                                                            $161,429         $112,384
                                                                                      ==============  ===============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts Payable                                                                      $ 10,506         $  6,579
     Accrued Taxes                                                                                -              191
     Accrued Interest                                                                           970              735
     Advanced Billings and Deposits                                                           3,047            1,878
     Current Maturities of Long-Term Debt                                                       680              439
                                                                                      --------------  ---------------
          TOTAL CURRENT LIABILITIES                                                          15,203            9,822

   LONG-TERM DEBT, Net of Current Maturities                                                 75,362           41,525

   DEFERRED CREDITS:
     Income Taxes                                                                             3,985            2,496
     Compensation, Benefits and Other                                                         3,250            2,979
                                                                                      --------------  ---------------
          TOTAL DEFERRED CREDITS                                                              7,235            5,475

   SHAREHOLDERS' EQUITY:
     Common Stock, no par value, $.10 stated value
        Shares authorized: 25,000,000
        Shares outstanding: 1998, 13,662,216; 1997(pre-split),  4,534,119                     1,366              454
     Additional Paid-In Capital                                                               2,005            2,375
     Retained Earnings                                                                       60,258           52,733
                                                                                      --------------  ---------------
          TOTAL SHAREHOLDERS' EQUITY                                                         63,629           55,562

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              $161,429         $112,384
                                                                                      ==============  ===============


                          The accompanying notes are an integral part of
                              the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31

                             (DOLLARS IN THOUSANDS)

                                                                             1998           1997            1996
                                                                        --------------- --------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                               $   13,526      $  15,479       $ 10,419
   Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
    Depreciation and Amortization                                                9,725          7,990          6,858
    Gain Resulting from Sale of Assets                                         (1,278)        (6,345)              -
    Provision for Losses on Notes Receivables and Investments                        -            265            260
    Equity in Net Income of Investees                                          (1,155)        (1,046)          (503)
                                                                        --------------- --------------  -------------
   Cash Provided From Operations Before Changes
    in Assets and Liabilities                                                   20,818         16,343         17,034
    Changes in Assets and Liabilities Net of
      Effects of Acquisitions and Dispositions:
    Increase in:
         Receivables                                                           (5,752)        (1,827)        (1,401)
         Inventories                                                             (109)          (102)           (13)
    Increase (Decrease) in:
         Accounts Payable and Accrued Liabilities                                4,377            928            551
         Advanced Billings & Deposits                                            1,144          (202)            401
         Deferred Income Taxes and Investments Tax Credits                         972          (518)        (1,339)
    Other                                                                        (392)           (80)            165
                                                                        --------------- --------------  -------------
    Net Cash Provided by Operating Activities                                   21,058         14,542         15,398
                                                                        --------------- --------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Additions to Property, Plant & Equipment                                   (12,190)       (14,297)        (7,282)
   Increase in Notes Receivable and Investments                                  (288)           (27)          (113)
   Redemption of Notes Receivable and Investments                                  605            361            200
   Change in Temporary Cash Investments                                              -              -          7,176
   Acquisitions, Net of Cash Acquired                                         (40,353)       (38,580)        (1,081)
   Deposit on Pending Acquisition                                              (2,812)              -              -
   Proceeds from Sale of Assets                                                  5,483          8,320              -
   Other                                                                             -              -             42
                                                                        --------------- --------------  -------------
    Net Cash Used in Investing Activities                                     (49,555)       (44,223)        (1,058)
                                                                        --------------- --------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from Issuance of Debt                                                   38         42,512              -
   Repayments of  Debt                                                           (461)        (1,637)          (204)
   Borrowings on Line of Credit                                                 43,500              -              -
   Repayments on Line of Credit                                                (9,000)              -              -
   Proceeds from Issuance of Common Stock                                          335            316            568
   Retirement of Common Stock                                                        -        (7,716)       (10,786)
   Dividends Paid                                                              (6,001)        (5,529)        (5,481)
                                                                        --------------- --------------  -------------
    Net Cash Provided by (Used in) Financing Activities                         28,411         27,946       (15,903)
                                                                        --------------- --------------  -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                         (86)        (1,735)        (1,563)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   1,219          2,954          4,517
                                                                        --------------- --------------  -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $    1,133      $   1,219       $  2,954
                                                                        =============== ==============  =============

=====================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash Paid for Interest                                                   $    4,361      $   1,372       $    143
   Cash Paid for Income Taxes                                               $    8,831      $  11,575       $  8,203

                       The accompanying notes are an integral part of
                           the consolidated financial statements.

32
                                     IV-18

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31

                             (DOLLARS IN THOUSANDS)

                                                 Common Stock           Additional                       Total
                                         -----------------------------    Paid-In       Retained      Shareholders'
                                             Shares         Amount        Capital       Earnings         Equity
                                         --------------- ------------- -------------- -------------- -----------------
  BALANCE AT DECEMBER 31, 1995                5,134,021       $ 2,294         $  134      $  55,613         $  58,041

  Declaration of Common Stock
      Stated Value                                            (1,429)          1,429                                -
  Stock Issued to Complete
      Prior Acquisition                           6,757             1            196                              197
  Stock Incentive Plans                           3,152            93           (25)                               68
  Employee Stock Purchase Plan                   11,094             1            235                              236
  Directors' Stock Retainer Plan                  1,571            13             29                               42
  Retirement of Stock                         (366,366)         (494)          (111)       (10,181)          (10,786)
  Net Income                                                                                 10,419            10,419
  Dividends Paid                                                                            (5,481)           (5,481)
                                         --------------- ------------- -------------- -------------- -----------------

  BALANCE AT DECEMBER 31, 1996                4,790,229           479          1,887         50,370            52,736

  Stock Incentive Plans                           3,155                          362                              362
  Employee Stock Purchase Plan                    9,426             1            199                              200
  Directors' Stock Retainer Plan                    981             1             29                               30
  Retirement of Stock                         (269,672)          (27)          (102)        (7,587)           (7,716)
  Net Income                                                                                 15,479            15,479
  Dividends Paid                                                                            (5,529)           (5,529)
                                         --------------- ------------- -------------- -------------- -----------------

  BALANCE AT DECEMBER 31, 1997                4,534,119           454          2,375         52,733            55,562

  3-for-1 Stock Split                         9,068,238           908          (908)                                -
  Stock Incentive Plans                          20,223             2            257                              259
  Employee Stock Purchase Plan                   24,666             2            203                              205
  Directors' Stock Retainer Plan                  3,155                           41                               41
  Stock Options Exercised                         4,002                           37                               37
  Issuance of Common Stock into Trust             7,813                                                             -
  Net Income                                                                                 13,526            13,526
  Dividends Paid                                                                            (6,001)           (6,001)
                                         --------------- ------------- -------------- -------------- -----------------

  BALANCE AT DECEMBER 31, 1998               13,662,216       $ 1,366       $  2,005      $  60,258         $  63,629
                                         =============== ============= ============== ============== =================

                                The accompanying notes are an integral part of
                                    the consolidated financial statements.

                              BUSINESS SEGMENT DATA
                             YEARS ENDED DECEMBER 31

                             (DOLLARS IN THOUSANDS)

                                                       Comm.     Billing/Data   Comm.
                                         Telephone    Services    Services     Products   Corporate    Consolidated
                                        ------------ ----------- ------------ ----------- ----------- ----------------
  1998
  Revenue from Unaffiliated Customers      $ 48,352    $  9,538     $  7,962    $ 28,721      $    -        $  94,573
  Intersegment Revenues                         743           -        2,571           -           -                -
                                        ------------ ----------- ------------ ----------- ----------- ----------------
     Total                                   49,095       9,538       10,533      28,721           -           94,573

  Depreciation and Amortization               7,584       1,321          263         350         207            9,725
  Operating Income                           22,274         258        1,776       2,396     (2,012)           24,692
  Equity in Net Income of Investees           1,026           -          129           -           -            1,155
  Income Tax Expense                          9,544         125          840         904     (2,120)            9,293
  Net Income                                 13,790         177        1,184       1,323     (2,948)           13,526
  Identifiable Assets                        94,029      45,695        4,568      13,432       3,705          161,429
  Investment in Equity
    Method Investees                          3,304           -          680           -           -            3,984
  Capital Expenditures                        7,572       3,994          247         345          32           12,190
  ====================================================================================================================
  1997
  Revenue from Unaffiliated Customers      $ 42,835      $    -     $  9,474    $ 24,153      $    -       $  .76,462
  Intersegment Revenues                          77           -        2,347           -           -                -
                                        ------------ ----------- ------------ ----------- ----------- ----------------
     Total                                   42,912           -       11,821      24,153           -           76,462

  Depreciation and Amortization               6,684           -          863         253         190            7,990
  Operating Income                           19,203           -        1,795       2,198     (2,540)           20,656
  Equity in Net Income of Investees             887           -          159           -           -            1,046
  Income Tax Expense                          8,433           -          855         843         861           10,992
  Net Income                                 11,879           -        1,208       1,235       1,157           15,479
  Identifiable Assets                        91,174           -        4,371      10,780       6,059          112,384
  Investment in Equity
    Method Investees                          2,572           -          551           -           -            3,123
  Capital Expenditures                       11,431           -          258         363          83           12,135
  ====================================================================================================================
  1996
  Revenue from Unaffiliated Customers      $ 34,334      $    -    $   9,573    $ 22,655      $    -        $  66,562
  Intersegment Revenues                         145           -        2,196           -           -                -
                                        ------------ ----------- ------------ ----------- ----------- ----------------
     Total                                   34,479           -       11,769      22,655           -           66,562

  Depreciation and Amortization               4,571           -        1,939         170         178            6,858
  Operating Income                           16,044           -          658       1,072     (1,001)           16,773
  Equity in Net Income of Investees             380           -          123           -           -              503
  Income Tax Expense                          6,756           -          349         379       (618)            6,866
  Net Income                                  9,885           -          496         530       (492)           10,419
  Identifiable Assets                        52,211           -        4,964       8,661       5,427           71,263
  Investment in Equity
    Method Investees                          2,397           -          392           -           -            2,789
  Capital Expenditures                        9,536           -           62         301         201           10,100
  ====================================================================================================================

    Refer to page 37 for additional information regarding Business Segments

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES
The accounting policies of Hickory Tech Corporation are in conformity with generally accepted accounting principles and, where applicable, conform to the accounting principles as prescribed by federal and state telephone utility regulatory authorities. The Company presently gives accounting recognition to the actions of regulators where appropriate, as prescribed by Financial Accounting Standards Board Statement No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation." A significant example includes the amount charged as depreciation expense, which reflects estimated lives and methods prescribed by regulators rather than those that might otherwise apply to nonregulated enterprises.

BASIS OF CONSOLIDATION - The consolidated financial statements of the Company include Hickory Tech Corporation, its subsidiaries and a majority owned partnership. Investments in an unconsolidated partnership and an LLC are accounted for using the equity method. All intercompany transactions have been eliminated from the consolidated financial statements.

FINANCIAL STATEMENT PRESENTATION - Telephone revenues are derived from charges for network access to the Company's local exchange network, from subscriber line charges and from contractual arrangements for services such as billing and collection and directory advertising. Certain of these revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Management believes that recorded amounts represent reasonable estimates of the final distribution from these pools. Revenue in the Communications Products Segment earned on major installation and change contracts is recognized on the percentage of completion method.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

Certain amounts in the 1997 and 1996 financial statements and notes have been reclassified to conform with the 1998 presentation.

PROPERTY AND DEPRECIATION - Property, plant and equipment are recorded at original cost of acquisition or construction. When telephone assets are sold or retired, the assets and related accumulated depreciation are removed from the accounts and no gains or losses are recorded.

The components of Net Property, Plant and Equipment are summarized as follows:

                      (Dollars in Thousands)                         1998                   1997
                                                                  ---------              ----------
Telephone Plant                                                    $115,352                $110,229
Other Property and Equipment                                         17,727                  11,000
                                                                     ------                  ------
Total                                                               133,079                 121,229
Less Accumulated Depreciation                                        68,615                  63,460
                                                                     ------                  ------
Net Property, Plant and Equipment                                   $64,464                 $57,769
                                                                    =======                 =======

Depreciation for financial statement purposes is determined using the straight-line method based on the lives of the various classes of depreciable assets. The composite depreciation rates on telephone plant for the three years ended December 31, 1998, were 6.2%, 6.4%, and 6.1%. Other equipment is depreciated over estimated useful lives of three to fifteen years, and buildings are depreciated over their estimated useful life of thirty-nine years.

CASH INVESTMENTS - Cash and cash equivalents include general funds and short-term investments with original maturities of three months or less.

INVESTMENTS - Investments primarily include investments accounted for using the equity method of accounting. Other investments are carried at lower of cost or net realizable value.

INVENTORIES - Inventories are stated at the lower of average cost or market. There were no finished goods or work in process inventory at December 31, 1998. At December 31, 1997, finished goods and work in process inventory were $264,000 and $210,000, respectively. At December 31, 1998 and 1997, materials and supplies were $2,302,000 and $2,657,000, respectively.

INCOME TAXES - The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

INTANGIBLE ASSETS - Intangible assets are shown net of accumulated amortization of $2,724,000 and $1,288,000, as of December 31, 1998 and 1997,
respectively. The excess of cost over fair value of net assets acquired relating to acquisitions is being amortized over forty years on a straight-line basis. As of December 31, 1998 and 1997, unamortized excess costs over fair value of assets acquired were $63,386,000 and $30,435,000 respectively.

CAPITALIZED SOFTWARE COSTS - Capitalized software costs consist of costs to develop software internally for the Company's Billing/Data Services Segment. Capitalization of internally developed software begins upon the establishment of technological feasibility and continues until the product becomes available for general release to customers. There were no unamortized software costs at December 31, 1998 and 1997. Amortization expenses related to capitalized software costs were $0 in 1998, $492,000 in 1997, and $1,500,000 in 1996. Capitalized costs were amortized on a product-by-product basis over the estimated economic life of the product.

EARNINGS PER SHARE - Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Shares used in the earnings per share assuming dilution calculation are based on the weighted average number of shares of common stock outstanding during the year increased by dilutive potential common shares. Dilutive potential common shares include stock options, stock subscribed under the employee stock purchase plan (ESPP) and the accrued shares of incentive based stock.

                                               1998                    1997                    1996
                                               ----                    ----                    ----
Weighted average
   shares outstanding                      13,637,058              13,811,871               14,940,018
Stock options                                  25,389                   3,966                       -
Stock subscribed (ESPP)                         1,659                   1,390                    1,580
Accrued Incentive Stock                        22,079                  27,623                   18,850
                                               ------                  ------                   ------
Total dilutive
   shares outstanding                      13,686,185              13,844,850               14,960,448
                                           ==========              ==========               ==========

Options to purchase 33,000 shares in 1998 and 56,184 shares in 1997 were not included in the computation of earnings per share assuming dilution because including them would have been antidilutive.

NOTE 2 - ACQUISITIONS AND DISPOSITIONS
On April 10, 1997, the Company acquired the assets of eleven rural telephone exchanges in northwest Iowa from US West Communications, Inc. ("US West") for $35,271,000. The eleven exchanges contain approximately 12,500 telephone access lines. The new exchanges are reported as operations of Heartland Telecommunications Company of Iowa, a wholly-owned subsidiary of the Company and included in the Telephone Segment. The acquisition was structured as a purchase of telephone assets from US West and $22,772,000 of costs in excess of net assets acquired was recorded. The acquisition was financed by new long-term debt instruments from seven institutional investors in a private debt placement. A total of $40,000,000 in senior unsecured notes was funded.

On July 15, 1997, the Company sold its exclusive DirecTV distribution rights in seven counties in southern Minnesota, along with related assets, to Golden Sky Systems, Inc. in exchange for $7,200,000. The Company recorded a pre-tax gain on the sale of the assets of $6,345,000. The DirecTV distribution rights had been acquired by the Company from National Rural Telecommunications Cooperative in 1993. The amount of net operating revenue and income before income tax associated with the Company's operation of its DirecTV business have not been material to the Company.

On October 30, 1997, the Company acquired the assets of Datacomm Products (Datacomm). Datacomm is a data networking business based in Brooklyn Park, Minnesota with a customer base spanning the Midwest. The operations of the acquisition are included in the Communications Products Segment. The purchase price of $2,573,000 is scheduled to be paid over three years. A final contingent payment is possible on November 1, 2000. The Company attributed $1,877,000 of the purchase price as costs in excess of net assets acquired. In the acquisition, there were no liabilities assumed nor cash acquired. The amount of net operating income, income before income tax, and earnings per share associated with this acquisition will not be material to the Company.

On May 1, 1998, the Company completed a stock purchase of cellular property from Frontier Corporation in southern Minnesota. The cellular property, known in the industry as Minnesota's Rural Service Area (RSA) 10, is the "A-side" FCC license encompassing seven counties of south central Minnesota. The population of the serving area is 230,000 and overlaps the telephone line serving area of the Company's Minnesota telephone property. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $40,300,000. The Company attributed $34,100,000 of the purchase price as cost in excess of net assets acquired. The Company financed $38,000,000 of the acquisition from a new revolving credit facility and paid the remainder in cash generated from internal operations. The operations of the acquisition are included in the Communications Services Segment.

The following unaudited pro forma information presents the consolidated results of operations as if the acquisition had occurred at the beginning of the periods shown after taking into account the effect of certain adjustments and eliminations. This summary is not necessarily indicative of what the results of operations of the Company and the cellular acquisition would have been if they were a single entity during such periods, nor does it purport to represent results of operations for any future periods.

Unaudited Pro Forma Summary:
(In Thousands, except for per share amounts)


                                              Years Ended December 31
                                              -----------------------
                                             1998                 1997
                                             ----                 ----
Operating revenues                         $97,042              $83,455
Net income                                  13,123               14,349
Basic earnings per share                       .96                 1.04

On September 30, 1998, the Company sold 100% of its ownership in Digital Techniques, Inc. (DTI), of Allen, Texas to a DTI employee group and Troy Holding International, a computer telephony product firm with operations in Toronto, Detroit and the United Kingdom. The Company recorded a pre-tax gain on the sale of the stock of $320,000 from the sale price of $4,250,000. The operations of DTI were previously included in the Company's Communications Products Segment.

On September 30, 1998, the Company sold its stock investment in Illuminet Holdings, Inc., a telecommunications network service provider. A pre-tax gain of $1,043,000 was recorded on the sale from cash proceeds of $1,486,000. Other gains and losses on sale of assets netted to a loss of $85,000 in 1998.

NOTE 3 - BUSINESS SEGMENTS AND CONCENTRATIONS
The Company's operations are conducted in four business segments. The Company defines its business segments based on the internal organization that is used by management for making operating decisions and assessing performance. The Telephone Segment provides telephone services to Mankato and adjacent areas of south central Minnesota, to the Amana Colonies in east-central Iowa and to eleven communities in northwest Iowa. The Telephone Segment also operates fiber optic cable transport facilities and holds a minority interest in a rural cellular limited liability company both in southern Minnesota. The Communications Services Segment provides cellular telephone service to seven counties in south central Minnesota. The Communications Services Segment also resells long distance service in southern Minnesota and northwestern Iowa and offers an alternative choice for telecommunications service on a local service basis to customers in southern Minnesota and Iowa not currently in the Telephone Segment's service area. The Billing/Data Services Segment provides data processing service to local telephone companies, interexchange long distance companies and enhanced service providers throughout the United States. The Communications Products Segment designs, sells, installs and services voice and data communications equipment in the retail market in the Minneapolis/St. Paul area. Refer to page 34 for a schedule of business segment information.

NOTE 4 - INVESTMENTS AND FINANCIAL INSTRUMENTS
The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments. Investments include investments accounted for using the equity method of accounting and investments which do not have a readily determinable fair market value. The fair value of the Company's long-term debt, after deducting current maturities, is estimated to be $74,447,000 at December 31, 1998 and $41,065,000 at December 31, 1997,
compared to carrying values of $75,362,000 and $41,525,000 respectively. The fair value estimates are based on the overall weighted rates and maturity compared to rates and terms currently available in the long-term financing markets.

NOTE 5 - COMMON STOCK
On August 17, 1998, the Company declared a three-for-one stock split. The Company has retained the stated value of the common stock at $0.10 per share before and after the stock split. A reclassification of $908,000 from additional paid-in capital to common stock was made as a result of the stock split. All per share and number of share data have been restated to take into account the three-for-one stock split, except for the Consolidated Balance Sheets and Consolidated Statements of Shareholders' Equity.

Under the terms of an employee stock purchase plan, participating employees may acquire shares of common stock through payroll deductions of not more than 10% of compensation. The price at which the shares can be purchased is 85% of the fair market value for such shares on the lesser of two specified dates in each plan year. There were 900,000 common shares reserved for this plan. At December 31, 1998, employees had subscribed to purchase approximately 29,900 shares in the current plan year ended August 31, 1999.

Under the terms of a corporate retainer stock plan for directors, participating directors may acquire shares of common stock in exchange for their quarterly retainers. The price at which the shares can be purchased is 100% of the fair market value for such shares on a specified date in each quarter. There were 300,000 common shares reserved for this plan.

The stock sward plan provides for the granting of incentive stock options, non-qualified stock options and stock awards. The plan provides for stock awards based on the attainment of certain financial targets and for individual achievements. Also, for one component of the plan, the Company utilizes a trust account for the funding of a long-term performance award. In 1998, the Company issued 7,813 shares to the newly established trust in exchange for $93,000. The stock options issued under this plan may be exercised no later than ten years after the date of grant, with one-third of the options vesting each year. All options granted, which have not been exercised under the provisions of the plan, shall be available for grant in subsequent years. There were 750,000 common shares reserved for this plan.

During 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected not to recognize compensation cost in accordance with SFAS No. 123, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. If the Company had elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option-pricing model with the listed assumptions:

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          1998             1997              1996
                                                          ----             ----              ----
Pro Forma Net Income                                   $  13,366         $ 15,323         $ 10,318
Pro Forma Basic EPS                                    $    0.98         $   1.11         $   0.69
Pro Forma Diluted EPS                                  $    0.98         $   1.11         $   0.69
Volatility                                                 20.7%            13.4%            12.5%
Dividend Yield                                              3.3%             4.2%             3.8%
Risk-Free Interest Rates                                    5.6%             6.7%             6.8%
Expected Life in Years                                         7                7                7

A summary of the stock option activity of the plan is as follows:

                                                                                 WEIGHTED AVERAGE
                                              SHARES                               EXERCISE PRICE
                                              ------                               --------------
                                   1998        1997        1996              1998        1997       1996
                                   ----        ----        ----              ----        ----       ----
Outstanding at
  beginning of year               126,984      89,184      56,184          $  9.97     $ 10.19      $ 10.67
Granted                            39,000      37,800      33,000           13.375       9.458        9.375
Exercised                         (4,002)         -           -               9.39         -            -
Forfeited                         (7,998)         -           -              12.39         -            -
                                  --------------------------------
Outstanding at
  end of year                     153,984     126,984      89,184          $ 10.72     $  9.97      $ 10.19
                                  =================================

Exercisable at
  end of year                      86,802      60,549      36,987          $ 10.22     $ 10.45      $ 10.62

Weighted average fair
  value of options granted
  during the year                 $  3.00     $  1.56     $  1.70

Exercise prices for options outstanding as of December 31, 1998 ranged from $9.375 to $13.375. The weighted average remaining contractual life of those options is 7.3 years.

Other stock award activity is as follows:

                                             1998           1997           1996
                                             ----           ----           ----
Stock awards granted                       20,223          9,465          9,456
Weighted average fair
  value of stock awards
  granted during the year                 $ 12.04         $ 9.08         $ 8.94

NOTE 6 - DEBT AND OTHER OBLIGATIONS Long-term debt consists of the following:

                                 (DOLLARS IN THOUSANDS)                     1998                1997
                                                                          --------           ---------
Senior Notes to Institutional Investors,
   7.11% Due April 2012                                                    $40,000             $40,000
Revolving Credit Facility, 6.18%
   Weighted Average Interest
   Due April 2003                                                           34,500                   -
Notes Payable for Datacomm Acquisition,
   5.69% Imputed Interest
   Due November 2000                                                           473                 912
Notes Payable to Rural Utilities Service,
   2%  Due November 2003                                                       958                 919
Notes Payable to Rural Telephone Bank,
   4%  Due April 2007                                                          111                 133
                                                                               ---                 ---

   Total                                                                    76,042              41,964
Less Current Maturities                                                        680                 439
                                                                               ---                 ---
   Long-Term Debt                                                          $75,362             $41,525
                                                                           =======             =======

In April 1998, the Company obtained a $45,000,000 unsecured revolving credit facility with a syndicate of banks to finance the $40,300,000 acquisition of the Minnesota cellular property. The weighted average interest rate associated with this credit facility varies with LIBOR rates and is currently 6.18%. There are no mandatory principal repayment terms. The unsecured credit facility has a termination date of April 29, 2003. As of December 31, 1998, the Company has drawn $34,500,000 on this credit facility. Provisions of the credit facility contain covenants relating to cash flow and total capitalization. The Company is in compliance with the covenants.

In April 1997, the Company obtained $40,000,000 senior unsecured notes with 15 year maturities to fund the $35,271,000 acquisition of the US WEST telephone exchanges in Iowa. The notes accrue interest at 7.11%. No principal payments are due during the first four years. Provisions of the debt instruments contain covenants relating to liens, consolidated net worth and cash flow coverage. The Company is in compliance with all financial debt covenants.

In October, 1997, the Company acquired the assets of Datacomm Products. The terms of the purchase agreement require the Company to make annual payments in 1998 and 1999. An additional contingent payment is due in November 2000.

As of December 31, 1998, the Company has $1,069,000 of outstanding debt remaining with Rural Utilities Service and the Rural Telephone Bank for the financing of telephone property, plant and equipment of Mid-Communications, Inc.

Annual requirements for principal payments for the four years subsequent to 1999 are as follows: 2000 - $211,900; 2001 - $216,700; 2002 - $3,857,900 and
2003 -$3,847,600.

The Company owns most of its major facilities, but does lease certain office space, land and equipment under principally noncancelable operating leases. Rental expense was $1,140,000 in 1998, $482,000 in 1997 and $492,000 in 1996.
At December 31, 1998, future minimum lease obligations for the next five years are as follows: 1999 - $1,453,000; 2000 - $1,387,000; 2001 - $825,000;
2002 -$298,000 and 2003 - $269,000.

NOTE 7 - EMPLOYEE RETIREMENT BENEFITS
Employees who meet certain service requirements are covered under a defined contribution retirement savings plan which includes IRS Section 401(k) provisions. The Company contributes up to 6.0% of the employee's eligible compensation, based on the employee's voluntary contribution. The Company also offers an employee profit sharing provision with the plan for all employees who are eligible to participate in the employee retirement savings plan and are not covered by other types of incentive pay plans. Under this provision, the Company contributes up to 2.0% of the eligible employee group compensation into retirement savings plan accounts if the companies achieve specific earnings targets. Company contributions and costs for the total retirement savings plan were $871,000 in 1998, $937,000 in 1997 and $751,000 in 1996.

In addition to providing retirement savings benefits, the Company provides postretirement health care and life insurance benefits for certain employees. The Company is not currently funding these benefits.

                                                                        1998                1997
                                                                        ----                ----
Change in Benefit Obligation
   Benefit Obligation at Beginning of Year                             $1,033                $839
   Net Periodic Benefit Cost                                              317                 256
   Benefits Paid                                                        (121)                (62)
                                                                        -----                ----
   Benefit Obligation at End of Year                                    1,229               1,033

Accumulated Postretirement Benefit Obligation                           2,510               2,193
Unrecognized Transition Obligation                                      (840)               (900)
Unrecognized Prior Service Cost                                           153                 165
Unrecognized Cumulative Net Loss                                        (594)               (425)
                                                                        -----               -----
Accrued Benefit Cost                                                    1,229               1,033

                                                              1998             1997              1996
                                                              ----             ----              ----
Components of Net Periodic Benefit Cost

   Service Cost                                                 80               64                59
   Interest Cost                                               172              142               140
   Amortization of Unrecognized:

     Transition Obligation                                      60               60                60
     Prior Service Cost                                       (12)             (12)              (12)
     Cumulative Net Loss                                        17                2                 2
                                                             -----           ------             -----
   Net Periodic Benefit Cost                                   317              256               249

The health care cost trend rate used in determining the accumulated postretirement benefit obligations was 9% grading to 8% in the year 2000 and remaining at that level thereafter. An increase of one percentage point in the assumed health care cost trend would increase the accumulated postretirement benefit obligation at December 31, 1998 by $265,000 and the net periodic post-retirement benefit cost for the year then ended by $45,000. A decrease of one percentage point in the assumed health care cost trend would decrease the accumulated postretirement benefit obligation at December 31, 1998 by $217,000 and the net periodic postretirement benefit cost for the year then ended by $36,000.

A weighted average discount rate of 8.00% was used to develop net periodic postretirement benefit cost and the actuarial present value of accumulated benefit obligations.

 NOTE 8 - INCOME TAXES

 The income tax provisions include the following components:


        (DOLLARS IN THOUSANDS)                               1998               1997             1996
                                                            ------             ------           ------
     Current Income Taxes:
           Federal                                       $    6,175         $  9,133         $   6,394
           State                                              1,917            2,377             1,811
     Deferred Income Taxes:
           Federal                                              984             (348)             (976)
           State                                                305             (104)             (284)
     Investment Tax Credit:
           Amortized                                            (88)             (66)              (79)
                                                          ---------         ---------        ----------
           Total Income Tax Expense                       $   9,293         $ 10,992         $   6,866
                                                          ==========        =========        ==========

Deferred tax liabilities and assets are comprised of the following:

                       (DOLLARS IN THOUSANDS)

                                                                              1998            1997
                                                                            ---------     ----------
     Tax Liabilities Associated with:
         Depreciation and Fixed Assets                                      $   4,269     $    3,370
         Intangible Assets                                                      1,175            639
         Investments                                                              186            109
         Other                                                                     (4)             -
                                                                            ----------    ----------
             Gross Deferred Tax Liability                                       5,626          4,118
                                                                            ---------     ----------
     Tax Assets Associated with:
         Deferred Benefit Plans                                                 1,435          1,455
         Receivables and Inventory                                                694            515
         Accrued Liabilities                                                      600            491
         Investments                                                              206            255
                                                                            ---------     -----------
             Gross Deferred Tax Assets                                          2,935          2,716
                                                                            ---------     ----------
     Net Deferred Tax Liability                                                 2,691          1,402
     Net Current Deferred Tax Asset                                             1,294          1,006
                                                                            ---------     ----------
             Net Non-Current Deferred Tax Liability                         $   3,985     $    2,408
                                                                            =========     ==========

The differences which cause the effective tax rate to vary from the statutory federal income rates are as follows:

                                                                1998              1997             1996
                                                              ---------         --------          -------
    Statutory Tax Rate                                          35.0%             35.0%             35.0%
    Effect of:
    State Income Taxes Net of Federal Tax Benefit                6.8               5.6               5.8
    Amortization of Investment Tax Credit                       (0.4)             (0.3)             (0.5)
    Other, Net                                                  (0.7)              1.2              (0.6)
                                                                -----              ----             -----
    Effective Tax Rate                                          40.7%             41.5%             39.7%
                                                                =====             =====             =====

NOTE 9 - CORPORATE DEVELOPMENT
The Company has entered into an agreement to purchase certain undeveloped cellular property in the Minneapolis/St. Paul, Minnesota area in a cash transaction. The property is represented as a ring around the metropolitan Twin Cities area and is in five Minnesota counties (Chisago, Wright, Carver, Scott and Dakota) and one in Wisconsin (St. Croix). The population of the serving area is 200,000. The Company is awaiting approval from the Federal Communications Commission. It is anticipated that the purchase will be completed by the close of the second quarter of 1999 and will be accounted for under the purchase method of accounting.

The Company will utilize new long-term debt instruments to fund the majority of the $37,500,000 acquisition price for the cellular property. Negotiations are presently taking place to secure funding. No difficulty is anticipated in obtaining this financing.

On December 22, 1998, the Company paid $2,812,000 into an escrow account as part of the acquisition price for the cellular property. This escrow payment is included in Deposit on Pending Acquisition on the Balance Sheet at December 31, 1998.

NOTE 10 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   1998
                                  --------------------------------------------------------------------
                                   Total           4th            3rd            2nd             1st
                                  -------        -------        -------        -------         -------
Operating Revenues                $94,573        $25,480        $25,103        $23,312         $20,678
Operating Income                   24,692          6,088          6,153          6,839           5,612
Net Income                         13,526          3,040          3,948          3,496           3,042
Earnings Per Share                   $.99           $.22           $.29           $.26            $.22
Dividends Per Share                  $.44           $.11           $.11           $.11            $.11

                                                                   1997
                                  --------------------------------------------------------------------
                                   Total           4th            3rd            2nd             1st
                                  -------        -------        -------        -------         -------
Operating Revenues                $76,462        $20,168        $19,505        $19,299         $17,490
Operating Income                   20,656          5,422          5,226          5,663           4,345
Net Income                         15,479          2,939          6,662          3,156           2,722
Earnings Per Share                  $1.12           $.21           $.49           $.23            $.19
Dividends Per Share                  $.40           $.10           $.10           $.10            $.10

                      SELECTED FINANCIAL AND OPERATING DATA

                 (DOLLARS IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

  FOR THE YEAR: (A)                           1998         1997          1996        1995        1994        1993
                                          ------------ ------------ ------------ ----------- ----------- -----------
  Operating Revenues
    Telephone                                 $48,352      $42,835       $34,334     $32,600     $29,127     $26,363
    Communications Services                     9,538            -             -           -           -           -
    Billing/Data Services                       7,962        9,474         9,573      10,405       7,846       8,442
    Communications Products                    28,721       24,153        22,655      19,842      21,235      17,736
                                          ------------ ------------ ------------ ------------ ----------- -----------

    Total Operating Revenues                  $94,573      $76,462       $66,562     $62,847     $58,208     $52,541
       ANNUAL GROWTH                            23.7%        14.9%          5.9%        8.0%       10.8%       -7.2%

  Net Income                                  $13,526      $15,479       $10,419      $9,900      $9,147      $8,341
  Net Income Before Gains (B)                 $12,715      $11,774       $10,419      $9,900      $9,147      $8,341

  PER SHARE:
    Earnings Per Share Before Gains (B)(C)      $0.93        $0.85         $0.70       $0.64       $0.59       $0.54
      ANNUAL GROWTH                              9.4%        22.0%          8.3%        8.4%        9.9%        5.2%
    Dividends Per Share (C)                     $0.44        $0.40         $0.37       $0.33       $0.29       $0.28
      ANNUAL GROWTH                             10.0%         9.1%         10.0%       14.9%        3.6%        5.0%
    Book Value Per Share                        $4.66        $4.08         $3.67       $3.77       $3.43       $3.17
      ANNUAL GROWTH                             14.2%        11.2%         -2.7%        9.9%        8.2%        9.3%

  AT YEAR END:
    Total Assets                             $161,429     $112,384       $71,263     $73,973     $67,780     $62,618
    Shareholders' Equity                      $63,629      $55,562       $52,736     $58,041     $52,842     $48,824
    Long-term Debt                            $75,362      $41,525          $877      $1,087      $1,295      $1,524
    Equity Ratio  (D)                           45.8%        57.2%         98.4%       98.2%       97.6%       97.0%

  OTHER DATA:
    Employees                                     479          452           425         447         425         405
    Return on Beginning Equity (B)              22.9%        22.3%         18.0%       18.7%       18.7%       18.7%
    Capital Expenditures (E)                  $12,190      $12,135       $10,100      $6,021      $6,204      $5,476
    Telephone Plant                          $115,352     $110,229       $78,132     $71,259     $66,314     $58,149
    Access Lines Served (F)                    61,346       59,223        44,583      42,954      41,326      38,519
    Shares Outstanding (adjusted for       13,662,216   13,602,357    14,370,687  15,402,063  15,372,873  15,431,487
      split)
    Share Price (G)                          $12.6250     $11.6875       $9.1250    $10.4375    $10.5625    $11.0000

      (A) Acquisitions of Amana Colonies Telephone Company in 1994, Heartland Telecommunications Company of Iowa and Datacomm Products in 1997 and Minnesota Southern Wireless Company in 1998 have contributed to the Company's revenue growth.

      (B) Excludes one-time gains in 1998 of $811,000 or $0.06 per share from the sale of DTI and unrelated securities and one-time gain in 1997 of $3.7 million or $0.27 per share from the sale of DirecTV assets.

      (C) In 1998, a 3-for-1 stock distribution was approved. The 1997, 1996, 1995, 1994 and 1993 earnings per share originally reported were $2.55, $2.09, $1.93, $1.78 and $1.62, respectively. The 1997, 1996, 1995, 1994 and 1993 dividends per share originally reported were $1.20, $1.10, $1.00, $0.87 and $0.84, respectively.

      (D) Equity Ratio = Ending Shareholders' Equity / (Ending Shareholders' Equity + Long-term Debt).

      (E) The 1996 capital expenditures include $2,818,000 of assets purchased in accounts payable.

      (F) 1998 excludes access lines in the competitive local exchange market served by Crystal Communications, Inc.

      (G) Price is last five-day average.
                                                                            43
                                    IV-29