Form 10-K, Exhibit 13
period 1998-12-31
HICKORY TECH CORP
filed 1999-03-31
CIK 766561

                                                                  Exhibit 13(b)


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors
Hickory Tech Corporation

We have audited the consolidated balance sheet of Hickory Tech Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hickory Tech Corporation and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the years ended December 31 1997 and 1996, in conformity with generally accepted accounting principles.


St. Paul, Minnesota                                OLSEN THIELEN & CO., LTD.
January 30, 1998



                                    IV-30