Form 10-K, Exhibit 13
period 1999-12-31
HICKORY TECH CORP
filed 2000-03-29
CIK 766561

 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13(a)

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESSES

    Hickory Tech Corporation (HTC) operates in five business sectors. Its largest and oldest business (since 1898) has been the operation of incumbent local exchange carriers (ILECs) or telephone service. This business is HTC's Telephone Sector. In 1998, HTC began its new competitive local exchange carrier (CLEC) business, competing for the telephone dial tone and long distance calling business in other ILECs territories. HTC identifies this business as its Communications Services Sector. Also in 1998, HTC acquired its first wholly owned cellular service license and in 1999 acquired an additional cellular service license. This business is HTC's Wireless Services Sector. Since 1964, HTC has provided computer data processing and software, predominantly to other telecommunications companies and for its own operations. This business is HTC's Billing/Data Services Sector. Since 1990, HTC has operated as a leading telecommunications equipment distributor from a base in Minneapolis/St. Paul, Minnesota. This is HTC's Communications Products Sector.

THE COMPANY

    The nine subsidiaries of HTC and the business sectors they operate in are:

  TELEPHONE

    Mankato Citizens Telephone Company
    Mid-Communications, Inc.
    Amana Colonies Telephone Company
    Heartland Telecommunications Company of Iowa, Inc.
    Cable Network, Inc.

  COMMUNICATIONS SERVICES

    Crystal Communications, Inc.

  WIRELESS SERVICES

    Minnesota Southern Wireless Company

  BILLING/DATA SERVICES

    National Independent Billing, Inc.

  COMMUNICATIONS PRODUCTS

    Collins Communications Systems Co.

CORPORATE DEVELOPMENTS

1999	In May, sold 6.4% equity interest in Midwest Wireless Communications, LLC, a rural cellular provider in southern Minnesota.
In June, acquired 200,000 population equivalents (pops) cellular license surrounding metropolitan Minneapolis/St. Paul from McElroy Electronics Corporation.
At year-end 1999, internal growth had taken HTC to over 63,000 ILEC access lines, over 3,700 CLEC access lines, over 20,000 wireless customers, over 5,800 internet customers and over 12,000 long distance customers.

1998	In January, initiated long distance and internet services and established Crystal Communications as a startup company to offer competitive telephone service as a CLEC.
In May, acquired 16,000 customer, 230,000 pops, cellular business in southern Minnesota, Minnesota RSA 10.
In September, sold Digital Techniques Inc. subsidiary (telecommunications equipment in Dallas, TX).
In December, announced purchase agreement for additional 200,000 pops cellular business in metropolitan Minneapolis/St. Paul area, to be acquired second quarter 1999.
1997	In April, acquired 13,000 access lines from U.S. West in Iowa, Heartland.
In July, sold DBS—DirecTV rights in seven Minnesota counties.
In November, acquired data equipment sales business (Datacomm Products) in metropolitan Minneapolis/St. Paul. This business is part of the Communications Products Sector.

FORWARD-LOOKING STATEMENTS

    This Management's Discussion and Analysis and other sections of this Annual Report contain forward-looking statements that are based on current expectations, estimates and projections about the industry in which HTC operates, management's beliefs and assumptions. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to uncertainties that could cause HTC's future actual results to differ materially from such statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date on which they were made. HTC undertakes no obligation to update any of its forward-looking statements for any reason.

CONSOLIDATED RESULTS OF OPERATIONS

1999 Compared to 1998

  •
  1999 consolidated operating revenues were $97.1 million, a $2.5 million or 2.6% increase over 1998. A subsidiary, Digital Techniques, Inc. (DTI), was sold in September 1998. It contributed $5,580,000 to consolidated operating revenues in 1998. HTC's first wireless acquisition, RSA 10, added $7,907,000 in partial year revenues for 1998 and $14,078,000 for the full year 1999. HTC's second wireless acquisition, Metro A-2, provided $2,730,000 in partial year revenues for 1999. Without the effect of selling DTI, consolidated operating revenues in 1999 would have increased 9.1% over 1998. Without the effect of selling DTI and the acquisitions of cellular licenses in both 1999 and 1998, consolidated operating revenues in 1999 would have decreased 1% from 1998.

  •
  1999 consolidated net income of $14.7 million represents a $1.1 million or 8.4% increase over 1998. The 1999 net income includes a $5.2 million after-tax gain from the sale of HTC's 6.4% equity interest in Midwest Wireless Communications, a southern Minnesota cellular partnership. 1998 consolidated net income of $13.5 million includes $811,000 of after-tax gains (from sale of DTI and unrelated securities). Without the effect of gains in either year, consolidated net income would have decreased 25.7% from 1998.

1998 Compared to 1997

  •
  1998 consolidated operating revenues were $94.6 million, an $18.1 million or 23.7% increase over 1997. In addition to the effects of DTI and RSA 10 as previously mentioned in the 1999 consolidated operating revenues highlight, HTC's acquisition of Datacomm Products in November 1997 and of Heartland in April 1997 all affected the increase. Without the effect of DTI, RSA10, Datacomm and Heartland, Consolidated Revenues in 1998 would have increased 6.3% over 1997.

  •
  1998 consolidated net income of $13.5 million represents a $2.0 million or 12.6% decrease from 1997. The 1998 net income includes $811,000 of after-tax gains as previously mentioned in the 1999 consolidated net income highlight. 1997 consolidated net income of $15.5 million includes $3.7 million of after-tax gains from the sale of DirecTV assets. Without the effect of gains in either year, consolidated net income would have increased 8.0%.

    In the sector operation discussions that follow, specific explanations for year-to-year changes are given. An overall review of the year-to-year changes in HTC operations is provided in the following table.

OVERALL SUMMARY OF OPERATIONS

	Year Ended December 31,
	1999	1998	1997
	(Dollars in thousands, except per share amounts)
Operating Income
Telephone	$23,867	$22,274	$19,203
Communications Services	(4,149)	(1,581)	—
Wireless Services	3,347	1,839	—
Billing/Data Services	(486)	1,776	1,795
Communications Products	1,137	2,396	2,198
Corporate	(2,097)	(2,012)	(2,540)

	21,619	24,692	20,656
Other Income	953	1,445	1,762
Interest Expense	(6,513)	(4,596)	(2,292)
Income Taxes	(6,606)	(8,826)	(8,352)

Net Income Before Gains*	$9,453	$12,715	$11,774

Earnings Per Share Before Gains	$0.69	0.93	$0.85
Earnings Per Share from Gain on Sale of Assets	$0.38	0.06	$0.27

Total Basic Earnings Per Share	$1.07	$0.99	$1.12

Weighted Average Shares Outstanding	13,746,053	13,637,058	13,811,871

*
Excludes net of tax gains from sale of assets of $5,213,000 in 1999, $811,000 in 1998 and $3,705,000 in 1997.

TELEPHONE

    Telephone Sector revenues represented 52% of 1999 consolidated operating revenues after eliminations. They were earned primarily by providing customers access to the Telephone Sector's 63,000 access line local network and in providing interexchange access for long-distance network carriers. The Telephone Sector also earns revenue through use of its fiber optic transport network, network tandem switching and directory advertising. Total Telephone Sector revenues after eliminations have grown 11.5% compounded annually over a five-year period from 1994 to 1999. Without the acquisition of Heartland in 1997, the five-year compound annual growth rate would have been 6.3%.

TELEPHONE

	1999	1998	1997
	(Dollars in Thousands)
Revenues Before Eliminations
Local Service	$12,260	$11,460	$8,817
Network Access	29,760	28,696	25,594
Other	12,135	8,939	8,501

	54,155	49,095	42,912

Cash Operating Expenses	22,727	19,237	17,025
Non-Cash Operating Expenses	7,561	7,584	6,684

	30,288	26,821	23,709

Operating Income	$23,867	$22,274	$19,203
Net Income	$14,431	$13,790	$11,879
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1)	$31,428	$29,858	$25,887
Capital Expenditures	$12,935	$7,572	$11,431

    From the table above, Telephone revenues before eliminations increased 10.3% in 1999 and 14.4% in 1998. The Heartland acquisition in April 1997 added $6.4 million, $9.7 million and $10.7 million to revenues in 1997, 1998 and 1999, respectively. Without the effect of Heartland, the Telephone revenue increase would have been 10.3% in 1999, 6.7% in 1998 and 5.8% in 1997.

    Local service revenue increased in the Telephone Sector by 7.0% for 1999 over 1998 and 30.0% for 1998 over 1997. The Heartland effect on local service revenue was $2,627,000 in 1998 and $1,780,000 in 1997. After removing the effect of the Heartland acquisition, the local service revenue increase for 1998 was 25.5%. The increases are significant considering they exceeded the growth in access lines served. The revenue increases occurred accomplished with promotion and packaging of vertical services (caller identification, call waiting, three-way calling, etc.) to supplement basic line charges. Access line growth was 3.2% in 1999 and 3.6% in 1998. Local service rates increased beginning in February 1998 provided $1,328,000 in additional local revenues in 1998. Further local service rate increases are planned for February 2000.

    Network access revenue increased 3.7% in 1999 and 12.1% in 1998. The Heartland effect on network access revenue was $6,307,000 in 1998 and $4,176,000 in 1997. After removing the effect of the Heartland acquisition, network access revenue would have increased 4.5% in 1998. Access minutes in 1999 increased 3.3% over 1998 and in 1998 (without the effect of the 75,000,000 minutes of use from Heartland in 1998 and 48,000,000 in 1997) increased by 3.2% over 1997. The negative effects of network access pricing, a common industry trend, will erode the increases in volume of switched minutes of use, minimizing future increases in network access revenue.

    Other revenues increased $3,196,000 or 35.7% in 1999 due mainly to intercompany service for the Communications Services Sector. In 1999, the increase included $2,844,000 of services to the Communications Services Sector. The services are primarily related to engineering assistance provided to construct the CLEC telephone network and the use of the Telephone Sector's telephone switch by the Communications Services Sector. These revenues are eliminated from operating revenues on the Consolidated Statements of Income.

    Cash operating expenses increased 18.1% in 1999 and 13.0% in 1998. The increases were due to the activity associated with the addition of Heartland and services to the Communications Services Sector noted above. The Telephone Sector is striving for cost efficiencies and technological improvement to maintain its cash operating margins.

    The Telephone Sector capital expenditures in 1999 includes $5,523,000 for the building of new fiber optic routes outside of this sector's service territory. The remainder of the 1999 capital expenditures of $7,412,000 are comparable to those in 1998.

COMMUNICATIONS SERVICES

    The Communications Services Sector was new in 1998. In 1998, the Wireless Services Sector was included in the Communications Services Sector. All 1998 Communications Services Sector amounts have been restated to eliminate amounts relating to the Wireless Services Sector. Communications Services Sector revenues represented approximately 3% of 1999 consolidated operating revenues after eliminations. They are earned primarily by providing competitive local telephone service and from reselling long distance service.

    HTC is investing in new business development with this sector. Its local service and long distance activities operated at negative EBITDA of $3,864,000 in 1999 and $1,550,000 in 1998. The sector also invested $10,912,000 in 1999 and $270,000 in 1998 in capital expenditures. Access lines served in this sector have grown from 344 at the end of 1998 to 3,700 at the end of 1999. HTC plans to continue this investment to a larger degree over the next several years. In 2000, this sector's capital expenditures are expected to be between $10 and $15 million for CLEC overbuilds, network switching equipment and transport routes for the competitive local exchange business. While the customer acquisition costs may be high for the initial years of this aggressive growth plan, the long-term benefits could be substantial.

COMMUNICATIONS SERVICES

	This sector new in 1998
	1999	1998
	(Dollars in Thousands)
Revenues Before Eliminations
Long Distance	$2,738	$1,271
Local Service	907	360

	3,645	1,631

Cash Operating Expenses	7,509	3,181
Non-Cash Operating Expenses	285	31

	7,794	3,212

Operating Loss	$(4,149)	$(1,581)
Net Loss	$(2,523)	$(655)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$(3,864)	$(1,550)
Capital Expenditures	$10,912	$270

    The significant increase in operating revenues and expenses in 1999 was the result of the Communications Services Sector expanding their CLEC operations from one community in Minnesota as of January 1, 1999 to eight communities in Minnesota and six communities in Iowa as of December 31, 1999. Additional expansion in the communities currently served as well as expansions to new communities is planned for 2000.

WIRELESS SERVICES

    This business began in 1998. The Wireless Services Sector was reported as part of the Communications Services Sector in 1998. Wireless Services Sector revenues represented approximately 17% of 1999 consolidated operating revenues after eliminations. They are earned primarily by providing cellular telephone service to subscribers in seven counties in south central Minnesota, reselling long distance service and from providing roaming service to customers and to other service providers. The Wireless Services sector is the result of wireless service area license acquisitions in May 1998 and June 1999.

    In the wireless business, HTC sees a unique opportunity to increase customer penetration levels and deploy new digital service options to its customers. While the customer acquisition costs may be high for the initial years of this aggressive growth plan, the long-term benefits should be substantial. Customers served in this sector have grown from 15,955 at the end of 1998 to 20,309 at the end of 1999.

    In 1998 and 1999, the Wireless Services Sector invested $7,975,000 in capital expenditures for its cellular businesses for this two-year period. In 2000, this sector's capital expenditures are expected to be between $1,500,000 and $2,500,000 for cellular digital upgrades, towers and network switching equipment.

WIRELESS SERVICES

	This sector began in 1998
	1999	1998
	(Dollars in Thousands)
Revenues Before Eliminations
Service	$6,617	$3,913
Roaming	8,019	3,339
Long Distance	2,172	655

	16,808	7,907

Cash Operating Expenses	10,257	4,778
Non-Cash Operating Expenses	3,204	1,290

	13,461	6,068

Operating Income	$3,347	$1,839
Net Income	$1,931	$1,099
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$6,551	$3,129
Capital Expenditures	$4,251	$3,724

    The table above reflects an approximate doubling of all line items due to the full year operations of the southern Minnesota RSA 10 cellular business and the June 1999 acquisition of the Minneapolis/St. Paul Metro A-2 cellular business. The roaming and long distance revenues increased significantly due to the cellular operations of the Metro A-2 acquisition being currently a primarily roaming traffic business.

BILLING/DATA SERVICES

    Billing/Data Services Sector revenues represented approximately 5% of 1999 consolidated operating revenues after eliminations. Revenues are earned by providing information management solutions, principally for HTC subsidiaries, other local telephone companies, long distance resellers, CLECs, wireless companies, municipalities and utilities.

    The Billing/Data Services Sector's principal activity is the provision of monthly batch processing of computerized data. The sector is currently developing a wireline and wireless telecommunications billing and customer care solution software package for sales on a turnkey or a service bureau basis for its existing markets, as well as the wireless market. In the fourth quarter of 1999, the sector successfully beta deployed the new software package, marketed as WRITE2K, in the Wireless Services Sector.

BILLING/DATA SERVICES

	1999	1998	1997
	(Dollars in Thousands)
Revenues Before Eliminations	$7,514	$10,533	$11,821

Cash Operating Expenses	7,746	8,494	9,163
Non-Cash Operating Expenses	254	263	863

	8,000	8,757	10,026

Operating Income/(Loss)	$(486)	$1,776	$1,795
Net Income/(Loss)	$(221)	$1,184	$1,208
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$(232)	$2,039	$2,658
Capital Expenditures	$148	$247	$258

    From the table above, Billing/Data Services Sector revenues before eliminations decreased 28.7% in 1999 and 10.9% in 1998. The sector's focus in 1999 was split between (1) the development of the new WRITE2K billing and customer care software package and introducing the product to the market, as well as (2) continued service to the existing customer base. The current customer base revenue primarily is driven by service bureau processing to long distance resellers, CLECs and local telephone companies. The fluctuations of revenue in this sector are more pronounced because of the size and quantity of the contracts. In 1998, the service to a large CLEC began to decline, and in 1999, this CLEC took its service in-house and did not utilize the sector's services. The revenues attributable to this customer were $3,241,000 in 1998 and less than $100,000 in 1999.

    Operating expenses in the Billing/Data Services Sector have declined significantly in 1999 and 1998 as compared to 1997 due to cost cutting measures and the completion of amortization of previously capitalized software development costs. There were no capitalized software development costs on the balance sheet in 1998. At December 31, 1999, $251,000 was recorded on the balance sheet for the development of WRITE2K. The non-cash operating expenses in 1999 and 1998 are made up exclusively of depreciation of buildings and equipment.

    The sector made a $750,000 payment to Sepro Telecom Int. Ltd. of Dublin, Ireland in 1997 in formation of a joint software development agreement, which was a direct charge to earnings in 1997.

COMMUNICATIONS PRODUCTS

    Communications Products Sector revenues represented approximately 23% of 1999 consolidated operating revenues after eliminations. Revenues are earned primarily by sales, installation and service of business telephone systems and data communications equipment primarily in metropolitan Minneapolis/St. Paul, Minnesota. The customers in this sector's market are the individual commercial/ business end users of telecommunications service with ongoing service needs. This sector's products consist of telecommunication platforms such as Nortel and Octel on the voice side of its business, and Cisco and Bay (Nortel) equipment on the data side of its business. This sector's expertise is the quality installation and maintenance of wide area and local telecommunications networks for end user customers.

COMMUNICATIONS PRODUCTS

	1999	1998	1997
	(Dollars in Thousands)
Revenues Before Eliminations
Installation	$12,470	$13,543	$5,362
Service	10,106	9,598	10,672
DTI	—	5,580	8,119

	22,576	28,721	24,153

Cash Operating Expenses	21,120	25,975	21,702
Non-Cash Operating Expenses	319	350	253

	21,439	26,325	21,955

Operating Income	$1,137	$2,396	$2,198
Net Income	$565	$1,323	$1,235
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$1,456	$2,746	$2,451
Capital Expenditures	$269	$345	$363

    From the table above, revenues for 1999 decreased 21.4% from 1998. The Digital Techniques, Inc. (DTI) operations were sold in September 1998. Without the revenues of DTI in 1998, revenues would have decreased $565,000 or 2.4%. The Communications Products Sector experienced apprehension from customers during the second half of 1999 due to concerns of Y2K issues. This may affect revenues of the first quarter of 2000 as well.

TOTAL COSTS AND EXPENSES

    Total consolidated costs and expenses after eliminations increased 8.0% in 1999. Depreciation and amortization increased $2,122,000 in 1999 and $1,735,000 in 1998 due primarily to acquisitions. Costs and expenses other than depreciation and amortization were $63,603,000 in 1999, compared with $60,156,000 in 1998. The primary reasons for the changes, as explained in the earlier sector discussions, were the additions of the cellular telephone businesses and the internal startup of the Communications Services Sector in 1999 and 1998. The Communications Services Sector's internal startup costs include the hiring of staff prior to revenue streams and paying interconnection fees to incumbent carriers for transferring customers to the CLEC telephone network. The 1999 additional expenses were offset by the divestiture of DTI in September 1998.

OTHER INCOME AND INTEREST EXPENSE

    Other income (primarily interest and equity in LLC income) was $492,000 lower in 1999 than 1998. Included in other income was HTC's 6.4% equity interest in Midwest Wireless Communications, LLC. HTC sold this equity interest in May 1999. The overall decrease in other income in 1998 resulted from gains on sales of certain assets of $580,000 during 1997.

    Interest expense increased by $1,917,000 in 1999 due to the increase in the revolving credit facility of $36 million utilized for the additional cellular telephone business acquisition and additional capital expenditures in the startup activities of the Communications Services Sector. Interest expense increased by $2,304,000 in 1998 over 1997 due to a new $45 million revolving credit facility obtained in April 1998 and the full year impact of a $40 million senior indebtedness initiated in April 1997. The revolving credit facility had a weighted average interest rate of 6.65% in 1999. The revolving credit facility's weighted average interest rate is variable and was 7.85% at December 31, 1999. The senior indebtedness accrues interest at a fixed rate of 7.11% and was used for the Heartland acquisition.

GAIN ON SALE OF ASSETS

    The 1999 gain on sale of assets of $9.2 million is the result of HTC selling its minority interest in Midwest Wireless Communications, LLC in May 1999. HTC received proceeds of $12.8 million on the transaction. The 1998 gain on sale of assets is recognition of two separate transactions. In September 1998, HTC received proceeds of $4.25 million from selling 100% of its ownership in DTI, resulting in a pre-tax gain of $0.3 million. Also in September 1998, HTC recorded a pre-tax gain of $1.0 million on proceeds of $1.5 million from the sale of its stock investment in Illuminet Holdings, Inc. The 1997 gain on sale of assets of $6.3 million is recognition of the $7.2 million proceeds from selling HTC's DirecTV DBS assets in July 1997, when its amortized book value was $0.9 million.

INCOME TAXES

    The effective tax rate in 1999 was 41.9%, versus 40.7% in 1998 and 41.5% in 1997. For additional information, see Note 8 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION, RESOURCES AND COMMITMENTS

REVIEW OF CASH FLOWS

    HTC's net working capital of $5,045,000 at December 31, 1999, is a decrease of $3,936,000 from 1998. HTC operates in capital intensive businesses. Additions to property, plant and equipment are one of HTC's largest investing activities using $55,018,000 of working capital in the three years ended 1999.

    Cash flows from operations continue to be a steady source of funds for HTC, primarily coming from the Telephone Sector. Since 1997, HTC has generated over $58,000,000 from operations.

    Cash flows used in investing activities have been predominantly for acquisitions during the last three years. HTC completed the acquisitions of cellular property in 1999 and 1998 for $41,500,000 and $40,300,000, respectively. In 1997, HTC completed the purchase of rural telephone exchanges in Iowa for $35,271,000. In addition to the acquisitions, HTC's capital expenditures, as noted above, have been the next largest use of cash investing activities.

    For cash flows from financing activities, aside from the routine payment of shareholder dividends, acquisition funding required the most activity. The 1999 and 1998 cellular acquisitions were funded by a revolving credit facility with a bank syndication. The 1997 telephone property acquisition was funded by long-term debt instruments, which HTC secured from institutional sources in a private placement. In addition, HTC used $7,716,000 to purchase outstanding shares of its common stock in 1997 as part of its publicly announced share acquisition program. HTC has not purchased its own stock since October 1997.

DIVIDENDS

    HTC paid dividends of $6,048,000 in 1999. This was a dividend of $0.44 per share. The dividend per share rate was the same as in 1998. HTC's reinvested growth in equity has come about while annually paying cash dividends to shareholders. Paying at the existing level of dividends is not expected to negatively impact the liquidity of HTC.

LIQUIDITY AND CAPITAL RESOURCES

    In 1999, HTC's acquisition of the Minneapolis/St. Paul Metro A-2 cellular business was funded by increasing HTC's available credit under its revolving credit facility from $45 million to $90 million. The financing transaction for the acquisition closed in May 1999. HTC's 1998 acquisition of the southern Minnesota RSA 10 cellular business was funded by HTC's original $45 million revolving credit facility. The financing transaction for this acquisition closed in April 1998. HTC's 1997 purchase of Heartland was funded by new long-term debt instruments, which HTC secured from institutional sources in a private placement. The financing transaction for this acquisition closed in April 1997.

    Cash provided from operations and access to new debt continue to be HTC's primary sources of funds. Cash provided from operations (before changes in assets and liabilities) was $20,481,000 in 1999. Proceeds from sales of assets also provided $12,971,000 in 1999, $5,483,000 in 1998 and $8,320,000 in 1997. In 1997, HTC received proceeds of $42,512,000 in debt, in 1998 it received another $34,538,000 in debt and in 1999 it received $36,000,000 in additional debt. As of December 31, 1999, after payments, total debt was $111,361,000. This relationship to EBITDA for 1999 is within the terms of HTC's debt covenants. HTC's financial strength continues to be supported by its 1999 current ratio (1.3 to 1), its EBITDA and its proven access to debt markets.

    HTC uses a combination of variable rate short-term and fixed rate long-term financial instruments as of December 31, 1999. HTC continually monitors the interest rates on its short-term bank loans and long-term senior indebtedness. A higher level of interest expense is likely to occur in 2000 because of expanded use of the revolving credit facility for additional capital expenditures in the Communications Services Sector and higher weighted average rates. Based on HTC's banking relationships and the level of financing activity taking place in HTC's industry, no difficulty in corporate finance is anticipated by HTC.

    HTC has not conducted a public equity offering. It operates with original equity capital, retained earnings and recent additions to indebtedness in the form of senior debt and bank lines of credit. HTC may use public equity markets in conjunction with further expansion of HTC's debt capacity to fund its future growth plans. HTC believes its 1999 level of debt to total capital is ideal.

REGULATORY

    HTC's Minnesota telephone subsidiaries increased local rates, effective February 1998, adding approximately $1,328,000 of revenues in 1998. The Minnesota Department of Public Service has the authority to investigate rates and profits of telephone companies in Minnesota. The Minnesota state telephone industry is regulated by law so that companies with less than 50,000 customers have their prices regulated instead of their profits. HTC's two Minnesota telephone subsidiaries fall under this reduced level of regulation. HTC's telephone subsidiaries' local service rates are substantially lower than most neighboring telephone companies. This relieves HTC of substantial regulatory oversight. In the state of Iowa, HTC's operations fall below the 15,000 access line minimum level for regulation by the Iowa Utilities Board. No regulatory matters in Iowa affect HTC's current operation. In November 1999, HTC informed the Minnesota Department of Public Services of a local rate increase to be effective in February 2000, adding approximately $870,000 to projected revenues in 2000. Even after the Minnesota rate increases, HTC's overall local service rates remain lower than most adjacent providers.

    The Telephone Sector's four local exchange telephone companies have had their interstate access rates established through nationwide average service costs of other telephone companies in a nationwide pool of companies known as National Exchange Carriers Association (NECA). These "average schedules" implement the FCC rules and changes in regulation as they apply to the other companies which are in the NECA pools, and ultimately establish the prices that the Telephone Sector can charge for interstate access. There has been a decline in the level of interstate access charges for several years, and HTC foresees a continuation of this trend. None of the Telephone Sector's four local exchange telephone companies receives any payments from the FCC Universal Service Fund. They do participate in the funding of this Universal Service Fund by the access charges they collect from interexchange carriers and contribute part of these access charges to pools designed for reimbursing high cost telecommunications areas.

    In September 1999, by order of the FCC, HTC moved its two Iowa companies from "average schedule" status for interstate traffic to a pure "cost basis" form of revenue recognition and tariffs. This means that, for the two Iowa companies, interstate access revenues are determined based on the specific companies' cost of service rather than nationwide averages of other companies. In its initial stages, the switch from "average schedule" to "cost basis" for Iowa's interstate revenue has reduced company revenues by less than $200,000 on an annualized basis.

    HTC's Communications Services Sector operates in Minnesota and Iowa with less regulatory oversight than HTC's Telephone Sector. A CLEC petitions regulators for authority to operate in certain geographic areas, submits tariffs to describe services and the rates at which it will provide service, and submits interconnection agreements it has reached with other carriers for regulatory review. However, there is no regulatory oversight of the prices charged or the rate of return earned by the CLEC. This is also the case with HTC's Wireless Services Sector.

COMPETITION

    For HTC's Telephone Sector, competition can come from television service providers with coaxial cables to the home, national CLECs, fixed-point wireless service providers or alternative sources of dedicated private lines, data and internet services. Regulatory decisions, new technology and the convergence of other industries with the telecommunications industry are causes of increasing competition in all of HTC's sectors. The Telephone Sector is responding by marketing its products and engineering its infrastructure to be an active participant in the new environment. In Iowa, the Telephone Sector has experienced CLEC competition from others, but its impact has been minimal. In Minnesota, although other competitive telephone service providers have petitioned for the right to serve in the Sector's territories, none have delivered service yet. On the other hand HTC's Communications Services Sector is pioneering future avenues of growth including developing competitive local exchange carrier operations in areas not served by HTC's Telephone Sector. HTC has unique advantages in its existing host switching network, its customer service systems, its existing account relationships, its billing and data management expertise and its experience in telephone system engineering and interconnection negotiation. HTC's endeavors in this newly competitive market are complements to its existing business, and are proving that competition is more of an asset to HTC's growth than a threat. HTC's CLEC initiatives are in rural markets where minimal additional CLEC competition will exist.

    HTC operates businesses in several different markets. HTC monitors the technological changes and competitive and regulatory environment of the telecommunications business and develops strategies to address these changes. HTC evaluates the way it conducts business in order to further improve customer responsiveness and quality. HTC shares the RSA 10 wireless market with at least one competitor and has equal market share with it. There is one operating PCS carrier in HTC's southern Minnesota wireless markets. There are natural competitors in HTC's Communications Products Sector and the Billing/Data Services Sector, offering different stature and products. HTC has a unique niche in these markets, and no extraordinary threat to competition is perceived.

BUSINESS OUTLOOK

    HTC operates in several different markets, primarily in the service business. Management reacts to the competitive market forces of its customers that have fluctuations in their own volume of telecommunications services required, and this translates into fluctuations in volume of business for HTC. HTC monitors the technological changes and competitive and regulatory environment of the telecommunications business and addresses these changes in ways unique to the telecommunications business.

    HTC has consistently maintained high EBITDA margins by running its telephone operations efficiently while prudently diversifying into other profitable niches in telecommunications. The diversification into sectors other than the Telephone Sector provides greater opportunities for dynamic internal growth. The diversification of HTC reduces the dependence of HTC on any one market, business, economy or regulatory environment. In order to achieve HTC's continuous growth objectives, it will rely on the maturation of the business plans for its existing five Sectors and continued research of the many telephone industry acquisition candidates to find those that are strategic to HTC.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In December 1999, the SEC issued Staff Accounting Bulletin Number ("SAB No.") 101, "Revenue Recognition in Financial Statements," which provides additional guidance in applying generally accepted accounting principles for revenue recognition. HTC is currently evaluating the impact, if any, that SAB No. 101 may have on its revenue recognition policies. Although HTC has not yet determined whether SAB No. 101 will require any changes in its revenue recognition practices, management expects that any such changes would be accounted for prospectively as a cumulative effect of a change in accounting policy as permitted by the SAB No. 101. The SEC requires implementation of any changes resulting from SAB No. 101 to be reflected in HTC's second quarter 2000 financial statements. Management does not expect that any changes in its accounting policies as a result of SAB No. 101 will have a material impact on its 2000 operating results and management believes that any such change will have no impact on HTC's previously reported financial position, results of operations or cash flows.

(1)
EBITDA represents operating income plus depreciation and amortization expense. EBITDA, which is not a measure of financial performance or liquidity under generally accepted accounting principles, is provided because such information is used by certain investors when analyzing the financial position and performance of HTC. Because of the variety of methods used by companies and analysts to calculate EBITDA, and the fact that EBITDA calculations may not accurately measure a company's ability to meet debt service requirements, caution should be used in relying on any EBITDA presentation. HTC sees value in disclosing its calculation of EBITDA for the financial community and in displaying the change in EBITDA. HTC believes an increasing EBITDA depicts increased ability to attract financing and increased valuation of HTC's business.

REPORT OF MANAGEMENT

    Management of Hickory Tech Corporation (HTC) is responsible for the consolidated financial statements and the other financial information contained in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. They are considered by management to present fairly HTC's financial position, results of operations and cash flows. In preparing the financial statements, management is required to include amounts based on estimates and judgments that it believes are reasonable under the circumstances.

    To provide reasonable assurance that assets are safeguarded against loss and that accounting records are reliable for preparing financial statements, HTC management maintains a system of internal controls. The Audit Committee of the Board of Directors, which is composed of directors who are not officers or employees, meets regularly with the independent accountants and management to review the scope of internal controls, the manner in which they perform their responsibilities, audit activities and financial reporting. The Audit Committee provides a direct method of access from the Board of Directors to the independent accountants and assures the objectivity of this report's financial information. The Audit Committee reviews and approves financial disclosures prior to releasing to the public.

    HTC's financial statements have been examined by PricewaterhouseCoopers LLP, independent accountants. Management has made available to the independent accountants all HTC financial records and related data. Their examinations, which included consideration of the internal controls, culminated in their report which appears on this page.

Robert D. Alton Chairman, President and Chief Executive Officer	David A. Christensen Vice President and Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of
Hickory Tech Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity present fairly, in all material respects, the financial position of Hickory Tech Corporation and subsidiaries (HTC) at December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of HTC's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The consolidated statements of income, cash flows and shareholders' equity of Hickory Tech Corporation and subsidiaries for the year ended December 31, 1997 were audited by other independent accountants whose report dated January 30, 1998 expressed an unqualified opinion on those statements.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota February 2, 2000

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31

(Dollars in Thousands, Except Per Share Amounts)

	1999	1998	1997
OPERATING REVENUES:
Telephone	$50,219	$48,352	$42,835
Communications Services	3,098	1,631	—
Wireless Services	16,808	7,907	—
Billing/Data Services	4,368	7,962	9,474
Communications Products	22,576	28,721	24,153

TOTAL OPERATING REVENUES	97,069	94,573	76,462
COSTS AND EXPENSES:
Cost of Sales	23,055	24,268	16,503
Operating Expenses	40,548	35,888	31,313
Depreciation	9,319	8,021	6,761
Amortization of Intangibles	2,528	1,704	1,229

TOTAL COSTS AND EXPENSES	75,450	69,881	55,806

OPERATING INCOME	21,619	24,692	20,656
OTHER INCOME (EXPENSE):
Gain on Sale of Assets	9,207	1,278	6,345
Equity in Net Income of Investees	530	1,155	1,046
Interest and Other Income	423	290	716
Interest Expense	(6,513)	(4,596)	(2,292)

TOTAL OTHER INCOME (EXPENSE)	3,647	(1,873)	5,815

INCOME BEFORE INCOME TAXES	25,266	22,819	26,471
INCOME TAXES	10,600	9,293	10,992

NET INCOME	$14,666	$13,526	$15,479

Basic Earnings Per Share	$1.07	$0.99	$1.12

Dividends Per Share	$0.44	$0.44	$0.40

Weighted Average Common Shares Outstanding	13,746,053	13,637,058	13,811,871

Diluted Earnings Per Share	$1.06	$0.99	$1.12

Weighted Average Common and Equivalent Shares Outstanding	13,813,538	13,686,185	13,844,850

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

As of December 31

(Dollars in Thousands)

	1999	1998
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$2,708	$1,133
Receivables, Net of Allowance for Doubtful Accounts of $413 and $618	16,824	18,345
Income Taxes Receivable	1,002	310
Inventories	2,482	2,302
Deferred Income Taxes	1,222	1,294
Other	598	800

TOTAL CURRENT ASSETS	24,836	24,184
INVESTMENTS	873	4,007
PROPERTY, PLANT AND EQUIPMENT, NET	88,186	64,464
OTHER ASSETS:
Intangible Assets, Net	100,231	65,337
Deposit on Pending Acquisition	—	2,812
Miscellaneous	678	625

TOTAL OTHER ASSETS	100,909	68,774

TOTAL ASSETS	$214,804	$161,429

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$3,552	$—
Accounts Payable	12,170	10,506
Accrued Interest	948	970
Advanced Billings and Deposits	2,909	3,047
Current Maturities of Long-Term Debt	212	680

TOTAL CURRENT LIABILITIES	19,791	15,203
LONG-TERM DEBT, Net of Current Maturities	111,149	75,362
DEFERRED INCOME TAXES	6,657	3,985
DEFERRED COMPENSATION	2,731	3,250

TOTAL LIABILITIES	140,328	97,800
SHAREHOLDERS' EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 1999, 13,787,416; 1998, 13,662,216	1,379	1,366
Additional Paid-In Capital	4,221	2,005
Retained Earnings	68,876	60,258

TOTAL SHAREHOLDERS' EQUITY	74,476	63,629

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$214,804	$161,429

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31

(Dollars in Thousands)

	1999	1998	1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$14,666	$13,526	$15,479
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,847	9,725	7,990
Gain Resulting from Sale of Assets	(9,207)	(1,278)	(6,345)
Provision for Losses on Notes Receivables and Investments	—	—	265
Deferred Income Taxes	2,744	972	(518)
Stock-Based Compensation	961	392	378
Equity in Net Income of Investees	(530)	(1,155)	(1,046)

Cash Provided From Operations Before Changes in Assets and Liabilities	20,481	22,182	16,203
Changes in Operating Assets and Liabilities Net of Effects of Acquisitions and Dispositions:
Receivables	828	(5,752)	(1,827)
Inventories	27	(109)	(102)
Accounts Payable and Accrued Expenses	2,401	3,907	764
Advanced Billings & Deposits	(138)	1,144	(202)
Deferred Compensation	(519)	271	(69)
Other	95	(585)	(109)

Net Cash Provided by Operating Activities	23,175	21,058	14,658

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property, Plant & Equipment	(28,531)	(12,190)	(14,297)
Additions to Capitalized Software Development Costs	(251)	—	—
Increase in Notes Receivable and Investments	(86)	(288)	(27)
Redemption of Notes Receivable and Investments	193	605	361
Acquisitions, Net of Cash Acquired	(38,767)	(40,353)	(38,580)
Deposit on Pending Acquisition	—	(2,812)	—
Proceeds from Sale of Assets	12,971	5,483	8,320

Net Cash Used in Investing Activities	(54,471)	(49,555)	(44,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Overdraft	3,552	—	—
Payment of Debt Issuance Costs	(463)	—	—
Proceeds from Issuance of Debt	—	38	42,512
Repayments of Debt	(681)	(461)	(1,637)
Borrowings on Line of Credit	52,000	43,500	—
Repayments on Line of Credit	(16,000)	(9,000)	—
Proceeds from Issuance of Common Stock	511	335	200
Retirement of Common Stock	—	—	(7,716)
Dividends Paid	(6,048)	(6,001)	(5,529)

Net Cash Provided by Financing Activities	32,871	28,411	27,830

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,575	(86)	(1,735)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,133	1,219	2,954

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,708	$1,133	$1,219

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid for Interest	$6,535	$4,361	$1,372
Cash Paid for Income Taxes	$8,548	$8,831	$11,575

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Years Ended December 31

(Dollars in Thousands)

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Total Shareholders' Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 1996	4,790,229	479	1,887	50,370	52,736
Stock Award Plan	3,155		362		362
Employee Stock Purchase Plan	9,426	1	199		200
Directors' Stock Retainer Plan	981	1	29		30
Retirement of Stock	(269,672)	(27)	(102)	(7,587)	(7,716)
Net Income				15,479	15,479
Dividends Paid				(5,529)	(5,529)

BALANCE AT DECEMBER 31, 1997	4,534,119	454	2,375	52,733	55,562
3-for-1 Stock Split	9,068,238	908	(908)		—
Stock Award Plan	28,036	2	257		259
Employee Stock Purchase Plan	24,666	2	203		205
Directors' Stock Retainer Plan	3,155		41		41
Stock Options Exercised	4,002		37		37
Net Income				13,526	13,526
Dividends Paid				(6,001)	(6,001)

BALANCE AT DECEMBER 31, 1998	13,662,216	$1,366	$2,005	$60,258	$63,629
Stock Award Plan	71,654	8	1,607		1,615
Employee Stock Purchase Plan	31,753	3	368		371
Directors' Stock Retainer Plan	2,914		37		37
Stock Options Exercised	12,313	1	121		122
Dividend Reinvestment Plan	6,566	1	83		84
Net Income				14,666	14,666
Dividends Paid				(6,048)	(6,048)

BALANCE AT DECEMBER 31, 1999	13,787,416	$1,379	$4,221	$68,876	$74,476

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ACCOUNTING POLICIES

    The accounting policies of Hickory Tech Corporation (HTC) are in conformity with generally accepted accounting principles and, where applicable, conform to the accounting principles as prescribed by federal and state telephone utility regulatory authorities. HTC presently gives accounting recognition to the actions of regulators where appropriate, as prescribed by Financial Accounting Standards Board Statement (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." A significant example includes the amount charged as depreciation expense, which reflects estimated lives and methods prescribed by regulators rather than those that might otherwise apply to nonregulated enterprises.

    Basis of Consolidation—The consolidated financial statements of HTC include Hickory Tech Corporation and its subsidiaries. HTC operates in the following five business segments: (i) Telephone Sector, (ii) Communications Services Sector, (iii) Wireless Services Sector, (iv) Billing/Data Services Sector and (v) Communications Products Sector. An investment in an unconsolidated partnership is accounted for using the equity method. All intercompany transactions have been eliminated from the consolidated financial statements.

    Revenue Recognition—Revenues are generally recognized when services are earned, rendered or products are delivered to customers. Customers are billed as of monthly cycle dates. Telephone Sector revenues are derived from charges for network access to HTC's local exchange telephone network, from subscriber line charges and from contractual arrangements for services such as billing and collection and directory advertising. Certain of these revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Management believes that recorded amounts represent reasonable estimates of the final distribution from these pools. Revenue in the Communications Products Sector earned on major installation and change contracts is recognized on the percentage of completion method.

    Estimates—The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

    Reclassifications—Certain amounts in the 1998 and 1997 financial statements and notes have been reclassified to conform with the 1999 presentation. These reclassifications did not impact previously reported operating income, net income, cash flows or shareholders' equity.

    Property, Plant and Equipment—Property, plant and equipment are recorded at original cost of acquisition or construction. When regulated incumbent local exchange carrier (ILEC) telephone assets are sold or retired, the assets and related accumulated depreciation are removed from the accounts and any gains or losses on disposition are amortized with the remaining net investment in telephone plant.

    The components of property, plant and equipment are summarized as follows:

	1999	1998
	(Dollars in Thousands)
ILEC Telephone Plant	$129,443	$115,352
CLEC Telephone Plant	11,061	1,687
Wireless Plant	15,964	6,787
Other Property and Equipment	8,511	9,253

Total	164,979	133,079
Less Accumulated Depreciation	76,793	68,615

Property, Plant and Equipment, Net	$88,186	$64,464

    Depreciation for financial statement purposes is determined using the straight-line method based on the lives of the various classes of depreciable assets. The composite depreciation rates on ILEC telephone plant for the three years ended December 31, 1999, were 6.0%, 6.2%, and 6.4%. Other plant, property and equipment is depreciated over estimated useful lives of three to fifteen years, and buildings are depreciated over their estimated useful life of thirty-nine years.

    Cash Equivalents—Cash equivalents include short-term investments with original maturities of three months or less.

    Investments—Investments primarily include investments accounted for using the equity method of accounting. Other investments are carried at lower of cost or net realizable value.

    Inventories—Inventories, which consist only of materials and supplies, are stated at the lower of average cost or market. At December 31, 1999 and 1998, materials and supplies were $2,482,000 and $2,302,000, respectively.

    Income Taxes—The provision for income taxes consists of an amount for taxes currently payable plus changes in deferred income taxes. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

    Intangible Assets—The components of HTC's intangible assets, along with the periods in which each component is being amortized over, are shown in the following table. As of December 31, 1999 and 1998, unamortized goodwill were $30,411,000 and $31,287,000. HTC reviews its intangibles whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. HTC estimates the future cash flows expected to result from the asset, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the intangible, HTC recognizes an impairment loss by reducing the amortized cost of the intangible to its estimated fair value. To date, HTC has not recognized impairment losses on any intangibles.

	1999	1998	Lives
	(Dollars in Thousands)
FCC Licenses	$70,093	$34,265	40 years
Goodwill	33,245	33,245	40 years
Customers	880	—	5 years
Software	251	—	3-5 years
Debt Issuance Fees	814	351	Remaining Life of Debt
Other Intangibles	200	200	5 years

Total	105,483	68,061
Less Accumulated Amortization	5,252	2,724

Intangible Assets, Net	$100,231	$65,337

    Capitalized Software Costs—Capitalized software costs consist of costs to develop software by HTC's Billing/Data Services Sector for internal use by the Telephone Sector, the Communications Services Sector and the Wireless Services Sector as well as for external sales to the communications industry. Software costs are capitalized in accordance with the SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed". HTC begins to capitalize costs related to internally developed software once technological feasibility has been established and continues capitalization until the product becomes available for general release to customers. There were unamortized software costs of $251,000 at December 31, 1999. As of December 31, 1999, the related product was not available for general market release. There were no unamortized software costs at December 31, 1998. There were no amortization expenses relating to the capitalized software costs in 1999 or 1998. Capitalized software costs are amortized on a product-by-product basis over the estimated economic life of the product.

    Comprehensive Income—SFAS No. 130 requires that a full set of general purpose financial statements include the reporting of "comprehensive income." Comprehensive income is comprised of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the periods ended December 31, 1997, 1998 and 1999, comprehensive income was comprised solely of net income. As a result, the adoption of SFAS No. 130 had no impact on HTC's financial statements.

    Earnings Per Share—Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Shares used in the earnings per share assuming dilution calculation are based on the weighted average number of shares of common stock outstanding during the year increased by potentially dilutive common shares. Potentially dilutive common shares include stock options, stock issued under the employee stock purchase plan (ESPP) and the accrued shares under incentive stock awards.

	1999	1998	1997
Weighted Average Shares Outstanding	13,746,053	13,637,058	13,811,871
Stock Options	24,770	25,389	3,966
Stock Subscribed (ESPP)	1,672	1,659	1,390
Accrued Incentive Stock	41,043	22,079	27,623

Total Dilutive Shares Outstanding	13,813,538	13,686,185	13,844,850

    Options to purchase 63,500 shares in 1999, 33,000 shares in 1998 and 56,184 shares in 1997 were not included in the computation of earnings per share assuming dilution because their effect on earnings per share would have been antidilutive.

    Comprehensive Income—This amount is not presented since HTC has no items that would cause net income to differ from comprehensive income.

NOTE 2—ACQUISITIONS AND DISPOSITIONS

    On June 1, 1999, HTC acquired the Metro A-2 cellular property. The property surrounds the metropolitan Twin Cities area and is located in five Minnesota counties and in one Wisconsin county. The population of the serving area is 200,000. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired based upon their fair values. The total purchase price was approximately $41,500,000. HTC allocated $36,600,000 of the purchase price to the FCC license acquired and $4,900,000 to the cellular network and cellular tower sites. HTC financed $30,000,000 of the acquisition from its revolving credit facility and paid the remainder of the purchase price with available funds. The operations of the Metro A-2 acquisition are included in the Wireless Services Sector.

    On May 12, 1999, HTC sold its 6.4% equity interest in Midwest Wireless Communications, LLC (MWC), a rural cellular telecommunications provider in southern Minnesota to MWC. HTC recorded a pre-tax gain on the sale of $9,207,000 from the sale price of $12,764,000. The after-tax gain on this sale was $5,213,000. The investment was accounted for under the equity method and was included with Investments as of December 31, 1998. The equity interest was reflected in the operations of the Telephone Sector.

    On September 30, 1998, HTC sold Digital Techniques, Inc. (DTI) for $4,250,000. HTC recorded a pre-tax gain on the sale of the stock of $320,000. The operations of DTI were previously included in the Communications Products Sector.

    On May 1, 1998, HTC acquired Rural Service Area (RSA) 10 cellular property, encompassing seven counties of south central Minnesota. The population of the service area is approximately 230,000, and the service area overlaps the telephone line service area of HTC's Minnesota Telephone Sector. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase has been allocated to the assets acquired based upon their fair values. The total purchase price was approximately $40,300,000. HTC allocated $33,200,000, $880,000 and $5,000,000 of the purchase price to the FCC license, customer base and the cellular network and cellular tower sites, respectively. The remainder of the purchase price of $1,220,000 was allocated to all other assets acquired and liabilities assumed. HTC financed $38,000,000 of the acquisition from its revolving credit facility and paid the remainder with available funds. The operations of RSA 10 are included in the Wireless Services Sector.

    The following unaudited pro forma information presents the consolidated results of operations as if the June 1, 1999 acquisition of Metro A-2 had occurred at the beginning of the periods shown after taking into account the effect of certain adjustments and eliminations as discussed in HTC's Report on Form 8-K filed on August 13, 1999. The December 31, 1998 pro forma information also presents the consolidated results of operations as if the May 1, 1998 RSA 10 acquisition had occurred on January 1, 1998. This summary is not necessarily indicative of what the results of operations of HTC and the cellular acquisitions would have been if they were a single entity during such periods, nor does it purport to represent results of operations for any future periods.

	Years Ended December 31,
	1999	1998
	(In Thousands, Except Per Share Amounts)
Total Revenues	$97,228	$97,127
Net Income	$13,845	$11,152
Basic Earnings Per Share	$1.01	$0.82

NOTE 3—INVESTMENTS AND FINANCIAL INSTRUMENTS

    The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments. Substantially all investments include investments accounted for using the equity method of accounting. The fair value of HTC's long-term debt, after deducting current maturities, is estimated to be $110,414,000 at December 31, 1999 and $74,447,000 at December 31, 1998, compared to carrying values of $111,149,000 and $75,362,000 respectively. The fair value estimates are based on the overall weighted rates and maturity compared to rates and terms currently available in the long-term financing markets.

NOTE 4—BUSINESS SEGMENTS

    HTC's operations are conducted in five business segments as: (i) Telephone Sector, (ii) Communications Services Sector, (iii) Wireless Services Sector, (iv) Billing/Data Services Sector and (v) Communications Products Sector. HTC defines its business segments based on the internal organization that is used by management for making operating decisions and assessing performance. The Telephone Sector provides telephone services to Mankato and adjacent areas of south central Minnesota, to the Amana Colonies in east central Iowa and to eleven communities in northwest Iowa. The Telephone Sector also operates fiber optic cable transport facilities in Minnesota. The Communications Services Sector offers an alternative choice for local telecommunications service, known as CLEC (Competitive Local Exchange Carrier) service in the telecommunications industry, to customers in towns in Minnesota and Iowa not currently in HTC's Telephone Sector's service area. In addition, the Communications Services Sector resells long distance service to the Telephone Sector's Minnesota and Iowa subscribers. The Wireless Services Sector provides cellular telephone service to seven counties in south central Minnesota and a service area around the Minneapolis/St. Paul, Minnesota metropolitan area. The Billing/Data Services Sector provides data processing and related services, principally to HTC's other sectors, other local exchange telephone companies, CLECs, long distance resellers, wireless companies, municipalities and utilities. The Communications Products Sector designs, sells, installs and services business telephone systems and data communications equipment primarily in metropolitan Minneapolis/St. Paul, Minnesota.

    During the period from January 1, 1998 to September 30, 2000, the operations of the Wireless Services Sector were included as a component of the Communications Services Sector. Given the substantial growth in HTC's wireless and CLEC operations in 1999, HTC elected to create a new segment effective December 31, 1999, the Wireless Services Sector. The wireless operations that comprise this segment have been retroactively reclassified from the Communications Services Sector to the Wireless Services Sector in the financial statements for the period from January 1, 1998 to December 31, 1999.

    Business segment information for the years 1999, 1998 and 1997 is as follows.

BUSINESS SEGMENT DATA
Years Ended December 31

	Telephone	Comm. Services	Wireless Services	Billing/Data Services	Comm. Products	Corporate	Consolidated
	(Dollars in Thousands)
1999
Revenue from Unaffiliated Customers	$50,219	$3,098	$16,808	$4,368	$22,576	$—	$97,069
Intersegment Revenues	3,936	547	—	3,146	—	—	—

Total	54,155	3,645	16,808	7,514	22,576	—	97,069
Depreciation and Amortization	7,561	285	3,204	254	319	224	11,847
Operating Income/(Loss)	23,867	(4,149)	3,347	(486)	1,137	(2,097)	21,619
Equity in Net Income of Investees	445	—	—	85	—	—	530
Income Taxes	10,005	(1,765)	1,350	(157)	392	775	10,600
Net Income/(Loss)	14,431	(2,523)	1,931	(221)	565	483	14,666
Identifiable Assets	96,756	11,325	85,136	4,041	10,939	6,607	214,804
Investment in Equity Method Investees	—	—	—	764	—	—	764
Capital Expenditures	12,935	10,912	4,251	148	269	16	28,531

1998
Revenue from Unaffiliated Customers	$48,352	$1,631	$7,907	$7,962	$28,721	$—	$94,573
Intersegment Revenues	743	—	—	2,571	—	—	—

Total	49,095	1,631	7,907	10,533	28,721	—	94,573
Depreciation and Amortization	7,584	31	1,290	263	350	207	9,725
Operating Income/(Loss)	22,274	(1,581)	1,839	1,776	2,396	(2,012)	24,692
Equity in Net Income of Investees	1,026	—	—	129	—	—	1,155
Income Taxes	9,544	(655)	780	840	904	(2,120)	9,293
Net Income/(Loss)	13,790	(922)	1,099	1,184	1,323	(2,948)	13,526
Identifiable Assets	94,029	2,381	43,314	4,568	13,432	3,705	161,429
Investment in Equity Method Investees	3,304	—	—	680	—	—	3,984
Capital Expenditures	7,572	270	3,724	247	345	32	12,190

1997
Revenue from Unaffiliated Customers	$42,835	$—	$—	$9,474	$24,153	$—	$76,462
Intersegment Revenues	77	—	—	2,347	—	—	—

Total	42,912	—	—	11,821	24,153	—	76,462
Depreciation and Amortization	6,684	—	—	863	253	190	7,990
Operating Income/(Loss)	19,203	—	—	1,795	2,198	(2,540)	20,656
Equity in Net Income of Investees	887	—	—	159	—	—	1,046
Income Taxes	8,433	—	—	855	843	861	10,992
Net Income	11,879	—	—	1,208	1,235	1,157	15,479
Identifiable Assets	91,174	—	—	4,371	10,780	6,059	112,384
Investment in Equity Method Investees	2,572	—	—	551	—	—	3,123
Capital Expenditures	11,431	—	—	258	363	83	12,135

NOTE 5—COMMON STOCK

    Under the terms of an employee stock purchase plan, participating employees may acquire shares of common stock through payroll deductions of not more than 10% of their compensation. The price at which the shares can be purchased is 85% of the fair market value for such shares on the lesser of two specified dates in each plan year. There were 900,000 common shares reserved for this plan. At December 31, 1999, employees had subscribed to purchase approximately 30,000 shares in the current plan year ending August 31, 2000.

    Under the terms of a corporate retainer stock plan for directors, participating directors may acquire shares of common stock in exchange for their quarterly retainers. The price at which the shares can be purchased is 100% of the fair market value for such shares on a specified date in each quarter. There were 300,000 common shares reserved for this plan.

    HTC also offers a directors' stock option plan to attract and retain outside directors. The plan provides for each outside director to receive fully vested options to purchase 3,000 shares of common stock of HTC at fair market value if HTC meets pre-established financial objectives. The options may be exercised no later than ten years after the date of grant. All options granted, which have not expired and have not been exercised under the provisions of the plan, shall be available for grant in subsequent years. There were 300,000 common shares reserved for this plan.

    HTC's stock award plan provides for the granting of incentive stock options, non-qualified stock options and stock awards. The plan provides for stock awards based on the attainment of certain financial targets and for individual achievements. In addition, for one component of the plan, HTC utilizes a trust account for the funding of a long-term performance award. In 1999, HTC issued 47,751 shares to the trust in exchange for $607,000. The stock options issued under this plan may be exercised no later than ten years after the date of grant, with one-third of the options vesting each year. All options granted, which have not expired and have not been exercised under the provisions of the plan, shall be available for grant in subsequent years. There were 750,000 common shares reserved for this plan.

    HTC has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." HTC has elected to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee and directors' stock compensation plans. If HTC had elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option-pricing model with the following listed assumptions:

	1999	1998	1997
	(Dollars in Thousands, Except Per Share Amounts)
Pro Forma Net Income	$14,514	$13,366	$15,323
Pro Forma Basic EPS	$1.06	$0.98	$1.11
Pro Forma Diluted EPS	$1.06	$0.98	$1.11
Volatility	24.8%	20.7%	13.4%
Dividend Yield	3.9%	3.3%	4.2%
Risk-Free Interest Rates	5.5%	5.6%	6.7%
Expected Life in Years	7	7	7

    A summary of the stock option activity of the plan is as follows:

	Shares			Weighted Average Exercise Price
	1999	1998	1997	1999	1998	1997
Outstanding at Beginning of Year	153,984	126,984	89,184	$10.72	$9.97	$10.19
Granted	100,000	39,000	37,800	11.36	13.38	9.46
Exercised	(12,313)	(4,002)	—	9.88	9.39	—
Forfeited	(14,890)	(7,998)	—	10.40	12.39	—

Outstanding at End of Year	226,781	153,984	126,984	$11.07	$10.72	$9.97

Exercisable at End of Year	119,083	86,802	60,549	$10.99	$10.22	$10.45
Weighted Average Fair Value of Options Granted During the Year	$2.59	$3.00	$1.56

    Exercise prices for options outstanding as of December 31, 1999 ranged from $9.38 to $13.38. The weighted average remaining contractual life of those options is 7.75 years. All stock options granted in 1999, 1998 and 1997 had an exercise price equal to the fair market value of HTC's common stock on the date of grant.

    Other stock award activity is as follows:

	1999	1998	1997
Stock Awards Granted	23,903	20,223	9,456
Weighted Average Fair Value of Stock Awards Granted During the Year	$12.55	$12.04	$9.08

NOTE 6—DEBT AND OTHER OBLIGATIONS

    Long-term debt consists of the following:

	1999	1998
	(Dollars in Thousands)
Senior Notes to Institutional Investors, 7.11% Due April 2012	$40,000	$40,000
Revolving Credit Facility, 7.85% Weighted Average Interest Due May 2004	70,500	34,500
Notes Payable for Datacomm Acquisition, 5.69% Imputed Interest Due November 2000	—	473
Notes Payable to Rural Utilities Service, 2% Due November 2003	773	958
Notes Payable to Rural Telephone Bank, 4% Due April 2007	88	111

Total	111,361	76,042
Less Current Maturities	212	680

Long-Term Debt	$111,149	$75,362

    In May 1999, HTC obtained a $90,000,000 unsecured revolving credit facility with a syndicate of banks to finance the $41,500,000 acquisition of the Minneapolis/St. Paul cellular property and future capital expenditures of the Communications Services Sector. Proceeds from this credit facility were also used to repay amounts outstanding under HTC's previous $45,000,000 revolving credit facility with the same syndicate of banks. The weighted average interest rate associated with the $90,000,000 credit facility varies with LIBOR rates and was 7.85% at December 31, 1999. There are no mandatory principal repayment terms. The unsecured credit facility has a termination date of May 28, 2004. As of December 31, 1999, HTC had drawn $70,5000,000 on this credit facility, and had $19,500,000 of available credit. Provisions of the credit facility contain covenants relating to cash flow and capitalization.

    In April 1997, HTC sold $40,000,000 of 15-year senior unsecured notes to fund the $35,271,000 acquisition of the telephone exchanges in Iowa. The notes accrue interest at 7.11%. No principal payments are due during the first four years. Beginning April 1, 2002, HTC is required to make annual principal payments of $3,636,000 through 2012. Provisions of the debt instruments contain covenants relating to liens, consolidated net worth and cash flow coverage.

    In October 1997, HTC acquired the assets of Datacomm Products. The terms of the purchase agreement required HTC to make annual principal and interest payments of $500,000 in 1998 and 1999.

    As of December 31, 1999, HTC had $861,000 of outstanding debt remaining with Rural Utilities Service and the Rural Telephone Bank for the financing of telephone property, plant and equipment of Mid-Communications, Inc.

    Annual requirements for principal payments for the four years subsequent to 2000 are as follows: 2001—$217,000; 2002—$3,858,000; 2003—$3,848,000 and 2004—$74,136,000.

    HTC owns most of its major facilities, but does lease certain office space, land and equipment under principally noncancelable operating leases. Rental expense was $1,619,000 in 1999, $1,140,000 in 1998 and $482,000 in 1997. At December 31, 1999, future minimum lease obligations for the next five years are as follows: 2000—$1,709,000; 2001—$1,120,000; 2002—$561,000; 2003—$458,000 and 2004—$299,000.

NOTE 7—EMPLOYEE RETIREMENT BENEFITS

    Employees who meet certain service requirements are covered under a defined contribution retirement savings plan, which includes IRS Section 401(k) provisions. HTC contributes up to 6.0% of the employee's eligible compensation, based on the employee's voluntary contribution. HTC also offers an employee profit sharing provision with the plan for all employees who are eligible to participate in the employee retirement savings plan and are not covered by other types of incentive pay plans. Under this provision, HTC contributes up to 2.0% of the eligible employee group compensation into retirement savings plan accounts if the HTC sectors achieve specific earnings targets. HTC contributions and costs for the retirement savings plan were $1,007,000 in 1999 $871,000 in 1998, and $937,000 in 1997.

    In addition to providing retirement savings benefits, HTC provides postretirement health care and life insurance benefits for certain employees. HTC is not currently funding these benefits.

(Dollars in Thousands)	1999	1998
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	$1,229	$1,033
Net Periodic Benefit Cost	334	317
Benefits Paid	(115)	(121)

Benefit Obligation at End of Year	1,448	1,229
Accumulated Postretirement Benefit Obligation	2,707	2,510
Unrecognized Transition Obligation	(780)	(840)
Unrecognized Prior Service Cost	142	153
Unrecognized Cumulative Net Loss	(621)	(594)

Accrued Benefit Cost	1,448	1,229

	1999	1998	1997
Components of Net Periodic Benefit Cost
Service Cost	92	80	64
Interest Cost	173	172	142
Amortization of Unrecognized:
Transition Obligation	60	60	60
Prior Service Cost	(12)	(12)	(12)
Cumulative Net Loss	21	17	2

Net Periodic Benefit Cost	334	317	256

    The health care cost trend rate used in determining the accumulated postretirement benefit obligations was 9% decreasing to 8% in the years 2000 through 2003, decreasing to 6% for the year 2004 and then decreasing to 5% for the years thereafter. An increase of one percentage point in the assumed health care cost trend would increase the accumulated postretirement benefit obligation at December 31, 1999 by $443,000 and the net periodic post-retirement benefit cost for the year then ended by $50,000. A decrease of one percentage point in the assumed health care cost trend would decrease the accumulated postretirement benefit obligation at December 31, 1999 by $354,000 and the net periodic postretirement benefit cost for the year then ended by $40,000.

    A weighted average discount rate of 7.00% was used to develop net periodic postretirement benefit cost and the actuarial present value of accumulated benefit obligations.

NOTE 8—INCOME TAXES

    The income tax provision (benefit) for the years ended December 31, 1999, 1998 and 1997 include the following components:

	1999	1998	1997
	(Dollars in Thousands)
Current Income Taxes:
Federal	$5,995	$6,175	$9,133
State	1,861	1,917	2,377
Deferred Income Taxes:
Federal	2,094	984	(348)
State	650	305	(104)
Investment Tax Credit:
Amortized	—	(88)	(66)

Total Income Taxes	$10,600	$9,293	$10,992

    Deferred tax liabilities and assets are comprised of the following:

	1999	1998
	(Dollars in Thousands)
Tax Liabilities:
Depreciation and Fixed Assets	$5,611	$4,269
Intangible Assets	3,111	1,175
Investments	—	186

Gross Deferred Tax Liability	8,722	5,630

Tax Assets:
Deferred Compensation and Post-Retirement Benefits	1,684	1,435
Receivables and Inventories	720	694
Accrued Liabilities	651	600
Investments	228	206
Other	4	4

Gross Deferred Tax Asset	3,287	2,939

Net Deferred Tax Liability	5,435	2,691
Net Current Deferred Tax Asset	1,222	1,294

Net Non-Current Deferred Tax Liability	$6,657	$3,985

    The differences that cause the effective tax rate to vary from the statutory federal income tax rates are as follows:

	1999	1998	1997
Statutory Tax Rate	35.0%	35.0%	35.0%
Effect of:
State Income Taxes Net of Federal Tax Benefit	6.3	6.8	5.6
Amortization of Investment Tax Credit	—	(0.4)	(0.3)
Other, Net	0.6	(0.7)	1.2

Effective Tax Rate	41.9%	40.7%	41.5%

NOTE 9—QUARTERLY FINANCIAL INFORMATION (Unaudited)

	1999
	Total	4th	3rd	2nd	1st
	(Dollars In Thousands, Except Per Share Amounts)
Operating Revenues	$97,069	$24,862	$24,860	$25,188	$22,159
Operating Income	21,619	5,513	5,400	5,438	5,268
Net Income	14,666	2,117	2,106	7,644	2,799
Earnings Per Share	$1.07	$.15	$.15	$.56	$.20
Dividends Per Share	$.44	$.11	$.11	$.11	$.11

	1998
	Total	4th	3rd	2nd	1st
	(Dollars In Thousands, Except Per Share Amounts)
Operating Revenues	$94,573	$25,480	$25,103	$23,312	$20,678
Operating Income	24,692	6,088	6,153	6,839	5,612
Net Income	13,526	3,040	3,948	3,496	3,042
Earnings Per Share	$.99	$.22	$.29	$.26	$.22
Dividends Per Share	$.44	$.11	$.11	$.11	$.11

SELECTED FINANCIAL AND OPERATING DATA

	1999	1998	1997	1996	1995	1994	1993
	(Dollars in Thousands, Except Per Share Amounts)
FOR THE YEAR:
Operating Revenues(A)
Telephone	$50,219	$48,352	$42,835	$34,334	$32,600	$29,127	$26,363
Communications Services	3,098	1,631	—	—	—	—	—
Wireless Services	16,808	7,907	—	—	—	—	—
Billing/Data Services	4,368	7,962	9,474	9,573	10,405	7,846	8,442
Communications Products	22,576	28,721	24,153	22,655	19,842	21,235	17,736

Total Operating Revenues	$97,069	$94,573	$76,462	$66,562	$62,847	$58,208	$52,541
Net Income	$14,666	$13,526	$15,479	$10,419	$9,900	$9,147	$8,341
Net Income Before Gains(B)	$9,453	$12,715	$11,774	$10,419	$9,900	$9,147	$8,341
PER SHARE:
Earnings Per Share Before Gains(B)(C)	$0.69	$0.93	$0.85	$0.70	$0.64	$0.59	$0.54
Dividends Per Share(C)	$0.44	$0.44	$0.40	$0.37	$0.33	$0.29	$0.28
Book Value Per Share	$5.40	$4.66	$4.08	$3.67	$3.77	$3.43	$3.17
AT YEAR END:
Total Assets	$214,804	$161,429	$112,384	$71,263	$73,973	$67,780	$62,618
Shareholders' Equity	$74,476	$63,629	$55,562	$52,736	$58,041	$52,842	$48,824
Total Debt	$111,361	$76,042	$41,964	$1,089	$1,293	$1,514	$1,820
Debt Ratio(D)	59.9%	54.4%	43.0%	2.0%	2.2%	2.8%	3.6%
CUSTOMER DATA (year end):
ILEC Access Lines(E)	63,286	61,346	59,223	44,583	42,954	41,326	38,519
CLEC Access Lines(F)	3,704	344	—	—	—	—	—
Wireless Customers(G)	20,309	15,955	—	—	—	—	—
Internet Customers(H)	5,835	3,195	—	—	—	—	—
Long Distance Subscribers(I)	12,146	6,012	—	—	—	—	—
OTHER DATA:
Employees (year end)	502	479	452	425	447	425	405
Return on Beginning Equity(B)	14.9%	22.9%	22.3%	18.0%	18.7%	18.7%	18.7%
Capital Expenditures	$28,531	$12,190	$12,135	$10,100	$6,021	$6,204	$5,476
Telephone Plant(J) (year end)	$129,443	$115,352	$110,229	$78,132	$71,259	$66,314	$58,149
Shares Outstanding(C) (year end)	13,787,416	13,662,216	13,602,357	14,370,687	15,402,063	15,372,873	15,431,487
Share Price(K) (year end)	$15.0000	$12.6250	$11.6875	$9.1250	$10.4375	$10.5625	$11.0000

(A)
Acquisitions of Amana Colonies Telephone Company in 1994, Heartland Telecommunications Company of Iowa and Datacomm Products in 1997, Minnesota Southern Wireless Company in 1998 and Metropolitan Service Area A-2 (partial Minneapolis/St. Paul area) cellular telephone business in 1999 and the disposition of HTC's subsidiary, Digital Techniques, Inc. (DTI) in 1998 have affected HTC's revenue growth.

(B)
Excludes one-time after-tax gains in 1999 of $5.2 million or $0.38 per share from the sale of a cellular partnership interest, in 1998 of $811,000 or $0.06 per share from the sale of DTI and unrelated securities and one-time gain in 1997 of $3.7 million or $0.27 per share from the sale of DirecTV assets.

(C)
All per share calculations and shares outstanding have been restated for the 1998 3-for-1 stock split.

(D)
Debt Ratio = Total Debt / (Total Debt + Ending Shareholders' Equity).

(E)
ILEC Lines refer to the local exchange telephone access lines in the Telephone Sector.

(F)
CLEC Lines refer to the competitive local exchange telephone access lines in the Communications Services Sector.

(G)
Wireless Customers refer to the cellular service subscribers in the Wireless Services Sector.

(H)
Internet Customers are serviced within the Telephone Sector.

(I)
Long Distance services are provided by the Telephone Sector and the Communications Services Sector.

(J)
Telephone Plant includes the gross property, plant and equipment of the Telephone Sector. The Telephone Plant does not include property, plant and equipment from HTC's Communications Services or Wireless Services Sectors.

(K)
Price is the last day closing price for 1999 and the last five-day closing price average for the years 1993 through 1998.

QuickLinks

Exhibit 13(a)
  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS