Form 10-K, Exhibit 13
period 2000-12-31
HICKORY TECH CORP
filed 2001-03-29
CIK 766561

Exhibit 13

HickoryTech and Subsidiaries

Management's Discussion and Analysis

BUSINESSES
Hickory Tech Corporation (HickoryTech) operates in five business sectors. Its largest and oldest business (since 1898) has been the operation of independent local exchange carriers (ILECs) or traditional wireline telephone service. This business is HickoryTech's Telephone Sector. In 1998, HickoryTech began its competitive local exchange carrier (CLEC) business, competing for the telephone dial tone, data and long distance calling business in other ILECs' territories. HickoryTech identifies this business as its Communications Services Sector. Also in 1998, HickoryTech acquired its first wholly owned cellular service license and in 1999 acquired an additional cellular service license. This business is HickoryTech's Wireless Services Sector. Since 1964, HickoryTech has provided computer data processing and software, predominantly to other telecommunications companies and for its own operations. This business is HickoryTech's Information Solutions Sector. HickoryTech acquired its Enterprise Solutions Sector in 1990. Since then, HickoryTech has operated as a leading telecommunications and data equipment distributor from a base in Minneapolis/St. Paul, Minnesota.

THE COMPANY
The nine subsidiaries of HickoryTech and the business sectors they operate in are:

TELEPHONE
          Mankato Citizens Telephone Company
          Mid-Communications, Inc.
          Amana Colonies Telephone Company
          Heartland Telecommunications Company of Iowa, Inc.
          Cable Network, Inc.

COMMUNICATIONS SERVICES
          Crystal Communications, Inc.

WIRELESS SERVICES
          Minnesota Southern Wireless Company

INFORMATION SOLUTIONS
          National Independent Billing, Inc.

ENTERPRISE SOLUTIONS
          Collins Communications Systems Co.

Publicly, all subsidiaries operate and do business as "HickoryTech".

CORPORATE DEVELOPMENTS

2000

In October, acquired approximately 5,000 dial-up internet customer accounts in southern Minnesota from Internet Connections.

During 2000, HickoryTech grew internally by 2,200 ILEC access lines, 4,500 CLEC access lines, 5,400 wireless customers, 1,300 internet customers and 6,200 long distance customers, a total of 18.5% growth internally in customer counts.

1999

In May, sold its 6.4% equity interest in Midwest Wireless Communications, LLC, a rural cellular provider in southern Minnesota.

In June, acquired 170,000 population equivalents (pops) cellular license surrounding metropolitan Minneapolis/St.Paul.

1998

In January, initiated long distance and internet services and established Crystal Communications as a startup company to offer competitive telephone service as a CLEC.

In May, acquired 16,000 customer, 230,000 pops, cellular business in southern Minnesota, Minnesota RSA 10.

In September, sold Digital Techniques Inc. subsidiary (telecommunications equipment in Dallas, TX).

FORWARD-LOOKING STATEMENTS
This Management's Discussion and Analysis and other sections of this Annual Report contain forward-looking statements that are based on current expectations, estimates and projections about the industry in which HickoryTech operates, management's beliefs and assumptions. Such forward-looking statements are subject to important risks and uncertainties that could cause HickoryTech's future actual results to differ significantly from such statements. HickoryTech is developing several internal growth businesses, including its Communications Services Sector, its Wireless Services Sector and its SuiteSolution product in its Information Solutions Sector, and in this Annual Report is making certain forward-looking statements about these growth businesses. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

CONSOLIDATED RESULTS OF OPERATIONS

2000 Compared to 1999

•	2000 consolidated operating revenues were $102.1 million, a $5.0 million or 5.2% increase over 1999. HickoryTech's acquisition of Metro A-2 contributed $3,569,000 to consolidated operating revenues for the full year 2000 and $2,730,000 for the partial year 1999. Without the effect of the acquisition of Metro A-2, consolidated operating revenues in 2000 would have increased 4.5% over 1999.

•	2000 consolidated net income of $7.7 million represents a $7.0 million or 47.5% decrease from 1999. The 2000 net income includes a $161,000 after-tax gain related to final payment received from the 1998 sale of Digital Techniques, Inc. The 2000 net income also includes a $233,000 after-tax extraordinary loss related to the early extinguishment of debt and a $20,000 after-tax loss from a cumulative effect of a change in accounting principle. The 1999 net income includes a $5.2 million after-tax gain from the sale of HickoryTech's equity interest in Midwest Wireless Communications. Without the effect of gains and other one-time items in either year, consolidated net income would have decreased 17.5% from 1999. This decrease is the planned effect of internal customer growth. Management expects initial customer acquisition costs will give way to long-term shareholder value increases.

1999 Compared to 1998

•	1999 consolidated operating revenues were $97.1 million, a $2.5 million or 2.6% increase over 1998. Digital Techniques, Inc. (DTI), which contributed $5,580,000 to consolidated operating revenues in 1998, was sold in September 1998. The wireless acquisition of RSA 10 added $7,907,000 in partial year revenues for 1998 and $14,078,000 for the full year 1999. The second wireless acquisition, Metro A-2, provided $2,730,000 in partial year revenues for 1999. Without the effect of selling DTI, consolidated operating revenues in 1999 would have increased 9.1% over 1998. Without the effect of selling DTI and the acquisitions of cellular licenses in both 1999 and 1998, consolidated operating revenues in 1999 would have decreased 1% from 1998, primarily in the Information Solutions and Enterprise Solutions Sectors.

•	1999 consolidated net income of $14.7 million represents a $1.1 million or 8.4% increase over 1998. The 1999 net income includes a $5.2 million after-tax gain from the sale of HickoryTech's equity interest in Midwest Wireless Communications. 1998 consolidated net income of $13.5 million includes $811,000 of after-tax gains (from sale of DTI and unrelated securities). Without the effect of gains in either year, consolidated net income would have decreased 25.7% from 1998, primarily the planned effect of internal customer growth, and the resultant increases in customer acquisition costs.

OVERALL SUMMARY OF OPERATIONS

Year Ended December 31,	2000	1999	1998
	(Dollars in thousands)
Operating Income/(Loss)
Telephone	$25,885	$23,867	$22,274
Communications Services	(5,208)	(4,149)	(1,581)
Wireless Services	2,226	3,347	1,839
Information Solutions	706	(486)	1,776
Enterprise Solutions	(308)	1,137	2,396
Corporate	(958)	(2,097)	(2,012)
	22,343	21,619	24,692
Other Income	434	953	1,445
Interest Expense	(9,803)	(6,513)	(4,596)
Income Taxes	(5,177)	(6,606)	(8,826)
Net Income Before Gains/Losses*	$7,797	$9,453	$12,715

* Excludes after-tax extraordinary loss of $233,000 and after-tax cumulative loss on accounting change of $20,000 in 2000 and net of tax gains from sale of assets of $161,000 in 2000, $5,213,000 in 1999 and $811,000 in 1998.

TELEPHONE
Telephone Sector revenues represented 53% of 2000 consolidated operating revenues after eliminations. They were earned primarily by providing customers access to the Telephone Sector's 67,120 ILEC access line local network and by providing interexchange access for long-distance network carriers. The Telephone Sector also earns revenue through use of its fiber optic transport network, network tandem switching and directory advertising. Total Telephone Sector revenues after eliminations have grown 10.8% compounded annually over a five-year period from 1995 to 2000. Without the acquisition of Heartland in 1997, the five-year compound annual growth rate would have been 6.2%.

TELEPHONE

(Dollars in Thousands)	2000	1999	1998
Revenues Before Eliminations
Local Service	$13,091	$12,260	$11,460
Network Access	32,765	29,760	28,696
Other	11,660	12,135	8,939
	57,516	54,155	49,095
Cash Operating Expenses	23,359	22,727	19,237
Non-Cash Operating Expenses	8,272	7,561	7,584
	31,631	30,288	26,821
Operating Income	$25,885	$23,867	$22,274
Net Income	$15,184	$14,431	$13,790
Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA) (1)	$34,157	$31,428	$29,858
Capital Expenditures	$15,336	$12,935	$7,572

From the table above, Telephone revenues before eliminations increased 6.2% in 2000 and 10.3% in 1999. Local service rates were increased in February 2000, which contributed $744,000 to Telephone revenues in 2000. Without the local service rate increase, Telephone revenues before eliminations would have increased 4.8% in 2000.

Local service revenue increased in the Telephone Sector by 6.8% for 2000 over 1999 and 7.0% for 1999 over 1998. Without the impact of the local service rate increase, 2000 local service revenue would have increased 0.7% over 1999. The revenue increases were mitigated with promotion and packaging of vertical services (caller identification, call waiting, three-way calling, etc.) which supplement basic line charges in efforts to sustain high customer penetrations. Access line growth was 3.3% in 2000 and 5.9% in 1999, which in addition to the local service rate increase in 2000, was the primary source of 2000 and 1999 revenue growth.

Network access revenue increased 10.1% in 2000 and 3.7% in 1999. Access minutes in 2000 increased 1.9% over 1999 and in 1999 increased by 3.3% over 1998. Access revenues in 2000 were enhanced by high demand for dedicated lines, high speed circuits and other non-usage based network connections. The negative effects of network access pricing, a common industry trend, will erode the increases in volume of switched minutes of use, minimizing future increases in network access revenue.

Other revenues, which include directory advertising, billing and collections revenue and intercompany services for the Communications Services Sector, decreased 3.9% in 2000. The intercompany services are primarily related to engineering assistance provided to construct the CLEC telephone network and the use of the Telephone Sector's telephone switch by the Communications Services Sector. These revenues are eliminated from operating revenues on the Consolidated Statements of Income.

Cash operating expenses increased 2.8% in 2000 and 18.1% in 1999. The increases in 2000 were due to normal inflation, and in 1999 were due to the activity associated with the services to the Communications Services Sector noted above. The Telephone Sector is striving for cost efficiencies and technological improvement to maintain its cash operating margins.

The Telephone Sector capital expenditures in 2000 and 1999 include $4,036,000 and $5,523,000, respectively, for the building of new fiber optic routes outside of this sector's service territory. 2000 capital expenditures also include $1,073,000 for high-speed internet network and $1,513,000 in host switch additions. The remainder of the 2000 and 1999 capital expenditures of $8,714,000 and $7,412,000, respectively, are comparable to those in 1998 and consists primarily of additional service connections and network upgrades.

COMMUNICATIONS SERVICES
Communications Services Sector revenues represented approximately 6% of 2000 consolidated operating revenues after eliminations. They are earned primarily by providing competitive local telephone service (CLEC) and by reselling long distance service.

HickoryTech is investing in new business development with this sector. As a result of this investment, this sector's local service and long distance activities operated at negative EBITDA of $4,533,000 in 2000, $3,864,000 in 1999, and $1,550,000 in 1998. The sector also invested $18,889,000 in 2000 and $10,912,000 in 1999 in capital expenditures. Access lines served in this sector have grown from 344 at the end of 1998 to 3,704 at the end of 1999 to 8,283 at the end of 2000. Long distance customers served in this sector have grown from 6,012 at the end of 1998 to 12,146 at the end of 1999 to 18,366 at the end of 2000. HickoryTech is implementing a network overbuild plan, as opposed to reselling existing services. While the customer acquisition costs may be high initially for this growth plan, management believes the long-term benefits will be comparable to its Telephone Sector operations.

COMMUNICATIONS SERVICES

(Dollars in Thousands)	2000	1999	1998
Revenues Before Eliminations
Long Distance	$4,457	$2,738	$1,271
Local Service	2,573	907	360
	7,030	3,645	1,631
Cash Operating Expenses	11,563	7,509	3,181
Non-Cash Operating Expenses	675	285	31
	12,238	7,794	3,212
Operating Loss	$(5,208)	$(4,149)	$(1,581)
Net Loss	$(3,125)	$(2,523)	$(655)
Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA)(1)	$(4,533)	$(3,864)	$(1,550)
Capital Expenditures	$18,889	$10,912	$270

The significant increases in operating revenues and expenses in 2000 and 1999 were the result of the Communications Services Sector expanding its CLEC operations from one community in Minnesota as of December 31, 1998 to eight communities in Minnesota and six communities in Iowa as of December 31, 2000. Additional expansion in the communities currently served as well as expansions to new communities is planned for 2001.

WIRELESS SERVICES
Wireless Services Sector revenues represented approximately 19% of 2000 consolidated operating revenues after eliminations. They are earned primarily by providing wireless and prepaid cellular telephone service to subscribers in seven counties in south central Minnesota, reselling paging and long distance services and by providing roaming service to customers and to other service providers. The Wireless Services Sector is the result of wireless service area license acquisitions in May 1998 and June 1999.

HickoryTech sees a unique opportunity to increase customer penetration levels and deploy wireless digital service options to its wireline customers in a bundled offering. While the customer acquisition costs may be high initially for this growth plan, management believes it is building long-term shareholder value. Customers served in this sector have grown from 15,955 at the end of 1998 to 20,309 at the end of 1999 to 25,698 at the end of 2000.

In the three years ended 2000, the Wireless Services Sector invested $12,956,000 in capital expenditures to improve its service area coverage and expand its cellular businesses.

WIRELESS SERVICES

(Dollars in Thousands)	2000	1999	1998
Revenues Before Eliminations
Service	$8,829	$6,706	$4,013
Roaming	10,081	10,102	3,894
	18,910	16,808	7,907
Cash Operating Expenses	12,407	10,257	4,778
Non-Cash Operating Expenses	4,277	3,204	1,290
	16,684	13,461	6,068
Operating Income	$2,226	$3,347	$1,839
Net Income	$1,227	$1,931	$1,099
Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA)(1)	$6,503	$6,551	$3,129
Capital Expenditures	$4,981	$4,251	$3,724

From the table above, Wireless revenues increased 12.5% in 2000. The increase is due entirely to an increase in service revenue as a result of the growth in the customer base served by this sector. Service revenue increased 31.7% while customers served increased 26.5% in 2000. Roaming revenues remained approximately the same in 2000 compared with 1999 as reduced rates for roaming offset increases in the volume of roaming minutes. Cash operating expenses increased 21.0% in 2000 due to the increase in customers served.

From 1998 to 1999, the table above reflects an approximate doubling of all line items due to the full year operations of the southern Minnesota RSA 10 cellular business and the June 1999 acquisition of the Metro A-2 cellular business. Roaming revenues increased significantly in 1999 due to the cellular operations of the Metro A-2 acquisition.

INFORMATION SOLUTIONS
Information Solutions Sector (formerly Billing/Data Services Sector) revenues represented approximately 4% of 2000 consolidated operating revenues after eliminations. They are earned by providing information management solutions for HickoryTech subsidiaries, other local telephone companies, long distance resellers, CLECs, wireless companies, municipalities and utilities.

The Information Solutions Sector's principal activity is the provision of monthly batch processing of computerized data. The sector has completed development of a wireless telecommunications billing and customer care solution software package and is developing a complementary wireline system. Plans are to deploy the new systems in 2001 to all HickoryTech sectors, and to follow with sales or turnkey installations to external customers thereafter.

INFORMATION SOLUTIONS

(Dollars in Thousands)	2000	1999	1998
Revenues Before Eliminations
Unaffiliated Customers	$4,287	$4,368	$7,962
Intercompany	4,668	3,146	2,571
	8,955	7,514	10,533
Cash Operating Expenses	7,869	7,746	8,494
Non-Cash Operating Expenses	380	254	263
	8,249	8,000	8,757
Operating Income/(Loss)	$706	$(486)	$1,776
Net Income/(Loss)	$427	$(221)	$1,184
Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA)(1)	$1,086	$(232)	$2,039
Capital Expenditures	$123	$148	$247

From the table above, Information Solutions Sector revenues before eliminations increased 19.2% in 2000 and decreased 28.7% in 1999. The sector's focus in 2000 and 1999 was split between the development of the new SuiteSolution (formerly WRITE2k) billing and customer care software package and introducing the product to the market, as well as continued service to the existing customer base. The current customer base revenue primarily is driven by service bureau processing to long distance resellers, CLECs and local telephone companies. In 1998, the service to a large CLEC began to decline, and in 1999, this CLEC took its service in-house and did not utilize the sector's services. The revenues attributable to this customer were $3,241,000 in 1998 and less than $100,000 in 1999.

Operating expenses in the Information Solutions Sector have declined in 2000 and 1999 as compared to 1998 due to cost cutting, mainly reduced contract programming, and the completion of amortization of capitalized software development costs related to software developed prior to SuiteSolution. At December 31, 2000, $1,569,000 was recorded on the balance sheet for the development of SuiteSolution. This will be amortized over the life of the SuiteSolution products once production is completed.

ENTERPRISE SOLUTIONS
Enterprise Solutions Sector revenues represented approximately 18% of 2000 consolidated operating revenues after eliminations. Revenues are earned primarily by the sale, installation and service of business telephone systems and data communications equipment primarily in metropolitan Minneapolis/St. Paul, Minnesota. The customers in this sector's market are the individual commercial/business end users of telecommunications service with ongoing service needs. This sector's products consist of telecommunication platforms such as Nortel and Octel on the voice side of its business, and Cisco and Bay (Nortel) equipment on the data side of its business. This sector's expertise is the quality installation and maintenance of wide area and local telecommunications networks for end user customers.

ENTERPRISE SOLUTIONS

(Dollars in Thousands)	2000	1999	1998
Revenues Before Eliminations
Installation	$8,688	$12,470	$13,543
Service	9,823	10,106	9,598
DTI	--	--	5,580
	18,511	22,576	28,721
Cash Operating Expenses	18,482	21,120	25,975
Non-Cash Operating Expenses	337	319	350
	18,819	21,439	26,325
Operating Income/(Loss)	$(308)	$1,137	$2,396
Net Income/(Loss)	$(250)	$565	$1,323
Earnings Before Interest,
Taxes, Depreciation and
Amortization (EBITDA)(1)	$29	$1,456	$2,746
Capital Expenditures	$157	$269	$345

From the table above, revenues for 2000 decreased 18.0% from 1999 while revenues for 1999 decreased 21.4% from 1998. The Digital Techniques, Inc. (DTI) operations were sold in September 1998. Without the revenues of DTI in 1998, revenues in 1999 would have decreased $565,000 or 2.4%. The Enterprise Solutions Sector experienced lower volumes of business from customers during the second half of 1999 due to concerns of Y2K issues. In 2000, the lower volumes of business continued. Management believes this lower business volume reflects customer delays due to industry-wide concerns regarding technological changes, including the role of switch versus server-based communications, and general economic concerns.

TOTAL COSTS AND EXPENSES
Total consolidated costs and expenses after eliminations increased 5.8% in 2000. Depreciation and amortization increased $2,421,000 in 2000 and $2,122,000 in 1999 due primarily to the higher pace of capital investment in the Communications Services Sector and wireless acquisitions in 1999 and 1998. Costs and expenses other than depreciation and amortization were $65,532,000 in 2000, compared with $63,603,000 in 1999. The primary reasons for the changes, as explained in the earlier sector discussions, were the costs of customer additions in the cellular telephone businesses and the growth of the Communications Services Sector. The Communications Services Sector's growth costs include the hiring of staff and of marketing expenses prior to revenue streams and paying interconnection fees to incumbent carriers for transferring customers to the CLEC telephone network.

OTHER INCOME AND INTEREST EXPENSE
Other income (primarily interest and equity in LLC income) was $519,000 lower in 2000 than 1999 and $492,000 lower in 1999 than 1998. Included in other income in 1999 and 1998 was HickoryTech's 6.4% equity interest in Midwest Wireless Communications, LLC. HickoryTech sold this equity interest in May 1999. This equity interest in LLC income contributed $445,000 to other income in 1999 and $1,026,000 in 1998.

Interest expense increased by $3,290,000 in 2000 due to the increase in total outstanding debt from $111 million at December 31, 1999 to $149 million at December 31, 2000, and by an increase in weighted average interest rate from 6.65% in 1999 to 8.17% in 2000. The debt level increased in 2000 to fund internal growth. Interest expense increased by $1,917,000 in 1999 over 1998 due to the increase in debt of $36 million utilized for cellular telephone business acquisition and capital expenditures in the startup activities of the Communications Services Sector.

GAIN ON SALE OF ASSETS
The 2000 gain on sale of assets of $271,000 is related to final payment received from the 1998 sale of DTI. The 1999 gain on sale of assets of $9.2 million is the result of HickoryTech selling its minority interest in Midwest Wireless Communications, LLC. HickoryTech received proceeds of $12.8 million on the transaction. The 1998 gain on sale of assets is recognition of two separate transactions. In 1998, HickoryTech received proceeds of $4.25 million from selling 100% of its ownership in DTI, resulting in a pre-tax gain of $0.3 million. Also in 1998, HickoryTech recorded a pre-tax gain of $1.0 million on proceeds of $1.5 million from the sale of its stock investment in Illuminet Holdings, Inc.

INCOME TAXES
The effective tax rate in 2000 was 39.9%, versus 41.9% in 1999 and 40.7% in 1998. These effective tax rates differ from the U.S. statutory rate primarily due to state income taxes.

EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT
In June 2000, HickoryTech increased its revolving credit facility and used the proceeds to repay $40,000,000 of senior unsecured notes. As a result of the extinguishment of the senior unsecured notes, HickoryTech recorded an extraordinary loss of $233,000, net of income tax benefit of $158,000. This action was taken to align the capital financing of HickoryTech more suitably with its current business plan.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE
In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides additional guidance in applying generally accepted accounting principles for revenue recognition. Implementation of SAB No. 101 required HickoryTech to defer revenues resulting from up-front fees and to also defer the associated direct costs.

These deferred revenues and costs are now recognized ratably over the customer relationship period. As permitted by SAB No. 101, HickoryTech accounted for the change in accounting policy prospectively as a cumulative effect of accounting change retroactively to January 1, 2000. The cumulative effect of accounting change was a loss of $20,000, net of a tax benefit of $14,000. For additional information, see Note 9 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION, RESOURCES AND COMMITMENTS

REVIEW OF CASH FLOWS
HickoryTech's net working capital of $8,882,000 at December 31, 2000, is an increase of $3,837,000 from 1999. The increase is primarily due to an increase in inventory and a decrease in accounts payable. The ratio of current assets to current liabilities is 1.5 to 1.0 at December 31, 2000.

Cash flows from operations continue to be a steady source of funds for HickoryTech, primarily coming from the Telephone Sector. Cash provided from operations was $22,908,000 in 2000, $23,175,000 in 1999 and $21,058,000 in 1998. Cash flows from operations in 2000 were primarily attributable to net income plus depreciation and amortization, partially offset by increases in inventory in the Telephone Sector and decreases in accounts payable relating to timing of payments. Cash flows from operations in 1999 were enhanced by increases in accounts payable.

Cash flows used in investing activities were $51,238,000 in 2000, $54,471,000 in 1999 and $49,555,000 in 1998. Capital expenditures relating to ongoing businesses were $39,662,000 in 2000, $28,531,000 in 1999 and $12,190,000 in 1998. Capital expenditures were incurred to construct additional network facilities to provide CLEC services and to buildout fiber optic and wireless networks. In 2000, cash used in investing activities included a $10,000,000 investment in Rural Telephone Finance Cooperative (RTFC) which was required as part of HickoryTech's new revolving credit facility entered into in September 2000. Cash used in investing activities included $38,767,000 and $40,353,000 for cellular acquisitions in 1999 and 1998, respectively. Proceeds from sale of assets also provided $12,971,000 in 1999 and $5,483,000 in 1998.

Cash flows from financing activities were $26,812,000 in 2000, $32,871,000 in 1999 and $28,411,000 in 1998 resulting from net borrowings. Dividend payments were $6,085,000, $6,048,000 and $6,001,000 in 2000, 1999 and 1998 respectively.

DIVIDENDS
HickoryTech paid dividends of $6,085,000 in 2000. This was a dividend of $0.44 per share. The dividend per share rate was the same as in 1999 and 1998. HickoryTech's reinvested growth in equity has come about while annually paying cash dividends to shareholders. Paying at the existing level of dividends is not expected to negatively impact the liquidity of HickoryTech.

LIQUIDITY AND CAPITAL RESOURCES

During 2000, HickoryTech's bank credit facility was expanded to $225 million in order to fund capital expenditures. In 1999, HickoryTech's acquisition of the Minneapolis/St. Paul Metro A-2 cellular business was funded with debt, using its revolving credit facility. HickoryTech's 1998 acquisition of the southern Minnesota RSA 10 cellular business was funded by HickoryTech's original $45 million revolving credit facility.

HickoryTech uses variable interest rate financial instruments as of December 31, 2000. The revolving credit facility had a weighted average interest rate of 8.17% in 2000, and 8.69% at December 31, 2000. HickoryTech continually monitors the interest rates on its bank loans. A higher level of interest expense is likely to occur in 2001 because of expanded use of the revolving credit facility for additional capital expenditures and potentially higher weighted average rates than HickoryTech experienced in 2000. Based on HickoryTech's banking relationships, HickoryTech continues to have access to multiple forms of financing. HickoryTech's financial strength continues to be supported by its 2000 current ratio (1.5 to 1), its EBITDA and its proven access to debt markets.

On July 21, 2000, HickoryTech announced plans to sell its local telephone exchange in Amana, Iowa. Refer to Note 2 of Notes to Consolidated Financial Statements for further discussion of this disposition.

On October 9, 2000, HickoryTech completed the acquisition of the dial-up internet customer accounts of Internet Connections. Refer to Note 2 of Notes to Consolidated Financial Statements for further discussion of this acquisition.

HickoryTech has not conducted a public equity offering. It operates with original equity capital, retained earnings and recent additions to indebtedness in the form of bank term and revolving lines of credit. HickoryTech believes its 2000 level of debt to total capital is acceptable for ongoing operations.

RECENT ACCOUNTING DEVELOPMENT
Effective January 1, 2001, HickoryTech will be required to adopt Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Management is evaluating the impact of SFAS No. 133 and does not expect that adoption will have a material impact on its financial position or its results of operations.

REGULATED INDUSTRY
STATE- HickoryTech's Minnesota ILEC subsidiaries increased local rates, effective February 2000, adding approximately $744,000 of revenues in 2000. The Minnesota telephone subsidiaries also increased local rates in February 1998, adding approximately $1,328,000 of revenues in 1998. The Minnesota Department of Public Service has the authority to investigate rates and profits of telephone companies in Minnesota. The Minnesota state telephone industry is regulated by law so that companies with less than 50,000 customers have their prices regulated instead of their profits. HickoryTech's two Minnesota ILEC subsidiaries fall under this reduced level of regulation. HickoryTech's subsidiaries' local service rates are lower than the rates of most neighboring telephone companies. This relieves HickoryTech of substantial regulatory oversight. In the state of Iowa, HickoryTech's operations fall below the 15,000 access line minimum level for regulation by the Iowa Utilities Board. No regulatory matters in Iowa affect HickoryTech's current operation.

INTERSTATE- The Telephone Sector's four local exchange telephone companies have had their interstate access rates established based on a nationwide pool of companies known as the National Exchange Carriers Association (NECA). These access charges reflect the FCC rules and changes in regulation as they apply to the other companies which are in the NECA pools, and ultimately establish the prices that the Telephone Sector can charge for interstate access. There has been a decline in the level of interstate access charges in the last several years, and HickoryTech foresees a continuation of this trend. The FCC instituted rule making in 1998 to amend access charge rules. The FCC proposal includes modifications of ILEC transport rate structure, reallocation of costs in the transport interconnection charge and amendments to universal service funds. None of the Telephone Sector's four local exchange telephone companies receive any payments from the FCC Universal Service Fund. HickoryTech does participate in funding of this Universal Service Fund through a portion of the access charges collected from interexchange carriers and contributed to pools designed for reimbursing high cost telecommunications areas. FCC rule making on this matter is an outstanding issue, therefore it is not possible to determine the impacts, if any, on HickoryTech's results of operations.

In September 1999, by order of the FCC, HickoryTech moved its two Iowa companies from "average schedule" status for interstate traffic to a pure "cost basis" form of revenue recognition and tariffs. This means that for the two Iowa companies, interstate access revenues are determined based on the specific company's cost of service rather than nationwide averages of other companies. In its initial stages, the switch from "average schedule" to "cost basis" for Iowa's interstate revenue has reduced company revenues by less than $200,000 on an annualized basis.

HickoryTech's Communications Services Sector operates in Minnesota and Iowa with less regulatory oversight than HickoryTech's Telephone Sector. A CLEC petitions regulators for authority to operate in certain geographic areas, submits tariffs to describe services and the rates at which it will provide service, and submits interconnection agreements it has reached with other carriers for regulatory review. However, there is no regulatory oversight of the prices charged or the rate of return earned by the CLEC. This is also the case with HickoryTech's Wireless Services Sector.

COMPETITION
FOR HickoryTech's Telephone Sector, competition can come from television service providers with coaxial cables to the home, national CLECs, fixed-point wireless service providers or alternative sources of dedicated private lines, data and internet services. Regulatory decisions, new technology and the convergence of other industries with the telecommunications industry are causes of increasing competition in all of HickoryTech's sectors. The Telephone Sector is responding by marketing its products and engineering its infrastructure to be an active participant in the new environment. In Iowa, the Telephone Sector has experienced CLEC competition from others, but its impact has been minimal. In Minnesota, although other competitive telephone service providers have petitioned for the right to serve in the Telephone Sector's territories, none have delivered service yet. Due to its experience and existing infrastructure, the competition in telecommunications has created many opportunities for the company. HickoryTech's CLEC initiatives are in rural markets where minimal CLEC competition from outside entities will exist.

HickoryTech operates businesses in several different markets. HickoryTech monitors the technological changes and competitive and regulatory environment of the telecommunications business and develops strategies to address these changes. HickoryTech evaluates the way it conducts business in order to further improve customer responsiveness and quality. HickoryTech shares the RSA 10 wireless market with at least one competitor and has equal market share with it. There is one operating PCS carrier in HickoryTech's southern Minnesota wireless markets. There are natural competitors in HickoryTech's Enterprise Solutions Sector and the Information Solutions Sector, offering different stature and products. HickoryTech has a unique niche in these markets, and no extraordinary threat of competition is perceived.

BUSINESS OUTLOOK
HickoryTech operates in several different markets, primarily in the service business. Management reacts to the competitive market forces of its customers that have fluctuations in their own volume of telecommunications services required, and this translates into fluctuations in volume of business for HickoryTech. HickoryTech monitors the technological changes and competitive and regulatory environment of the telecommunications business and addresses these changes in ways unique to the telecommunications business.

HickoryTech has consistently maintained high EBITDA(1) margins by running its telephone operations efficiently while prudently diversifying into other profitable niches in telecommunications. The diversification into sectors other than the Telephone Sector provides greater opportunities for internal growth. The diversification of HickoryTech reduces the dependence of HickoryTech on any one market, business, economy or regulatory environment. In order to achieve HickoryTech's continuous growth objectives, it will rely on the maturation of the business plans for its existing five sectors and continued research of the many telephone industry acquisition candidates.

(1) - EBITDA represents operating income plus depreciation and amortization expense. EBITDA, which is not a measure of financial performance or liquidity under generally accepted accounting principles, is provided because such information is used by certain investors when analyzing the financial position and performance of HickoryTech. Because of the variety of methods used by companies and analysts to calculate EBITDA, and the fact that EBITDA calculations may not accurately measure a company's ability to meet debt service requirements, caution should be used in relying on any EBITDA presentation. HickoryTech sees value in disclosing its calculation of EBITDA for the financial community and in displaying the change in EBITDA. HickoryTech believes an increasing EBITDA depicts increased ability to attract financing and increased valuation of HickoryTech's business.

HickoryTech 2000 Report To Shareholders

FINANCIAL STATEMENTS

REPORT OF MANAGEMENT

Management of Hickory Tech Corporation (HickoryTech) is responsible for the consolidated financial statements and the other financial information contained in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. They are considered by management to present fairly HickoryTech’s financial position, results of operations and cash flows. In preparing the financial statements, management is required to objectively include amounts based on estimates and judgments that it believes are reasonable under the circumstances.

To provide reasonable assurance that assets are safeguarded against loss and that accounting records are reliable for preparing financial statements, HickoryTech management maintains a system of internal controls. The Audit Committee of the Board of Directors, which is composed of directors who are not officers or employees, meets regularly with the independent accountants and management to review the scope of internal controls, the manner in which they perform their responsibilities, audit activities and financial reporting. The Audit Committee provides a direct method of access from the Board of Directors to the independent accountants and assures the objectivity of this report’s financial information. The Audit Committee reviews and approves financial disclosures prior to releasing to the public.

HickoryTech’s financial statements have been examined by PricewaterhouseCoopers LLP, independent accountants. Management has made available to the independent accountants all HickoryTech financial records and related data. Their examinations, which included consideration of the internal controls, culminated in their report which appears on this page.

Robert D. Alton	David A. Christensen
Chairman, President and Chief Executive Officer	Vice President and Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of
Hickory Tech Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders’ equity present fairly, in all material respects, the financial position of Hickory Tech Corporation and subsidiaries (HickoryTech) at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of HickoryTech’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 2, 2001

HickoryTech and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31

(Dollars in Thousands, Except Per Share Amounts)

	2000	1999	1998
OPERATING REVENUES:
Telephone	$54,365	$50,219	$48,352
Communications Services	6,070	3,098	1,631
Wireless Services	18,910	16,808	7,907
Information Solutions	4,287	4,368	7,962
Enterprise Solutions	18,511	22,576	28,721
TOTAL OPERATING REVENUES	102,143	97,069	94,573
COSTS AND EXPENSES:
Cost of Sales	12,510	15,987	19,356
Operating Expenses	53,022	47,616	40,800
Depreciation	11,088	9,319	8,021
Amortization of Intangibles	3,180	2,528	1,704
TOTAL COSTS AND EXPENSES	79,800	75,450	69,881
OPERATING INCOME	22,343	21,619	24,692
OTHER INCOME (EXPENSE):
Gain on Sale of Assets	271	9,207	1,278
Equity in Net Income of Investees	23	530	1,155
Interest and Other Income	411	423	290
Interest Expense	(9,803)	(6,513)	(4,596)
TOTAL OTHER INCOME (EXPENSE)	(9,098)	3,647	(1,873)

INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM, AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	13,245	25,266	22,819
INCOME TAXES	5,287	10,600	9,293

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	7,958	14,666	13,526
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT, NET OF TAX BENEFIT OF $158	(233)	-	-
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX BENEFIT OF $14	(20)	-	-

NET INCOME	$7,705	$14,666	$13,526

Basic Earnings Per Share:
Income Before Extraordinary Item and Cumulative Effect ofAccounting Change	$0.58	$1.07	$0.99
Extraordinary Item and Cumulative Effect of Accounting Change	(0.02)	-	-
Net Income	$0.56	$1.07	$0.99

Dividends Per Share	$0.44	$0.44	$0.44

Weighted Average Common Shares Outstanding	13,832,502	13,746,053	13,637,058

Diluted Earnings Per Share:
Income Before Extraordinary Item and Cumulative Effect of Accounting Change	$0.57	$1.06	$0.99
Extraordinary Item and Cumulative Effect of Accounting Change	(0.02)	-	-
Net Income	$0.55	$1.06	$0.99

Weighted Average Common and Equivalent Shares Outstanding	13,923,015	13,772,495	13,664,106

The accompanying notes are an integral part of the consolidated financial statements.

HickoryTech 2000 Report To Shareholders

CONSOLIDATED BALANCE SHEETS
As of December 31

(Dollars in Thousand)
ASSETS

	2000	1999
CURRENT ASSETS:
Cash and Cash Equivalents	$1,190	$2,708
Accounts Receivable, Net of Allowance for Doubtful Accounts of $961 in 2000 and $413 in 1999
	16,137	16,824
Income Taxes Receivable	670	1,002
Inventories	4,585	2,482
Deferred Income Taxes	1,404	1,222
Other	1,423	598
TOTAL CURRENT ASSETS	25,409	24,836
INVESTMENTS	10,361	873

PROPERTY, PLANT AND EQUIPMENT, NET	116,690	88,186
OTHER ASSETS:
Intangible Assets, Net	100,603	100,231
Miscellaneous	2,424	678
TOTAL OTHER ASSETS	103,027	100,909
TOTAL ASSETS	$255,487	$214,804

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$–	$3,552
Accounts Payable	10,791	12,170
Accrued Interest	108	948
Advanced Billings and Deposits	4,411	2,909
Current Maturities of Long-Term Debt	1,217	212
TOTAL CURRENT LIABILITIES	16,527	19,791
LONG-TERM DEBT, Net of Current Maturities	147,433	111,149
DEFERRED INCOME TAXES	9,417	6,657
OTHER DEFERRED LIABILITIES	4,753	2,731
TOTAL LIABILITIES	178,130	140,328
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value
Shares authorized: 100,000,000
Shares outstanding: 2000, 13,878,568; 1999, 13,787,416	1,388	1,379
Additional Paid-In Capital	5,473	4,221
Retained Earnings	70,496	68,876
TOTAL SHAREHOLDERS’ EQUITY	77,357	74,476

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$255,487	$214,804

The accompanying notes are an integral part of the consolidated financial statements.

HickoryTech and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31

(Dollars in Thousands)

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,705	$14,666	$13,526
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	14,268	11,847	9,725
Gain Resulting from Sale of Assets	(271)	(9,207)	(1,278)
Extraordinary Loss on Debt Extinguishment	391	–	–
Cumulative Effect of Accounting Change	34	–	–
Provision for Losses on Accounts Receivable	548	(205)	157
Deferred Income Taxes	2,577	2,744	972
Stock-Based Compensation	660	890	392
Employee Retirement Benefits and Deferred Compensation	202	(520)	272
Equity in Net Income of Investees	(23)	(530)	(1,155)
Cash Provided From Operations Before Changes in Assets and Liabilities	26,091	19,685	22,611
Changes in Operating Assets and Liabilities Net of Effects of Acquisitions and Dispositions:
Receivables	699	1,033	(5,909)
Inventories	(2,102)	27	(109)
Accounts Payable and Accrued Expenses	(2,319)	2,401	3,907
Advanced Billings and Deposits	739	(138)	1,144
Other Deferred Liabilities	(584)	72	(1)
Other	384	95	(585)
Net Cash Provided by Operating Activities	22,908	23,175	21,058

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property, Plant and Equipment	(39,662)	(28,531)	(12,190)
Additions to Capitalized Software Development Costs	(1,450)	(251)	–
Increase in Investments	(10,363)	(86)	(288)
Redemption of Investments	700	193	605
Acquisitions, Net of Cash Acquired	(885)	(38,767)	(40,353)
Deposit on Pending Acquisition	–	–	(2,812)
Proceeds from Sale of Assets	422	12,971	5,483
Net Cash Used in Investing Activities	(51,238)	(54,471)	(49,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Overdraft	(3,552)	3,552	–
Payment of Debt Issuance Costs	(1,300)	(463)	–
Proceeds from Issuance of Debt	–	–	38
Repayments of Debt	(40,452)	(681)	(461)
Borrowings on Line of Credit	78,600	52,000	43,500
Repayments on Line of Credit	(1,100)	(16,000)	(9,000)
Proceeds from Issuance of Common Stock	701	511	335
Dividends Paid	(6,085)	(6,048)	(6,001)
Net Cash Provided by Financing Activities	26,812	32,871	28,411
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,518)	1,575	(86)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,708	1,133	1,219
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,190	$2,708	$1,133

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid for Interest	$10,643	$6,535	$4,361
Cash Paid for Income Taxes	$2,205	$8,548	$8,831

The accompanying notes are an integral part of the consolidated financial statements.

HickoryTech 2000 Report To Shareholders

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31

(Dollars in Thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 1997	4,534,119	$454	$2,375	$52,733	$55,562
3-for-1 Stock Split	9,068,238	908	(908)		–
Stock Award Plan	28,036	2	257		259
Employee Stock Purchase Plan	24,666	2	203		205
Directors’ Stock Retainer Plan	3,155		41		41
Stock Options Exercised	4,002		37		37
Net Income				13,526	13,526
Dividends Paid				(6,001)	(6,001)

BALANCE AT DECEMBER 31, 1998	13,662,216	1,366	2,005	60,258	63,629

Stock Award Plan	71,654	8	1,607		1,615
Employee Stock Purchase Plan	31,753	3	368		371
Directors’ Stock Retainer Plan	2,914		37		37
Stock Options Exercised	12,313	1	121		122
Dividend Reinvestment Plan	6,566	1	83		84
Net Income				14,666	14,666
Dividends Paid				(6,048)	(6,048)

BALANCE AT DECEMBER 31, 1999	13,787,416	1,379	4,221	68,876	74,476

Stock Award Plan	29,788	3	496		499
Employee Stock Purchase Plan	28,464	3	287		290
Directors’ Stock Retainer Plan	2,967		50		50
Stock Options Exercised	15,384	2	181		183
Dividend Reinvestment Plan	14,549	1	238		239
Net Income				7,705	7,705
Dividends Paid				(6,085)	(6,085)

BALANCE AT DECEMBER 31, 2000	13,878,568	$1,388	$5,473	$70,496	$77,357

The accompanying notes are an integral part of the consolidated financial statements.

HickoryTech and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES
The accounting policies of Hickory Tech Corporation (HickoryTech) are in conformity with generally accepted accounting principles and, where applicable, conform to the accounting principles as prescribed by federal and state telephone utility regulatory authorities. HickoryTech presently gives accounting recognition to the actions of regulators where appropriate, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation.”

Basis of Consolidation - The consolidated financial statements of HickoryTech include Hickory Tech Corporation and its subsidiaries. HickoryTech operates in the following five business segments:  (i) Telephone Sector, (ii) Communications Services Sector, (iii) Wireless Services Sector, (iv) Information Solutions Sector (formerly Billing/Data Services Sector) and (v) Enterprise Solutions Sector (formerly Communications Products Sector). An investment in an unconsolidated partnership for the Information Solutions Sector is accounted for using the equity method. All intercompany transactions have been eliminated from the consolidated financial statements.

Revenue Recognition - Revenues are generally recognized when services are earned, rendered or products are delivered to customers.  Customers are billed as of monthly cycle dates. Telephone Sector revenues are derived from charges for network access to HickoryTech’s local exchange telephone network, from subscriber line charges and from contractual arrangements for services such as billing and collection and directory advertising.  Interstate network access revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Management believes that recorded amounts represent reasonable estimates of the final distribution from these pools. Up-front fees primarily include installation and activation fees associated with provisioning communications services to subscribers and carriers. During 1998 and 1999, up-front fees were recognized upon the completion of the related provisioning service. During 2000, this revenue was deferred and is being recognized over the corresponding customer relationship period (see Note 9). Revenue in the Enterprise Solutions Sector earned on major installation and change contracts is recognized on the percentage of completion method.

Estimates - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from these estimates.

Reclassifications - Certain expenses reported as cost of sales in 1999 and 1998 have been reclassified to operating expenses to conform to the 2000 presentation. These reclassifications reduced cost of sales and increased other operating expenses for 1999 and 1998 by $7,068,000 and $4,912,000, respectively. These reclassifications had no effect on previously reported operating income, net income or cash flows. Cost of sales, as reclassified, relates to the Enterprise Solutions Sector.

Property, Plant and Equipment - Property, plant and equipment are recorded at original cost of acquisition or construction.   Major replacements and betterments are capitalized. Repairs of all property, plant and equipment are charged to expense as incurred. When regulated incumbent local exchange carrier (ILEC) telephone assets are sold or retired, the assets and related accumulated depreciation are removed from the accounts and any gains or losses on disposition are amortized with the remaining net investment in telephone plant.

The components of property, plant and equipment are summarized as follows:

(Dollars in Thousands)	2000	1999
ILEC Telephone Plant (Telephone Sector)	$143,601	$128,342
CLEC Telephone Plant (Comm. Services Sector)	31,052	12,162
Wireless Plant (Wireless Services Sector)	20,945	15,964
Other Property and Equipment	7,764	8,511
Total	203,362	164,979
Less Accumulated Depreciation	86,672	76,793
Property, Plant and Equipment, Net	$116,690	$88,186

Depreciation for financial statement purposes is determined using the straight-line method based on the lives of the various classes of depreciable assets. The composite depreciation rates on ILEC telephone plant for the three years ended December 31, 2000, were 6.0%, 6.0%, and 6.2%. All other property, plant and equipment is depreciated over estimated useful lives of three to twenty years, and buildings are depreciated over their estimated useful lives of thirty-nine years.

Cash Equivalents - Cash equivalents include short-term investments with original maturities of three months or less.

Investments - Investments include $10 million of non-interest bearing Rural Telephone Finance Cooperative (RTFC) Subordinated Capital Certificates (SCCs) accounted for under the cost method of accounting.  This method requires HickoryTech to periodically evaluate whether a non-temporary decrease in value of the investment has occurred, and if so, to write this investment down to its net realizable value.

Investments also include investments accounted for using the equity method of accounting.  Other investments are carried at lower of cost or net realizable value.

Inventories - Inventories, which consist of equipment for resale, materials and supplies, are stated at the lower of average cost or market.

Income Taxes - HickoryTech accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

Intangible Assets - The components of HickoryTech’s intangible assets, along with the periods in which each component is being amortized, are shown in the following table. FCC licenses consist of the cost of acquiring the cellular licenses of RSA10 and Metro A-2. Goodwill consists of costs in excess of net assets acquired. Customers include the value assigned to customer lists acquired. Amortization expense is computed using the straight-line method based on the estimated useful life of the asset. HickoryTech reviews its intangibles whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. HickoryTech estimates the future cash flows expected to result from the asset, and if the sum of the expected net undiscounted future cash flows is less than the carrying amount of the intangible, HickoryTech recognizes an impairment loss by reducing the amortized cost of the intangible to its estimated fair value. To date, HickoryTech has not recognized impairment losses on any intangibles.

(Dollars in Thousands)	2000	1999	Lives

FCC Licenses	$70,093	$70,093	40 years
Goodwill	33,245	33,245	40 years
Customers	1,734	880	5 - 8 years
Software	1,701	251	3 - 5 years
Other Intangibles	2,221	1,014	5 - 8 years
Total	108,994	105,483
Less Accumulated
Amortization	8,391	5,252
Intangible Assets, Net	$100,603	$100,231

Capitalized Software Costs - Capitalized software costs consist of costs to develop software by HickoryTech’s Information Solutions Sector for internal use by the Telephone Sector, the Communications Services Sector and the Wireless Services Sector as well as for external sales to the communications industry. Software costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” HickoryTech begins to capitalize costs related to internally developed software once technological feasibility has been established and continues capitalization until the product becomes available for general release to customers. There were capitalized software costs of $1,701,000 and $251,000 at December 31, 2000 and 1999, respectively.  Amortization expense relating to the capitalized software costs was $133,000 in 2000. There was no amortization expense relating to capitalized software costs in 1999 as the product was not available for general release to customers. Capitalized software costs are amortized on a product-by-product basis over the estimated economic life of the product.

Comprehensive Income - SFAS No. 130 requires that a full set of general purpose financial statements include the reporting of “comprehensive income.” Comprehensive income is comprised of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the years ended December 31, 2000, 1999 and 1998, comprehensive income was comprised solely of net income.

Advertising Expense - Advertising is expensed as incurred. Advertising expense charged to operations was $1,050,000, $669,000 and $456,000 in 2000, 1999 and 1998, respectively.

Per Share Amounts - Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Shares used in the earnings per share assuming dilution calculation are based on the weighted average number of shares of common stock outstanding during the year increased by potentially dilutive common shares. Potentially dilutive common shares include stock options and stock issued under the employee stock purchase plan (ESPP).

	2000	1999	1998
Weighted Average
Shares Outstanding	13,832,502	13,746,053	13,637,058
Stock Options	89,305	24,770	25,389
Stock Subscribed (ESPP)	1,208	1,672	1,659
Total Dilutive
Shares Outstanding	13,923,015	13,772,495	13,664,106

Options to purchase 15,750 shares in 2000, 63,500 shares in 1999 and 33,000 shares in 1998 were not included in the computation of earnings per share assuming dilution because their effect on earnings per share would have been antidilutive.

Dividends per share is based on the quarterly dividend per share as declared by the HickoryTech Board of Directors.

NOTE 2 - ACQUISITIONS AND DISPOSITIONS
On October 9, 2000, HickoryTech completed the acquisition of the dial-up internet customer accounts, along with certain assets and liabilities, of Internet Connections, a Mankato internet service provider, in exchange for $870,000 in cash. Internet Connections had approximately 5,000 internet customers in southern Minnesota and the Twin Cities area. The acquisition was accounted for under the purchase method of accounting. HickoryTech paid for the acquisition with available funds. HickoryTech allocated $840,000 of the purchase price to customers (intangible asset), $100,000 to other intangible assets and $70,000 to net liabilities. The operations of the Internet Connections dial-up internet business are included in the Telephone Sector.  Customers will be amortized over a period of eight years.

On July 21, 2000, HickoryTech announced plans to sell its local telephone exchange in Amana, Iowa.  The Amana operation, known as Amana Colonies Telephone Company (ACTC), serves approximately 1,500 access lines in the seven communities of the Amana Colonies in east central Iowa.  The sale is subject to approval by the Federal Communications Commission.  HickoryTech expects that the sale will occur in the second quarter of 2001.  The operations of ACTC are included in the Telephone Sector.  ACTC recorded revenues of $1,539,000 in 2000, $1,525,000 in 1999 and $1,794,000 in 1998.

On June 1, 1999, HickoryTech acquired the Metro A-2 cellular property.  The property surrounds the metropolitan Twin Cities area and is located in five Minnesota counties and in one Wisconsin county. The population of the serving area is 170,000. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired based upon their fair values. The total purchase price was approximately $41,500,000. HickoryTech allocated $36,600,000 of the purchase price to the FCC license acquired and $4,900,000 to the cellular network and cellular tower sites. HickoryTech financed $30,000,000 of the acquisition from its revolving credit facility and paid the remainder of the purchase price with available funds. The operations of the Metro A-2 acquisition are included in the Wireless Services Sector.

On May 12, 1999, HickoryTech sold its 6.4% equity interest in Midwest Wireless Communications, LLC (MWC), a rural cellular telecommunications provider in southern Minnesota, to MWC. HickoryTech recorded a pre-tax gain on the sale of $9,207,000 ($5,213,000 net of tax). The investment was accounted for under the equity method and was included with Investments prior to its sale in May 1999.  The equity interest was reflected in the operations of the Telephone Sector.

NOTE 3 - FINANCIAL INSTRUMENTS
The carrying value of financial instruments recorded on the balance sheet, except debt instruments, approximates its fair value due to the short maturity of these instruments. The fair value of HickoryTech’s long-term debt, after deducting current maturities, is estimated to be $145,635,000 at December 31, 2000 and $110,414,000 at December 31, 1999, compared to carrying values of $147,433,000 and $111,149,000, respectively. The fair value estimates are based on the overall weighted rates and maturity compared to rates and terms currently available in the long-term financing markets.

NOTE 4 - BUSINESS SEGMENTS
HickoryTech’s operations are conducted in five business segments as follows: (i) Telephone Sector, (ii) Communications Services Sector, (iii) Wireless Services Sector, (iv) Information Solutions Sector (formerly Billing/Data Services Sector) and (v) Enterprise Solutions Sector (formerly Communications Products Sector). The Telephone Sector provides telephone services to Mankato and adjacent areas of south central Minnesota, to the Amana Colonies in east central Iowa and to eleven communities in northwest Iowa. The Telephone Sector also operates fiber optic cable transport facilities in Minnesota. The Communications Services Sector offers an alternative choice for local telecommunications service, known as CLEC (Competitive Local Exchange Carrier) service in the telecommunications industry, to customers in Minnesota and Iowa not currently in HickoryTech’s Telephone Sector’s service area. In addition, the Communications Services Sector resells long distance service to Minnesota and Iowa subscribers. The Wireless Services Sector provides cellular telephone service to seven counties in south central Minnesota and a service area around the Minneapolis/St. Paul, Minnesota metropolitan area. The Information Solutions Sector provides data processing and related services to HickoryTech’s other sectors and to other external telephone companies, municipalities and utilities. The Enterprise Solutions Sector designs, sells, installs and services business telephone systems and data communications equipment primarily in metropolitan Minneapolis/St. Paul, Minnesota.

Business segment information for the years 2000, 1999 and 1998 is as follows.

BUSINESS SEGMENT DATA
Years Ended December 31

(Dollars in Thousands)

						Corporate
		Comm.	Wireless	Information	Enterprise	and
	Telephone	Services	Services	Solutions	Solutions	Eliminations	Consolidated
2000
Revenue from Unaffiliated Customers	$54,365	$6,070	$18,910	$4,287	$18,511	$–	$102,143
Intersegment Revenues	3,151	960	–	4,668	–	(8,779)	–
Total	57,516	7,030	18,910	8,955	18,511	(8,779)	102,143

Depreciation and Amortization	8,272	675	4,277	380	337	327	14,268
Operating Income/(Loss)	25,885	(5,208)	2,226	706	(308)	(958)	22,343
Equity in Net Income of Investees	–	–	–	23	–	–	23
Interest Expense	32	–	2	–	1	9,768	9,803
Income Taxes	10,558	(2,172)	907	295	(174)	(4,127)	5,287
Extraordinary Loss on Debt Extinguishment	–	–	–	–	–	(233)	(233)
Cumulative Effect of Accounting Change	(20)	–	–	–	–	–	(20)
Net Income/(Loss)	15,184	(3,125)	1,227	427	(250)	(5,758)	7,705
Identifiable Assets	106,624	31,468	86,108	4,585	9,989	16,713	255,487
Investment in Equity Method Investees	–	–	–	87	–	–	87
Capital Expenditures	15,336	18,889	4,981	123	157	176	39,662

1999
Revenue from Unaffiliated Customers	$50,219	$3,098	$16,808	$4,368	$22,576	$–	$97,069
Intersegment Revenues	3,936	547	–	3,146	–	(7,629)	–
Total	54,155	3,645	16,808	7,514	22,576	(7,629)	97,069

Depreciation and Amortization	7,561	285	3,204	254	319	224	11,847
Operating INCOME/(Loss)	23,867	(4,149)	3,347	(486)	1,137	(2,097)	21,619
Equity in Net Income of Investees	445	–	–	85	–	–	530
Interest Expense	41	–	1	–	–	6,471	6,513
Income Taxes	10,005	(1,765)	1,350	(157)	392	775	10,600
Net Income/(Loss)	14,431	(2,523)	1,931	(221)	565	483	14,666
Identifiable Assets	95,655	12,426	85,136	4,041	10,939	6,607	214,804
Investment in Equity Method Investees	–	–	–	764	–	–	764
Capital Expenditures	12,935	10,912	4,251	148	269	16	28,531

1998
Revenue from Unaffiliated Customers	$48,352	$1,631	$7,907	$7,962	$28,721	$–	$94,573
Intersegment Revenues	743	–	–	2,571	–	(3,314)	–
Total	49,095	1,631	7,907	10,533	28,721	(3,314)	94,573

Depreciation and Amortization	7,584	31	1,290	263	350	207	9,725
Operating Income/(Loss)	22,274	(1,581)	1,839	1,776	2,396	(2,012)	24,692
Equity in Net Income of Investees	1,026	–	–	129	–	–	1,155
Interest Expense	165	–	1	–	–	4,430	4,596
Income Taxes	9,544	(655)	780	840	904	(2,120)	9,293
Net Income/(Loss)	13,790	(922)	1,099	1,184	1,323	(2,948)	13,526
Identifiable Assets	94,029	2,381	43,314	4,568	13,432	3,705	161,429
Investment in Equity Method Investees	3,304	–	–	680	–	–	3,984
Capital Expenditures	7,572	270	3,724	247	345	32	12,190

NOTE 5 - STOCK COMPENSATION PLANS
Under the terms of an employee stock purchase plan, participating employees may acquire shares of common stock through payroll deductions of not more than 10% of their compensation. The price at which the shares can be purchased is 85% of the lower fair market value for such shares as measured on two specified dates in each plan year. As of December 31, 2000, there were 900,000 common shares reserved for this plan and 686,582 shares still available for issuance. At December 31, 2000, employees had subscribed to purchase approximately 22,000 shares in the current plan year ending August 31, 2001.

Under the terms of a corporate retainer stock plan for directors, participating directors may acquire shares of common stock in exchange for their quarterly retainers. The price at which the shares can be purchased is 100% of the fair market value for such shares on the date of purchase. As of December 31, 2000, there were 300,000 common shares reserved for this plan and 271,488 shares still available for future grants.

HickoryTech also offers a directors’ stock option plan to attract and retain outside directors. The plan provides for each outside director to receive fully vested options to purchase 3,000 shares of common stock of HickoryTech at an exercise price equal to the fair market value on the date of grant if HickoryTech meets pre-established financial objectives. The options may be exercised no later than ten years after the date of grant. As of December 31, 2000, there were 300,000 common shares reserved for this plan and 211,000 shares available for grant.

HickoryTech’s stock award plan provides for the granting of incentive stock options, non-qualified stock options and stock awards. The plan provides for stock awards based on the attainment of certain financial targets and for individual achievements. In addition, for one component of the plan, HickoryTech utilizes a trust account for the funding of a long-term performance award. In 2000, HickoryTech issued 12,038 shares to the trust in exchange for $170,000. The stock options issued under this plan may be exercised no later than ten years after the date of grant, with one-third of the options vesting each year. As of December 31, 2000, there were 1,750,000 common shares reserved for this plan and 1,303,826 shares available for grant.

HickoryTech has elected to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee and directors’ stock compensation plans. If HickoryTech had elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option-pricing model with the following listed assumptions:

(Dollars in Thousands, Except Per Share Amounts)
	2000	1999	1998
Pro Forma Net Income	$7,280	$14,514	$13,366
Pro Forma Basic EPS	$0.53	$1.06	$0.98
Pro Forma Diluted EPS	$0.52	$1.06	$0.98
Volatility	30.6%	24.8%	20.7%
Dividend Yield	3.1%	3.9%	3.3%
Risk-Free Interest Rates	6.4%	5.5%	5.6%
Expected Life in Years	7	7	7

A summary of the stock option activity of the plans is as follows:
		Shares
	2000	1999	1998
Outstanding at Beginning of Year	226,781	153,984	126,984
Granted	137,750	100,000	39,000
Exercised	(15,384)	(12,313)	(4,002)
Forfeited	(5,366)	(14,890)	(7,998)
Outstanding at End of Year	343,781	226,781	153,984

Exercisable at End of Year	214,736	119,083	86,802
Weighted Average Fair Value of Options Granted During the Year	$4.66	$2.59	$3.00

		Weighted Average Exercise Price
	2000	1999	1998
Outstanding at Beginning of Year	$11.07	$10.72	$9.97
Granted	14.66	11.36	13.38
Exercised	11.81	9.88	9.39
Forfeited	11.87	10.40	12.39
Outstanding at End of Year	$12.46	$11.07	$10.72
Exercisable at End of Year	$11.81	$10.99	$10.22

The following table provides certain information with respect to stock options outstanding at December 31, 2000:
Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$9.00-$12.00	154,131	$10.24	6.3 years
$12.00-$16.00	173,900	13.74	8.8 years
$16.00-$21.00	15,750	20.12	9.9 years
	343,781	$12.46	7.7 years

The following table provides certain information with respect to stock options exercisable at December 31, 2000:
Range of Exercise Prices	Stock Options Exercisable	Weighted Average Exercise Price
$9.00-$12.00	110,632	$10.11
$12.00-$16.00	104,104	13.62
$16.00-$21.00	–	–
	214,736	$11.81

All stock options granted in 2000, 1999 and 1998 had an exercise price equal to the fair market value of Hickory Tech’s common stock on the date of grant.

Other stock award activity is as follows:
	2000	1999	1998
Stock Awards Granted	17,750	23,903	20,223
Weighted Average Fair Value of Stock Awards Granted During the Year	$14.76	$12.55	$12.04

NOTE 6 - DEBT AND OTHER OBLIGATIONS
Long-term debt consists of the following:

(Dollars in Thousands)	2000	1999
Senior Notes to Institutional Investors, 7.11% Repaid June 2000	$–	$40,000
Revolving Credit Facility	148,000	70,500
Notes Payable to Rural Utilities Service, 2% Due November 2003	585	773
Notes Payable to Rural Telephone Bank, 4% Due April 2007	65	88
Total	148,650	111,361
Less Current Maturities	1,217	212
Long–Term Debt	$147,433	$111,149

In September 2000, HickoryTech amended and increased its $125,000,000 unsecured revolving credit facility with a syndicate of banks to a $225,000,000 credit facility. The credit facility is comprised of a $125,000,000 revolving credit component and a $100,000,000 term loan component.  The available line of credit on the $125,000,000 revolving credit component decreases in increments beginning in March 2004 with a final maturity date in September 2008.  The term loan requires equal quarterly principal payments of $250,000 during the period March 2001 to December 2008, and $23,000,000 of principal payments per quarter in 2009. The weighted average interest rate associated with this credit facility varies with LIBOR and certain other rates and was 8.69% at December 31, 2000. The $100,000,000 term loan component has a provision whereby HickoryTech periodically receives patronage capital refunds depending on the amount of interest paid. This patronage refund is recorded as an offset to interest expense and amounted to $399,000 in 2000. As of December 31, 2000, HickoryTech had drawn $148,000,000 on this credit facility, comprised of $100,000,000 in term loan and $48,000,000 in revolving credit, and had $77,000,000 of available use of the revolving credit component. The credit facility is collateralized by property, plant and equipment of certain HickoryTech subsidiaries and contains covenants relating to cash flow and capitalization.

At December 31, 1999, HickoryTech had a $90,000,000 unsecured revolving credit facility with an interest rate that varied with LIBOR rates and was 7.85% at year-end. HickoryTech had drawn $70,500,000 on this credit facility at December 31, 1999. This credit facility was increased to $125,000,000 and then subsequently to $225,000,000 in 2000.

In June 2000, HickoryTech amended and increased its $90,000,000 unsecured revolving credit facility with a syndicate of banks to $125,000,000. Proceeds from the increased credit facility were used to repay $40,000,000 of senior unsecured notes dated April 1997. As a result of the extinguishment of the senior unsecured notes, HickoryTech recorded an extraordinary loss of $233,000, net of an income tax benefit of $158,000.

As of December 31, 2000, HickoryTech had $650,000 of outstanding debt remaining with the Rural Utilities Service and the Rural Telephone Bank for the financing of telephone property, plant and equipment of Mid-Communications, Inc.

Annual requirements for principal payments for the four years subsequent to 2001 are as follows: 2002 - $1,222,000; 2003 - $1,211,000; 2004 - $1,000,000 and 2005 - $1,000,000.

HickoryTech owns most of its major facilities, but does lease certain office space, land and equipment under principally noncancelable operating leases.  Rental expense was $2,295,000 in 2000, $1,619,000 in 1999 and $1,140,000 in 1998. At December 31, 2000, future minimum lease obligations for the next five years are as follows: 2001 - $1,425,000; 2002 - $787,000; 2003 - $564,000; 2004 - $351,000 and 2005 - $48,000.

NOTE 7 - EMPLOYEE RETIREMENT BENEFITS

Employees who meet certain service requirements are covered under a defined contribution retirement savings plan, which includes IRS Section 401(k) provisions. HickoryTech contributes up to 6.0% of the employee’s eligible compensation, based on the employee's voluntary contribution. HickoryTech also offers an employee profit sharing provision with the plan for all employees who are eligible to participate in the employee retirement savings plan and are not covered by other types of incentive pay plans. Under this provision, HickoryTech contributes up to 2.0% of the eligible employee group compensation into retirement savings plan accounts if the HickoryTech sectors achieve specific earnings targets. HickoryTech contributions and costs for the retirement savings plan were $1,018,000 in 2000, $1,007,000 in 1999 and $871,000 in 1998.

In addition to providing retirement savings benefits, HickoryTech provides postretirement health care and life insurance benefits for certain employees. HickoryTech is not currently funding these postretirement benefits, but has accrued these liabilities.

(Dollars in Thousands)	2000	1999
Change in Benefit Obligation
Benefit Obligation at Beginning of Year	$1,448	$1,229
Net Periodic Benefit Cost	369	334
Benefits Paid	(105)	(115)
Benefit Obligation at End of Year	$1,712	$1,448
Accumulated Postretirement Benefit Obligation	$2,693	$2,707
Unrecognized Transition Obligation	(720)	(780)
Unrecognized Prior Service Cost	130	142
Unrecognized Cumulative Net Loss	(391)	(621)
Accrued Benefit Cost	$1,712	$1,448

(Dollars in Thousands)	2000	1999	1998
Components of Net Periodic Benefit Cost
Service Cost	$117	$92	$80
Interest Cost	186	173	172
Amortization of Unrecognized:
Transition Obligation	60	60	60
Prior Service Cost	(12)	(12)	(12)
Cumulative Net Loss	18	21	17
Net Periodic Benefit Cost	$369	$334	$317

The health care cost trend rate used in determining the accumulated postretirement benefit obligations was 8%, decreasing to 6% in the year 2004 and then decreasing to 5% for the years thereafter.  An increase of one percentage point in the assumed health care cost trend would increase the accumulated postretirement benefit obligation at December 31, 2000 by $450,000 and the net periodic postretirement benefit cost for the year then ended by $63,000. A decrease of one percentage point in the assumed health care cost trend would decrease the accumulated postretirement benefit obligation at December 31, 2000 by $362,000 and the net periodic postretirement benefit cost for the year then ended by $49,000.

A weighted average discount rate of 7.50% was used to develop net periodic postretirement benefit cost and the actuarial present value of accumulated benefit obligations.

NOTE 8 - INCOME TAXES
The income tax provision (benefit) for the years ended December 31, 2000, 1999 and 1998 include the following components:

(Dollars in Thousands)	2000	1999	1998
Current Income Taxes:
Federal	$1,936	$5,995	$6,175
State	601	1,861	1,917
Deferred Income Taxes:
Federal	1,967	2,094	984
State	611	650	305
Investment Tax Credit	–	–	(88)
Total Income Taxes	$5,115	$10,600	$9,293

Deferred tax liabilities and assets are comprised of the following:

(Dollars in Thousands)	2000	1999
Tax Liabilities:
Depreciation and Fixed Assets	$6,256	$5,611
Intangible Assets	5.206	3,111
Gross Deferred Tax Liability	11,462	8,722

Tax Assets:
Deferred Compensation and Postretirement Benefits	1,905	1,684
Receivables and Inventories	767	720
Accrued Liabilities	309	651
Investments	137	228
Other	331	4
Gross Deferred Tax Asset	3,449	3,287
Net Deferred Tax Liability	8,013	5,435
Current Deferred Tax Asset	1,404	1,222
Net Non-Current Deferred Tax Liability	$9,417	$6,657

The differences which cause the effective tax rate to vary from the statutory federal income rates are as follows:

	2000	1999	1998
Statutory Tax Rate	35.0%	35.0%	35.0%
Effect of:
State Income Taxes Net of Federal Tax Benefit	6.4	6.3	6.8
Amortization of Investment Tax Credit	–	–	(0.4)
Other, Net	(1.5)	0.6	(0.7)
Effective Tax Rate	39.9%	41.9%	40.7%

NOTE 9 - CHANGE IN ACCOUNTING PRINCIPLE
In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” which, as amended by SAB No. 101A and SAB No. 101B, provides additional guidance in applying generally accepted accounting principles for revenue recognition. Implementation of SAB No. 101 required HickoryTech to defer revenues resulting from up-front fees, including installation and activation fees, and to also defer the associated direct costs. These deferred revenues and costs are now recognized ratably over the corresponding customer relationship period. These customer relationship periods range from one to seven years. Prior to implementation of SAB No. 101 in the fourth quarter of 2000, HickoryTech recognized revenues resulting from up-front fees and the corresponding direct costs in the period that installation and activation services were provided. As permitted by SAB No. 101, HickoryTech accounted for the change in accounting principle prospectively as a cumulative effect of accounting change retroactively to January 1, 2000. The cumulative effect of accounting change was a loss of $20,000, net of a tax benefit of $14,000. For the year ended December 31, 2000, HickoryTech deferred up-front fees and direct costs as follows:

	Telephone	Comm. Services	Wireless
Up-Front Fees	$655,000	$49,000	$121,000
Direct Costs	$617,000	$39,000	$121,000

The following reflects pro forma results of operations if SAB No. 101 had been applied retroactively for the years ended December 31:

	2000	1999	1998

Income Before Extraordinary Item	$7,958	$14,663	$13,524
Net Income	$7,725	$14,663	$13,524
Basic Earnings Per Share:
Income Before Extraordinary Item	$0.58	$1.07	$0.99
Net Income	$0.56	$1.07	$0.99
Fully Diluted Earnings Per Share:
Income Before Extraordinary Item	$0.57	$1.06	$0.99
Net Income	$0.55	$1.06	$0.99

NOTE 10 - QUARTERLY FINANCIAL INFORMATION (Unaudited)
          (Dollars in Thousands, Except Per Share Amounts)

	2000 (as reported)
	Total	4th	3rd	2nd	1st
Operating Revenues	$102,143	$26,002	$25,861	$26,205	$24,075
Operating Income	22,343	5,259	5,895	5,747	5,442
Income Before Extraordinary Item and Cumulative Effect	7,958	1,498	2,086	2,291	2,083
Net Income	7,705	1,478	2,086	2,058	2,083
Fully Diluted Earnings Per Share*	$0.57	$0.10	$0.15	$0.17	$0.15
Dividends Per Share	$0.44	$0.11	$0.11	$0.11	$0.11

	2000 (as restated for SAB No. 101)
	Total	4th	3rd	2nd	1st
Operating Revenues	$102,143	$26,678	$25,610	$26,028	$23,827
Operating Income	22,343	5,298	5,884	5,732	5,429
Income Before Extraordinary Item and Cumulative Effect	7,958	1,522	2,078	2,283	2,075
Net Income	7,705	1,502	2,078	2,050	2,075
Fully Diluted Earnings Per Share*	$0.57	$0.10	$0.15	$0.17	$0.15
Dividends Per Share	$0.44	$0.11	$0.11	$0.11	$0.11

	1999
	Total	4th	3rd	2nd	1st
Operating Revenues	$97,069	$24,862	$24,860	$25,188	$22,159
Operating Income	21,619	5,513	5,400	5,438	5,268
Net Income	14,666	2,117	2,106	7,644	2,799
Fully Diluted Earnings Per Share	$1.06	$0.15	$0.15	$0.56	$0.20
Dividends Per Share	$0.44	$0.11	$0.11	$0.11	$0.11

* 2000 EPS excludes extraordinary item and cumulative effect.

HickoryTech 2000 Report To Shareholders

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in Thousands, Except Per Share Amounts)

FOR THE YEAR:	2000	1999	1998	1997	1996
Operating Revenues (A)
Telephone	$54,365	$50,219	$48,352	$42,835	$34,334
Communications Services	6,070	3,098	1,631	–	–
Wireless Services	18,910	16,808	7,907	–	–
Information Solutions	4,287	4,368	7,962	9,474	9,573
Enterprise Solutions	18,511	22,576	28,721	24,153	22,655

Total Operating Revenues	$102,143	$97,069	$94,573	$76,462	$66,562
Net Income	$7,705	$14,666	$13,526	$15,479	$10,419
Net Income Before Gains/Losses (B)	$7,797	$9,453	$12,715	$11,774	$10,419
PER SHARE:
Fully Diluted Earnings Per Share Before Gains/Losses (B) (C)	$0.56	$0.68	$0.93	$0.85	$0.70
Dividends Per Share (C)	$0.44	$0.44	$0.44	$0.40	$0.37
AT YEAR END:
Total Assets	$255,487	$214,804	$161,429	$112,384	$71,263
Shareholders’ Equity	$77,357	$74,476	$63,629	$55,562	$52,736
Total Debt, Long-Term and Current	$148,650	$111,361	$76,042	$41,964	$1,089
Debt Ratio (D)	65.8%	59.9%	54.4%	43.0%	2.0%
CUSTOMER DATA (year end):
ILEC Access Lines (E)	67,120	64,969	61,346	59,223	44,583
CLEC Access Lines (F)	8,283	3,704	344	–	–
Wireless Customers (G)	25,698	20,309	15,955	–	–
Internet Customers (H)	12.129	5,835	3,195	–	–
Long Distance Subscribers (I)	18,366	12,146	6,012	–	–
OTHER DATA:
Employees (year end)	552	502	479	452	425
Capital Expenditures	$39,662	$28,531	$12,190	$12,135	$10,100
Shares Outstanding (C) (year end)	13,878,568	13,787,416	13,662,216	13,602,357	14,370,687
Share Price (J) (year end)	$20.5000	$15.0000	$12.6250	$11.6875	$9.1250
Shareholders (K)	3,300	N/A	N/A	N/A	N/A

(A)	Acquisitions of Amana Colonies Telephone Company in 1994, Heartland Telecommunications Company of Iowa and Datacomm Products in 1997, Minnesota Southern Wireless Company in 1998 and Metro A-2 (partial Minneapolis/St. Paul area) cellular telephone business in 1999 and the disposition of HickoryTech’s subsidiary, Digital Techniques, Inc. (DTI), in 1998 have affected HickoryTech’s revenue growth.

(B)	Excludes one-time after-tax gains in 2000 of $161,000 or $0.01 per share from sale of DTI; in 1999 of $5.2 million or $0.38 per share from the sale of a cellular partnership interest; in 1998 of $811,000 or $0.06 per share from the sale of DTI and unrelated securities; in 1997 of $3.7 million or $0.27 per share from the sale of DirecTV assets. 2000 also excludes $253,000 or $0.02 per share from the extraordinary loss and cumulative effect charge.

(C)	All per share calculations and shares outstanding have been restated for the 1998 3-for-1 stock split.
(D)	Debt Ratio = Total Debt / (Total Debt + Ending Shareholders’ Equity).
(E)	ILEC Lines refer to the local exchange telephone access lines in the Telephone Sector. ILEC Lines include ISDN (High Speed Data) lines of 2,198 in 2000 and 1,683 in 1999.
(F)	CLEC Lines refer to the competitive local exchange telephone access lines in the Communications Services Sector.
(G)	Wireless Customers refer to the cellular service subscribers in the Wireless Services Sector.
(H)	Internet Customers are serviced within the Telephone Sector. 2000 includes 4,834 customers acquired from Internet Connections.
(I)	Long Distance services are provided by the Telephone Sector and the Communications Services Sector.
(J)	Price is the last day closing price for 2000 and 1999 and the last five-day closing price average for the years 1996 through 1998.
(K)	Number of Shareholders is approximate total of Company registrations and street name accounts. Data prior to 2000 is not available.